CALCULATION OF REGISTRATION FEE

Title of each class of	Maximum aggregate	Amount of
securities offered	offering price	registration fee
Pass Through Certificates, Series 2009-1	$389,687,000	$21,744.53(1)

(1) The filing fee of $21,744.53 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule (424)(b)(2)
Registration No. 333-158781
PROSPECTUS SUPPLEMENT TO PROSPECTUS, DATED APRIL 24, 2009

$389,687,000

2009-1 PASS THROUGH TRUST
PASS THROUGH CERTIFICATES, SERIES 2009-1

The Continental Airlines Class A Pass Through Certificates, Series 2009-1, are being offered under this prospectus supplement. The certificates represent interests in a trust to be established in connection with this offering. The proceeds from the sale of certificates will initially be held in escrow, and interest on the escrowed funds will be payable semiannually on January 8 and July 8, commencing January 8, 2010. The trust will use the escrowed funds to acquire equipment notes. The equipment notes will be issued by Continental Airlines and will be secured by 12 Boeing aircraft currently owned by Continental and five new Boeing aircraft scheduled for delivery from July to September, 2009. Payments on the equipment notes held in the trust will be passed through to the holders of certificates of the trust.

Interest on the equipment notes will be payable semiannually on each January 8 and July 8 after issuance. Principal payments on the equipment notes are scheduled on January 8 and July 8 in certain years, beginning on January 8, 2010.

Goldman Sachs Bank USA will provide a liquidity facility for the certificates in an amount sufficient to make three semiannual interest payments.

The certificates will not be listed on any national securities exchange.

Investing in the certificates involves risks. See “Risk Factors” on page S-16.

Principal	Interest	Final Expected	Price to
Amount	Rate	Distribution Date	Public(1)

$389,687,000	9.000%	July 8, 2016	100%

(1)	Plus accrued interest, if any, from the date of issuance.

The underwriters will purchase all of the certificates if any are purchased. The aggregate proceeds from the sale of the certificates will be $389,687,000. Continental will pay the underwriters a commission of $5,845,305. Delivery of the certificates in book-entry form only will be made on or about July 1, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Structuring Agents & Joint Bookrunners

MORGAN STANLEY	GOLDMAN, SACHS & CO.

Joint Bookrunner

CALYON SECURITIES

The date of this prospectus supplement is June 16, 2009.

PRESENTATION OF INFORMATION

These offering materials consist of two documents: (a) this Prospectus Supplement, which describes the terms of the certificates that we are currently offering, and (b) the accompanying Prospectus, which provides general information about our pass through certificates, some of which may not apply to the certificates that we are currently offering. The information in this Prospectus Supplement replaces any inconsistent information included in the accompanying Prospectus.

We have given certain capitalized terms specific meanings for purposes of this Prospectus Supplement. The “Index of Terms” attached as Appendix I to this Prospectus Supplement lists the page in this Prospectus Supplement on which we have defined each such term.

At various places in this Prospectus Supplement and the Prospectus, we refer you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this Prospectus Supplement and the Prospectus can be found is listed in the Table of Contents below. All such cross references in this Prospectus Supplement are to captions contained in this Prospectus Supplement and not in the Prospectus, unless otherwise stated.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this Prospectus Supplement and the accompanying Prospectus and may not contain all of the information that is important to you. For more complete information about the Certificates and Continental, you should read this entire Prospectus Supplement and the accompanying Prospectus, as well as the materials filed with the Securities and Exchange Commission that are considered to be part of this Prospectus Supplement and the Prospectus. See “Incorporation of Certain Documents by Reference” in this Prospectus Supplement and the Prospectus.

Summary of Terms of Certificates

Aggregate Face Amount	$389,687,000
Interest Rate	9.000%
Ratings:
Moody’s	Baa2
Standard & Poor’s	A-
Initial Loan to Aircraft Value (cumulative)(1)	54.0%
Highest Loan to Aircraft Value (cumulative)(2)	54.0%
Expected Principal Distribution Window (in years)	0.5 - 7.0
Initial Average Life (in years from Issuance Date)	5.9
Regular Distribution Dates	January 8 and July 8
Final Expected Distribution Date	July 8, 2016
Final Maturity Date	January 8, 2018
Minimum Denomination	$1,000
Section 1110 Protection	Yes
Liquidity Facility Coverage	3 semiannual interest payments

(1)	This percentage is calculated as of January 8, 2010, the first Regular Distribution Date. In calculating these percentages, we have assumed that the financings of all aircraft hereunder are completed prior to such date and that the aggregate appraised value of such aircraft is $706,843,478 as of such date. The appraised value is only an estimate and reflects certain assumptions. See “Description of the Aircraft and the Appraisals — The Appraisals”.

(2)	See “— Loan to Aircraft Value Ratios”.

Equipment Notes and the Aircraft

The 17 Aircraft to be financed pursuant to this Offering will consist of 12 Boeing aircraft currently owned by Continental and five new Boeing 737-924ER aircraft. The 12 currently owned aircraft consist of three Boeing 777-224ER aircraft, two Boeing 757-224 aircraft, three Boeing 737-824 aircraft and four Boeing 737-724 aircraft. The five Boeing 737-924ER Aircraft will be newly delivered from Boeing and will be selected by Continental from among seven Boeing 737-924ER aircraft scheduled for delivery from July to September, 2009. See “Description of the Aircraft and the Appraisals — The Appraisals” for a description of the seven Boeing 737-924ER aircraft from which Continental will select the five aircraft of such model that may be financed under this Offering. Set forth below is certain information about the Equipment Notes expected to be held in the Trust and the aircraft expected to secure such Equipment Notes (assuming for purposes of the chart below that the first five Boeing 737-924ER aircraft of the seven Boeing 737-924ER aircraft from which Continental may choose are financed hereunder):

				Principal Amount
	Registration	Manufacturer’s	Delivery	of Equipment	Appraised
Aircraft Type(1)	Number	Serial Number	Month	Notes	Value(2)

Boeing 777-224ER	N77006	29476	December 1998	$41,734,000	$75,880,000
Boeing 777-224ER	N78009	29479	April 1999	41,366,000	75,210,000
Boeing 777-224ER	N78013	29861	September 1999	43,478,000	79,050,000

Boeing 757-224	N34131	28971	June 1998	13,992,000	25,440,000
Boeing 757-224	N33132	29281	June 1998	13,262,000	24,113,333

Boeing 737-924ER	N37437	33532	July 2009	28,258,000	53,800,000
Boeing 737-924ER	N78438	33533	July 2009	28,258,000	53,800,000
Boeing 737-924ER	N57439	33534	August 2009	28,258,000	53,800,000
Boeing 737-924ER	N45440	33535	August 2009	28,258,000	53,800,000
Boeing 737-924ER	N53441	30131	August 2009	28,258,000	53,800,000

Boeing 737-824	N26232	28942	June 1999	14,834,000	26,970,000
Boeing 737-824	N35236	28801	September 1999	15,510,000	28,200,000
Boeing 737-824	N14240	28952	October 1999	15,510,000	28,200,000

Boeing 737-724	N24729	28945	July 1999	12,225,000	22,226,667
Boeing 737-724	N16732	28948	August 1999	11,913,000	21,660,000
Boeing 737-724	N14735	28950	September 1999	12,181,000	22,146,667
Boeing 737-724	N24736	28803	September 1999	12,392,000	22,530,000

(1)	The indicated registration number, manufacturer’s serial number and delivery month for each Boeing 737-924ER aircraft reflect our current expectations, although these may differ for the actual aircraft financed hereunder. The deadline for purposes of financing an Aircraft pursuant to this Offering is December 31, 2009. The financing of each currently-owned Aircraft pursuant to this Offering is expected to be effected after the existing security interest on such Aircraft has been discharged, and the financing of each Boeing 737-924ER Aircraft is expected to be effected at delivery of such Aircraft by Boeing to Continental. The actual delivery date for any Boeing 737-924ER aircraft may be subject to delay or acceleration. See “Description of the Aircraft and the Appraisals — Timing of Financing the Aircraft”. Continental has certain rights to substitute other Boeing 737-924ER aircraft if the scheduled delivery date of any of the seven Boeing 737-924ER aircraft eligible to be financed pursuant to this Offering is delayed for more than 30 days after the month scheduled for delivery or beyond the delivery deadline. See “Description of the Aircraft and the Appraisals — Substitute Aircraft”.

(2)	The appraised value of each Aircraft set forth above is the lesser of the average and median values of such Aircraft as appraised by three independent appraisal and consulting firms. In the case of the Boeing 737-924ER Aircraft, such appraisals indicate appraised base value, projected as of the scheduled delivery month of the applicable Aircraft, and in the case of the other Aircraft, such appraisals indicate appraised base value, adjusted for the maintenance status of the applicable Aircraft. These appraisals are based upon varying assumptions and methodologies. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. See “Risk Factors — Risk Factors Relating to the Certificates and the Offering — The Appraisals Are Only Estimates of Aircraft Value”. The appraised value of each other Boeing 737-924ER aircraft that Continental may choose to finance pursuant to this Offering is higher than or equal to the appraised value of each of the Aircraft of the same model listed above. See “Description of the Aircraft and the Appraisals — The Appraisals”.

Loan to Aircraft Value Ratios

The following table sets forth loan to Aircraft value ratios (“LTVs”) for the Certificates as of January 8, 2010, the first Regular Distribution Date, and each Regular Distribution Date thereafter. The table should not be considered a forecast or prediction of expected or likely LTVs but simply a mathematical calculation based on one set of assumptions. See “Risk Factors — Risk Factors Relating to the Certificates and the Offering — The Appraisals Are Only Estimates of Aircraft Value”.

	Assumed
Regular	Aggregate
Distribution Date	Aircraft Value(1)	Outstanding Balance(2)	LTV(3)

January 8, 2010	$706,843,478	$381,809,938	54.0%
July 8, 2010	693,060,289	373,935,209	54.0
January 8, 2011	679,277,101	366,060,480	53.9
July 8, 2011	665,493,912	355,419,244	53.4
January 8, 2012	651,710,723	344,775,758	52.9
July 8, 2012	637,927,535	334,132,272	52.4
January 8, 2013	624,144,346	323,488,785	51.8
July 8, 2013	610,361,158	312,845,299	51.3
January 8, 2014	596,208,168	301,998,423	50.7
July 8, 2014	581,501,310	290,846,918	50.0
January 8, 2015	564,665,928	278,524,726	49.3
July 8, 2015	547,633,343	266,094,072	48.6
January 8, 2016	530,600,758	253,663,418	47.8
July 8, 2016	513,568,173	0	0.0

(1)	We have assumed that all Aircraft will be financed under this Offering prior to January 8, 2010, and that the initial appraised value of each Aircraft, determined as described under “— Equipment Notes and the Aircraft”, declines by approximately 3% per year for the first 15 years after the year of delivery of such Aircraft and 4% per year for any subsequent year prior to the final expected Regular Distribution Date. Other rates or methods of depreciation may result in materially different LTVs. We cannot assure you that the depreciation rate and method used for purposes of the table will occur or predict the actual future value of any Aircraft. See “Risk Factors — Risk Factors Relating to the Certificates and the Offering — The Appraisals Are Only Estimates of Aircraft Value”.

(2)	In calculating the outstanding balances of the Certificates, we have assumed that the Trust will acquire the Equipment Notes for all Aircraft. Outstanding balances as of each Regular Distribution Date are shown after giving effect to distributions expected to be made on such distribution date.

(3)	The LTVs were obtained for each Regular Distribution Date by dividing (i) the expected outstanding balance of the Certificates after giving effect to the distributions expected to be made on such distribution date, by (ii) the assumed value of all of the Aircraft on such date based on the assumptions described above. For purposes of these calculations, it has been assumed that the first five Boeing 737-924ER aircraft of the seven Boeing 737-924ER aircraft from which Continental may choose are financed hereunder. The outstanding balances and LTVs will change if the Trust does not acquire Equipment Notes with respect to all the Aircraft. The LTVs will change if the Trust acquires Equipment Notes with respect to the other Boeing 737-924ER aircraft that Continental may choose.

Cash Flow Structure

Set forth below is a diagram illustrating the structure for the offering of the Certificates and certain cash flows.

(1)	Each Aircraft will be subject to a separate Indenture.

(2)	The Liquidity Facility will be sufficient to cover three consecutive semiannual interest payments with respect to the Certificates, except that the Liquidity Facility will not cover interest on the Deposits.

(3)	The proceeds of the offering of the Certificates will initially be held in escrow and deposited with the Depositary, pending financing of each Aircraft pursuant to this Offering. The Depositary will hold such funds as interest-bearing Deposits. The Trust will withdraw funds from the Deposits to purchase Equipment Notes from time to time as each Aircraft is financed. The scheduled payments of interest on the Equipment Notes and on the Deposits, taken together, will be sufficient to pay accrued interest on the outstanding Certificates. If any funds remain as Deposits at the Delivery Period Termination Date, such funds will be withdrawn by the Escrow Agent and distributed to the holders of the Certificates, together with accrued and unpaid interest thereon. No interest will accrue with respect to the Deposits after they have been fully withdrawn.

The Offering

Certificates Offered	Class A Pass Through Certificates, Series 2009-1, which will represent fractional undivided interests in the Trust.

Use of Proceeds	The proceeds from the sale of the Certificates will initially be held in escrow and deposited with the Depositary, pending financing of each Aircraft under this Offering. The Trust will withdraw funds from the escrow to acquire Equipment Notes as these Aircraft are financed. The Equipment Notes will be issued to generate cash for Continental’s general corporate purposes from 12 Boeing aircraft currently owned by Continental and to finance the purchase by Continental of five new Boeing aircraft.

Subordination Agent, Trustee, Paying Agent and Loan Trustee	Wilmington Trust Company.

Escrow Agent	Wells Fargo Bank Northwest, National Association.

Depositary	The Bank of New York Mellon.

Liquidity Provider	Goldman Sachs Bank USA. The Liquidity Provider’s payment obligations will be guaranteed by The Goldman Sachs Group, Inc.

Trust Property	The property of the Trust will include:

• Equipment Notes acquired by the Trust.

• All monies receivable under the Liquidity Facility.

• Funds from time to time deposited with the Trustee in accounts relating to the Trust, including payments made by Continental on the Equipment Notes held in the Trust.

Regular Distribution Dates	January 8 and July 8, commencing on January 8, 2010.

Record Dates	The fifteenth day preceding the related Distribution Date.

Distributions	The Trustee will distribute all payments of principal, premium (if any) and interest received on the Equipment Notes held in the Trust to the holders of the Certificates, subject to prior payment of certain amounts then due to the Liquidity Provider or the Trustee.

Scheduled payments of principal and interest made on the Equipment Notes will be distributed on the applicable Regular Distribution Dates.

Payments of principal, premium (if any) and interest made on the Equipment Notes resulting from any early redemption of such Equipment Notes will be distributed on a special distribution date after not less than 15 days’ notice from the Trustee to Certificateholders.

Control of Loan Trustee	The holders of at least a majority of the outstanding principal amount of Equipment Notes issued under each Indenture will be entitled to direct the Loan Trustee under such Indenture in taking action as long as no Indenture Default is continuing thereunder. If an Indenture Default is continuing, subject to certain conditions, the “Controlling Party” will direct the Loan Trustee under such Indenture (including in exercising remedies, such as accelerating such Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes).

The Controlling Party will be:

• The Trustee.

• Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider.

In exercising remedies during the nine months after the earlier of (a) the acceleration of the Equipment Notes issued pursuant to any Indenture or (b) the bankruptcy of Continental, the Equipment Notes and the Aircraft subject to the lien of such Indenture may not be sold for less than certain specified minimums.

Liquidity Facility	Under the Liquidity Facility, the Liquidity Provider will, if necessary, make advances in an aggregate amount sufficient to pay interest on the Certificates on up to three successive semiannual Regular Distribution Dates at the applicable interest rate. Drawings under the Liquidity Facility cannot be used to pay any amount in respect of the Certificates other than interest and will not cover interest payable on amounts held in escrow as Deposits with the Depositary.

Upon each drawing under the Liquidity Facility to pay interest on the Certificates, the Subordination Agent will reimburse the Liquidity Provider for the amount of such drawing. Such reimbursement obligation and all interest, fees and other amounts owing to the Liquidity Provider under the Liquidity Facility and certain other agreements will rank senior to the Certificates in right of payment.

Escrowed Funds	Funds in escrow for the Certificateholders will be held by the Depositary as Deposits relating to the Trust. The Trustee may withdraw these funds from time to time to purchase Equipment Notes prior to the deadline established for purposes of this Offering. On each Regular Distribution Date, the Depositary will pay interest accrued on the Deposits at a rate per annum equal to the interest rate applicable to the Certificates. The Deposits cannot be used to pay any other amount in respect of the Certificates.

Unused Escrowed Funds	All of the Deposits held in escrow may not be used to purchase Equipment Notes by the deadline established for purposes of this Offering. This may occur because of delays in the financing of Aircraft or other reasons. See “Description of the Certificates — Obligation to Purchase Equipment Notes”. If any funds remain as Deposits after such deadline, the funds held as Deposits will be withdrawn by the Escrow Agent and distributed, with accrued and unpaid interest, to the Certificateholders after at least 15 days’ prior written notice. See “Description of the Deposit Agreement — Unused Deposits”.

Obligation to Purchase Equipment Notes	The Trustee will be obligated to purchase the Equipment Notes issued with respect to each Aircraft pursuant to the Note Purchase Agreement. Continental will enter into a secured debt financing with respect to each Aircraft pursuant to financing agreements substantially in the forms attached to the Note Purchase Agreement. The terms of such financing agreements must not vary the Required Terms set forth in the Note Purchase Agreement. In addition, Continental must certify to the Trustee that any substantive modifications do not materially and adversely affect the Certificateholders. Continental must also obtain written confirmation from each Rating Agency that the use of financing agreements modified in any material respect from the forms attached to the Note Purchase Agreement will not result in a withdrawal, suspension or downgrading of the rating of the Certificates. The Trustee will not be obligated to purchase Equipment Notes if, at the time of issuance, Continental is in bankruptcy or certain other specified events have occurred. See “Description of the Certificates — Obligation to Purchase Equipment Notes”.

Issuances of Additional Class of Certificates	After the Delivery Period Termination Date, an additional single class of pass through certificates of a separate pass through trust may be issued from time to time. These pass through certificates will evidence fractional undivided ownership interests in a new series of subordinated equipment notes with respect to some or all of the Aircraft. The holders of any such additional pass through certificates will have the right to purchase all of the Certificates under certain circumstances after a bankruptcy of Continental at the outstanding principal balance of the Certificates plus accrued and unpaid interest and other amounts due to Certificateholders, but without a premium. Consummation of any such issuance of additional pass through certificates will be subject to satisfaction of certain conditions, including receipt of confirmation from the Rating Agencies that it will not result in a withdrawal, suspension or downgrading of the Certificates. See “Possible Issuance of Additional Junior Certificates”.

Equipment Notes

(a) Issuer	Continental.

(b) Interest	The Equipment Notes will accrue interest at the rate per annum for the Certificates set forth on the cover page of this Prospectus Supplement. Interest will be payable on January 8 and July 8 of each year, commencing on the first such date after issuance of such Equipment Notes. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

(c) Principal	Principal payments on the Equipment Notes are scheduled on January 8 and July 8 in certain years, commencing on January 8, 2010.

(d) Redemption	Aircraft Event of Loss. If an Event of Loss occurs with respect to an Aircraft, all of the Equipment Notes issued with respect to such Aircraft will be redeemed, unless Continental replaces such Aircraft under the related financing agreements. The redemption price in such case will be the unpaid principal amount of such Equipment Notes, together with accrued interest, but without any premium.

Optional Redemption. Continental may elect to redeem all of the Equipment Notes issued with respect to an Aircraft prior to maturity, provided that all outstanding Equipment Notes with respect to all other Aircraft are simultaneously redeemed. The redemption price in such case will be the unpaid principal amount of such Equipment Notes, together with accrued interest and Make-Whole Premium.

(e) Security	The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft.

(f) Cross-collateralization	The Equipment Notes held in the Trust will be cross-collateralized. This means that any proceeds from the exercise of remedies with respect to an Aircraft will be available to cover shortfalls then due under Equipment Notes issued with respect to the other Aircraft. In the absence of any such shortfall, excess proceeds will be held by the relevant Loan Trustee as additional collateral for such other Equipment Notes.

(g) Cross-default	There will be cross-default provisions in the Indentures. This means that if the Equipment Notes issued with respect to one Aircraft are in default, the Equipment Notes issued with respect to the remaining Aircraft will also be in default, and remedies will be exercisable with respect to all Aircraft.

(h) Section 1110 Protection	Continental’s outside counsel will provide its opinion to the Trustee that the benefits of Section 1110 of the U.S. Bankruptcy Code will be available with respect to the Equipment Notes.

Certain Federal Income Tax Consequences	Each person acquiring an interest in Certificates generally should report on its federal income tax return its pro rata share of income from the Deposits and income from the Equipment Notes and other property held by the Trust. See “Certain U.S. Federal Income Tax Consequences”.

Certain ERISA Considerations	Each person who acquires a Certificate will be deemed to have represented that either: (a) no employee benefit plan assets have been used to purchase or hold such Certificate or (b) the purchase and holding of such Certificate are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions. See “Certain ERISA Considerations”.

Rating of the Certificates	It is a condition to the issuance of the Certificates that they be rated not less than Baa2 by Moody’s and A- by Standard & Poor’s.

A rating is not a recommendation to purchase, hold or sell Certificates, since such rating does not address market price or suitability for a particular investor. There can be no assurance that such ratings will not be lowered, suspended or withdrawn by a Rating Agency after the Certificates have been issued.

Standard &
		Moody’s	Poor’s

Threshold Rating for the Depositary	Short Term	P-1	A-1+

Depositary Rating	The Depositary meets the Depositary Threshold Rating requirement.

Standard &
		Moody’s	Poor’s

Threshold Rating for the Liquidity Provider	Short Term	P-1	A-1

Liquidity Provider Rating	The Goldman Sachs Group, Inc., an affiliate of the Liquidity Provider, meets the Liquidity Threshold Rating requirement and will guarantee the payment obligations of the Liquidity Provider under the Liquidity Facility.

SUMMARY FINANCIAL AND OPERATING DATA

The following tables summarize certain consolidated financial data and certain operating data with respect to Continental. The following selected consolidated financial data for the three months ended March 31, 2009 and 2008 are derived from the consolidated financial statements of Continental including the notes thereto included in Continental’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and incorporated by reference in this Prospectus Supplement and should be read in conjunction with those financial statements. The following selected consolidated financial data for the years ended December 31, 2008, 2007 and 2006 are derived from the audited consolidated financial statements of Continental including the notes thereto included in Continental’s Current Report on Form 8-K dated April 24, 2009, and incorporated by reference in this Prospectus Supplement and should be read in conjunction with those financial statements. The following selected consolidated financial data for the years ended December 31, 2005 and 2004 are derived from the selected financial data contained in Continental’s Current Report on Form 8-K dated April 24, 2009, and incorporated by reference in this Prospectus Supplement.

	Three Months
	Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In millions except per share data and ratios)

Statement of Operations Data(1):
Operating revenue	$2,962	$3,570	$15,241	$14,232	$13,128	$11,208	$9,899
Operating expenses	3,017	3,636	15,555	13,545	12,660	11,247	10,137
Operating income (loss)	(55)	(66)	(314)	687	468	(39)	(238)
Income (loss) before cumulative effect of change in accounting principle	(136)	(127)	(586)	439	361	(75)	(393)
Cumulative effect of change in accounting principle	—	—	—	—	(26)	—	—
Net income (loss)	(136)	(82)	(586)	439	335	(75)	(393)
Earnings (loss) per share:
Basic:
Income (loss) before cumulative effect of change in accounting principle	$(1.10)	$(0.82)	$(5.54)	$4.53	$4.05	$(1.06)	$(5.96)
Cumulative effect of change in accounting principle	—	—	—	—	(0.29)	—	—

Net income (loss)	$(1.10)	$(0.82)	$(5.54)	$4.53	$3.76	$(1.06)	$(5.96)

Diluted:
Income (loss) before cumulative effect of change in accounting principle	$(1.10)	$(0.82)	$(5.54)	$4.05	$3.51	$(1.08)	$(6.02)
Cumulative effect of change in accounting principle	—	—	—	—	(0.23)	—	—

Net income (loss)	$(1.10)	$(0.82)	$(5.54)	$4.05	$3.28	$(1.08)	$(6.02)

Ratio of Earnings to Fixed Charges(2)	—	—	—	1.42	1.25	—	—

(1)	Includes the following special income (expense) items:

	Three Months
	Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In millions)

Operating (expense) income:
Pension settlement/curtailment charges	$—	$—	$(52)	$(31)	$(59)	$(83)	$—
Aircraft-related charges, net of gains on sales of aircraft	(4)	8	(40)	22	18	16	(87)
Severance	—	—	(34)	—	—	—	—
Route impairment and other	—	—	(55)	(4)	14	—	(52)
Nonoperating (expense) income:
Gains on sale of investments	—	—	78	37	92	204	—
Loss on fuel hedge contracts with Lehman Brothers	—	—	(125)	—	—	—	—
Write-down of auction rate securities, net of put right received	—	—	(34)	—	—	—	—
Income tax credit (expense) related to NOL utilization	—	—	28	(114)	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	(26)	—	—

(2)	For purposes of calculating this ratio, earnings consist of income before income taxes and cumulative effect of changes in accounting principles adjusted for undistributed income of companies in which Continental has a minority equity interest plus interest expense (net of capitalized interest), the portion of rental expense representative of interest expense and amortization of previously capitalized interest. Fixed charges consist of interest expenses, the portion of rental expense representative of interest expense, the amount amortized for debt discount, premium and issuance expense and interest previously capitalized. For the three months ended March 31, 2009 and 2008, and the years ended December 31, 2008, 2005 and 2004, earnings were inadequate to cover fixed charges and the coverage deficiency was $135 million, $131 million, $702 million, $109 million and $496 million, respectively.

	As of
	March 31,	As of December 31,
	2009	2008	2007	2006	2005	2004
	(In millions)

Balance Sheet Data:
Unrestricted cash, cash equivalents and short-term investments	$2,648	$2,643	$2,803	$2,484	$1,957	$1,458
Total assets	12,772	12,686	12,105	11,308	10,529	10,511
Long-term debt and capital lease obligations	5,360	5,353	4,337	4,820	5,010	5,113
Stockholders’ equity	153	123	1,569	386	273	209

Selected Operating Data

Continental has two reportable segments: mainline and regional. The mainline segment consists of flights to cities using larger jets while the regional segment currently consists of flights with a capacity of 78 or fewer seats. As of March 31, 2009, the regional segment was operated by ExpressJet Airlines, Chautauqua Airlines, CommutAir and Colgan Airlines under capacity purchase agreements with Continental.

	Three Months Ended
	March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Mainline Operations:
Passengers (thousands)(1)	10,562	12,197	48,682	50,960	48,788	44,939	42,743
Revenue passenger miles (millions)(2)	17,690	19,923	82,806	84,309	79,192	71,261	65,734
Available seat miles (millions)(3)	23,352	25,278	102,527	103,139	97,667	89,647	84,672
Cargo ton miles (millions)	200	261	1,005	1,037	1,075	1,018	1,026
Passenger load factor(4):
Mainline	75.8%	78.8%	80.8%	81.7%	81.1%	79.5%	77.6%
Domestic	79.7%	81.9%	83.3%	83.9%	83.6%	81.2%	77.4%
International	72.1%	75.6%	78.2%	79.4%	78.2%	77.5%	77.9%
Passenger revenue per available seat mile (cents)	9.41	10.60	11.10	10.47	9.96	9.32	8.82
Total revenue per available seat mile (cents)	10.83	11.93	12.51	11.65	11.17	10.46	9.83
Average yield per revenue passenger mile (cents)(5)	12.43	13.45	13.75	12.80	12.29	11.73	11.37
Average fare per revenue passenger	$209.94	$221.87	$232.26	$214.06	$201.81	$188.67	$177.90
Cost per available seat mile, including special charges (cents)	10.56	11.79	12.44	10.83	10.56	10.22	9.84
Special charges (credits) per available seat mile (cents)	0.02	(0.03)	0.15	0.01	0.03	0.07	0.16
Average price per gallon of fuel, including fuel taxes	$1.83	$2.80	$3.27	$2.18	$2.06	$1.78	$1.19
Fuel gallons consumed (millions)	333	375	1,498	1,542	1,471	1,376	1,333
Aircraft in fleet at end of period(6)	354	372	350	365	366	356	349
Average length of aircraft flight (miles)	1,502	1,457	1,494	1,450	1,431	1,388	1,325
Average daily utilization of each aircraft (hours)(7)	10:22	11:11	11:06	11:34	11:07	10:31	9:55
Regional Operations:
Passengers (thousands)(1)	3,846	4.243	18,010	17,970	18,331	16,076	13,739
Revenue passenger miles (millions)(2)	2,100	2,357	9,880	9,856	10,325	8,938	7,417
Available seat miles (millions)(3)	2,971	3,098	12,984	12,599	13,251	11,973	10,410
Passenger load factor(4)	70.7%	76.1%	76.1%	78.2%	77.9%	74.7%	71.3%
Passenger revenue per available seat mile (cents)	14.11	17.54	18.14	17.47	17.15	15.67	15.09
Average yield per revenue passenger mile (cents)(5)	19.96	23.05	23.83	22.33	22.01	20.99	21.18
Aircraft in fleet at end of period(6)	280	269	282	263	282	266	245
Consolidated Operations:
Passengers (thousands)(1)	14,408	16,440	66,692	68,930	67,119	61,015	56,482
Revenue passenger miles (millions)(2)	19,790	22,280	92,686	94,165	89,517	80,199	73,151
Available seat miles (millions)(3)	26,323	28,376	115,511	115,738	110,918	101,620	95,082
Passenger load factor(4)	75.2%	78.5%	80.2%	81.4%	80.7%	78.9%	76.9%
Passenger revenue per available seat mile (cents)	9.94	11.36	11.89	11.23	10.82	10.07	9.51
Average yield per revenue passenger mile (cents)(5)	13.23	14.47	14.82	13.80	13.41	12.76	12.36

(1)	The number of revenue passengers measured by each flight segment flown.

(2)	The number of scheduled miles flown by revenue passengers.

(3)	The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(4)	Revenue passenger miles divided by available seat miles.

(5)	The average passenger revenue received for each revenue passenger mile flown.

(6)	Excludes aircraft that were removed from service. Regional aircraft include aircraft operated by all carriers under capacity purchase agreements with Continental, but exclude any aircraft operated by ExpressJet Airlines outside the scope of the ExpressJet capacity purchase agreement with Continental.

(7)	The average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

RISK FACTORS

Risk Factors Relating to the Company

Fuel prices or disruptions in fuel supplies could have a material adverse effect on us

Expenditures for fuel and related taxes represent one of the largest costs of operating our business. These costs include fuel costs on flights flown for us under capacity purchase agreements. Our operations depend on the availability of jet fuel supplies, and our results are significantly impacted by changes in jet fuel prices, which have been extremely volatile in the last 18 months. Jet fuel prices decreased precipitously in the last six months of 2008 after increasing significantly in 2007 and achieving record levels in mid-2008.

Although we experienced some success in raising ticket prices and adding or increasing other fees during part of 2008, we were unable to increase our revenue sufficiently to keep pace with the escalating fuel prices and suffered a substantial loss in 2008. If fuel prices rise significantly from their current levels, we may be unable to increase fares or other fees sufficiently in the current financial environment to offset fully our increased fuel costs.

We routinely hedge a portion of our future fuel requirements to protect against rising fuel costs. However, there can be no assurance that, at any given point in time, our hedge contracts will provide any particular level of protection against increased fuel costs or that our counterparties will be able to perform under our hedge contracts, such as in the case of a counterparty’s bankruptcy. Additionally, a deterioration in our financial condition could negatively affect our ability to enter into new hedge contracts in the future.

Significant declines in fuel prices (such as those experienced in the last six months of 2008) may increase the costs associated with our fuel hedging arrangements to the extent we have entered into swaps or collars. Swaps and the put option sold as part of a collar obligate us to make payments to the counterparty upon settlement of the contracts if the price of the commodity hedged falls below the agreed-upon amount. Declining crude oil prices have resulted in us being required to post significant amounts of collateral to cover potential amounts owed with respect to contracts that have not yet settled. Additionally, lower fuel prices may result in increased industry capacity and lower fares, especially to the extent that reduced fuel costs justify increased utilization by airlines of less fuel efficient aircraft that are unprofitable during periods of higher fuel prices.

Fuel prices could increase dramatically and supplies could be disrupted as a result of international political and economic circumstances, such as increasing international demand resulting from a global economic recovery, conflicts or instability in the Middle East or other oil producing regions and diplomatic tensions between the United States and oil producing nations, as well as OPEC production decisions, disruptions of oil imports, environmental concerns, weather, refinery outages or maintenance and other unpredictable events.

Further volatility in jet fuel prices or disruptions in fuel supplies, whether as a result of natural disasters or otherwise, could have a material adverse effect on our results of operations, financial condition and liquidity.

We have decided to change our global airline alliance, which could involve significant transition and integration risks

During 2008, we entered into framework agreements with United Air Lines, Inc. (“United”), Lufthansa and Air Canada, each a member of Star Alliance, pursuant to which we are winding down and exiting our participation in our current alliance, SkyTeam, and plan to join United, Lufthansa and Air Canada (and other member airlines) in Star Alliance. This change from SkyTeam to Star Alliance could involve significant transition and integration risks, both because we are required to end our participation in SkyTeam and wind down our existing SkyTeam relationships prior to our being able to participate in Star Alliance and because we may incur costs and/or a loss of revenue (or a delay in anticipated increased revenue from the new alliance) in connection with these changes. The significant transition and integration risks include:

•	our inability to terminate our existing agreements with individual SkyTeam members and to commence participation in Star Alliance in the transition period we have anticipated;

•	significant revenue dilution as we wind down our participation in SkyTeam and/or insufficient or delay in receipt of revenue from our participation in Star Alliance, including an inability to maintain our key customer and business relationships as we transition to Star Alliance;

•	our incurrence, as a result of the wind down of our SkyTeam relationships, of costs in excess of our expectations and/or costs of an unanticipated nature, the amount and timing of which cannot be estimated at this time, but which could be material individually or in the aggregate;

•	an inability to join or a delay in joining Star Alliance due to lack of applicable approvals or difficulty in satisfying entrance requirements, including the requirement that we enter into certain bilateral agreements with each member of Star Alliance; and

•	difficulties integrating our technology processes with Star Alliance members.

In addition, the full implementation of some of the arrangements contemplated by our framework agreements requires the approval of domestic and foreign regulatory agencies. These agencies may deny us necessary approvals, delay certain approvals or, in connection with granting any such approvals, impose requirements, limitations or costs on us or on Star Alliance members, or require us or them to divest slots, gates, routes or other assets. Such actions may impair the value to us of entering the alliance or make participation in the alliance by us or them unattractive and, in certain cases, could prevent us from consummating the transactions contemplated by the framework agreements.

If any of these risks or costs materialize, they could have a material adverse effect on our business, results of operations and financial condition.

The troubled global capital markets coupled with our high leverage may affect our ability to satisfy our significant financing needs or meet our obligations

As is the case with many of our principal competitors, we have a high proportion of debt compared to our capital. We have a significant amount of fixed obligations, including debt, aircraft leases and financings, leases of airport property and other facilities and pension funding obligations. At March 31, 2009, we had approximately $5.9 billion of long-term debt and capital lease obligations, including $2.6 billion that will come due by the end of 2011.

In addition, we have substantial non-cancelable commitments for capital expenditures, including the acquisition of new aircraft and related spare engines. To meet these obligations, we must access the global capital markets and/or achieve and sustain profitability. Due to the troubled global capital markets, however, we may be unable to obtain financing or otherwise access the capital markets on favorable terms.

Credit rating downgrades could have a material adverse effect on our liquidity

Reductions in our credit ratings may increase the cost and reduce the availability of financing to us in the future. We do not have any debt obligations that would be accelerated as a result of a credit rating downgrade. However, we would have to post additional collateral under our credit card processing agreements with Chase Bank USA, N.A. (“Chase”) and American Express and under our workers’ compensation program if our debt rating falls below specified levels.

Failure to meet our financial covenants would adversely affect our liquidity

Our credit card processing agreement with Chase (the “Chase processing agreement”) contains financial covenants which require, among other things, that we post additional cash collateral if we fail to maintain (1) a minimum level of unrestricted cash, cash equivalents and short-term investments, (2) a minimum ratio of unrestricted cash, cash equivalents and short-term investments to current liabilities of 0.25 to 1.0 or (3) a minimum senior unsecured debt rating of at least Caa3 and CCC− from Moody’s and Standard & Poor’s, respectively. If a covenant trigger under the Chase processing agreement results in our posting additional collateral under that agreement, we would also be required to post additional collateral under our credit card processing agreement with American Express.

The amount of additional cash collateral that we may be required to post in the event of our failure to comply with the financial covenants described above, which is based on our then-current air traffic liability exposure (as defined in each agreement), could be significant.

Depending on our unrestricted cash, cash equivalents and short-term investments balance at the time, the posting of a significant amount of cash collateral could cause our unrestricted cash and short-term investments balance to fall below the minimum balance of $1.0 billion required under our $350 million secured term loan facility, resulting in a default under that facility. The posting of such additional collateral under these circumstances and/or the acceleration of amounts borrowed under our secured term loan facility (or other remedies pursued by the lenders thereunder) would likely have a material adverse effect on our financial condition.

We are currently in compliance with all of the covenants under these agreements.

Our obligations for funding our defined benefit pension plans are affected by factors beyond our control

We have defined benefit pension plans covering substantially all of our U.S. employees other than employees of Chelsea Food Services and CMI. The timing and amount of our funding requirements under these plans depend upon a number of factors, including labor negotiations and changes to pension plan benefits as well as factors outside of our control, such as the number of retiring employees, asset returns, interest rates and changes in pension laws. Changes to these and other factors, such as liquidity requirements, that can significantly increase our funding requirements could have a material adverse effect on our financial condition.

Delays in scheduled aircraft deliveries may adversely affect our international growth

Our future success depends, in part, on continuing our profitable international growth. Because all of our long-range aircraft are already fully utilized, we will need to acquire additional long-range aircraft to continue our projected international growth. Although we have contractual commitments to purchase the long-range aircraft that we currently believe will be necessary for our international growth, significant delays in their deliveries have occurred, adversely affecting our planned international growth. If significant delays in the deliveries of these new aircraft continue to occur, we would need to either further curtail our international growth or try to make alternate arrangements to acquire aircraft, possibly on less financially favorable terms, including higher ownership and operating costs.

Labor disruptions could adversely affect our operations

Although we enjoy generally good relations with our employees, we can provide no assurance that we will be able to maintain these good relations in the future or avoid labor disruptions, including a strike. Many of our collective bargaining agreements have amendable dates that began in December 2008, including those with the unions representing our pilots and mechanics. We are currently in talks with representatives of the applicable unions. We cannot predict the outcome of these negotiations, and any labor disruption, including a strike, that results in a prolonged significant reduction in flights would have a material adverse effect on our results of operations and financial condition.

Our labor costs may not be competitive

Labor costs constitute a significant percentage of our total operating costs. All of the major hub-and-spoke carriers with whom we compete have achieved significant labor cost reductions, whether in or out of bankruptcy. We believe that our wages, salaries and benefits cost per available seat mile, measured on a stage length adjusted basis, is higher than that of many of our competitors. These higher labor costs may adversely affect our ability to achieve and sustain profitability while competing with other airlines that have achieved lower relative labor costs. Additionally, we cannot predict the outcome of our ongoing negotiations with our unionized workgroups, although significant increases in the pay and benefits resulting from new collective bargaining agreements could have a material adverse effect on us.

If we experience problems with certain of our third party regional operators, our operations could be materially adversely affected

All of our regional operations are conducted by third party operators on our behalf, primarily under capacity purchase agreements. Due to our reliance on third parties to provide these essential services, we are subject to the risks of disruptions to their operations, which may result from many of the same risk factors disclosed in this Prospectus Supplement. In addition, we may also experience disruption to our regional operations if we terminate the capacity purchase agreement with one or more of our current operators and transition the services to another provider. As our regional segment provides revenue to us directly and indirectly (by providing flow traffic to our hubs), a significant disruption to our regional operations could have a material adverse effect on our results of operations and financial condition.

Interruptions or disruptions in service at one of our hub airports could have a material adverse effect on our operations

We operate principally through our hub operations at metropolitan New York’s Newark Liberty International Airport, Houston’s George Bush International Airport, Cleveland’s Hopkins International Airport and Guam’s A.B. Won Pat International Airport. Substantially all of our flights either originate from or fly into one of these locations, contributing to a large amount of “origin and destination” traffic. A significant interruption or disruption in service at one of our hubs resulting from air traffic control delays, weather conditions or events, growth constraints, relations with third party service providers, failure of computer systems, labor relations, fuel supplies, terrorist activities or otherwise could result in the cancellation or delay of a significant portion of our flights and, as a result, our business could be materially adversely affected.

We could experience adverse publicity and declining revenues as a result of an accident involving our aircraft or the aircraft of our regional carriers

Any accident involving an aircraft that we operate or an aircraft that is operated under our brand by one of our regional carriers could have a material adverse effect on us if such accident created a public perception that our operations or those of our regional carriers are less safe or reliable than other airlines, resulting in passengers being reluctant to fly on our aircraft or those of our regional carriers. In addition, any such accident could expose us to significant tort liability. Although we currently maintain liability insurance in amounts and of the type we believe to be consistent with industry practice to cover damages arising from any such accidents, and our regional carriers carry similar insurance and generally indemnify us for their operations on our behalf, if our liability exceeds the applicable policy limits or the ability of a carrier to indemnify us, we could incur substantial losses from an accident.

A significant failure or disruption of the computer systems on which we rely could adversely affect our business

We depend heavily on computer systems and technology to operate our business, such as flight operations systems, communications systems, airport systems and reservations systems (including continental.com and third party global distribution systems). These systems could suffer substantial or repeated disruptions due to events beyond our control, including natural disasters, power failures, terrorist attacks, equipment or software failures, computer viruses or hackers. Any such disruptions could materially impair our flight and airport operations and our ability to market our services, and could result in increased costs, lost revenue and the loss or compromise of important data. Although we have taken measures in an effort to reduce the adverse effects of certain potential failures or disruptions, if these steps are not adequate to prevent or remedy the risks, our business may be materially adversely affected.

Our net operating loss carryforwards may be limited

At December 31, 2008, we had estimated net operating loss carryforwards (“NOLs”) of $3.8 billion for federal income tax purposes that expire beginning in 2009 and continuing through 2028. Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize NOLs if it experiences an

“ownership change.” In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period.

In the event of an ownership change, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate (which is 5.40% for December 2008). Any unused annual limitation may be carried over to later years.

For purposes of Section 382, increases in share holdings by, or that result in a person becoming, a holder of 5% or more of the outstanding shares of our common stock are aggregated for purposes of determining whether an “ownership change” has occurred. Because our common stock has been trading at low market prices, the cost of acquiring a sufficient number of shares of our common stock to become a holder of 5% or more of the outstanding shares, and the cost of acquiring additional shares by existing holders, has decreased significantly from historical levels, increasing the possibility that we could experience an “ownership change.” Although we cannot currently predict whether or when such an “ownership change” may occur, an ownership change as of December 31, 2008 would have resulted in a $119 million limit to our annual NOL utilization, before consideration of any built-in gains. The imposition of this limitation on our ability to use our NOLs to offset future taxable income could cause us to pay U.S. federal income taxes earlier than if such limitation were not in effect and could cause such NOLs to expire unused, reducing or eliminating the benefit of such NOLs. In addition, depending on the market value of our common stock at the time of any such ownership change, we may be required to recognize a significant non-cash tax charge, the amount of which we cannot estimate at this time.

Risk Factors Relating to the Airline Industry

The global recession could continue to result in less demand for air travel

The U.S. and global economies are currently in a recession. The airline industry is highly cyclical, and the level of demand for air travel is correlated to the strength of the U.S. and global economies. For 2008, a year in which the U.S. gross domestic product experienced its largest contraction in 25 years, traffic for the seven largest U.S. carriers, measured in miles flown by revenue passengers, fell approximately 2% as compared to 2007, the first such annual decline in five years. This decline in demand has disproportionately reduced the volume of high yield traffic in the premium cabins on international flights, as many business and leisure travelers are either curtailing their international travel or purchasing lower yield economy tickets. A prolonged recession in the U.S. or global economies that continues to contribute to the loss of business and leisure traffic, particularly the loss of high yield international traffic in our first class and BusinessFirst cabins, could have a material adverse effect on our results of operations and financial condition.

The airline industry is highly competitive and susceptible to price discounting

The U.S. airline industry is characterized by substantial price competition, especially in domestic markets. Carriers use discount fares to stimulate traffic during periods of slack demand, or when they begin service to new cities or have excess capacity, to generate cash flow and to establish, increase or preserve market share. Some of our competitors have greater financial resources (including a larger percentage or more favorable fuel hedges against price increases) and/or lower cost structures than we do, some of which is the result of bankruptcies and/or mergers. In recent years, the domestic market share held by low-cost carriers has increased significantly and is expected to continue to increase. The increased market presence of low-cost carriers, which engage in substantial price discounting, has diminished the ability of the network carriers to maintain sufficient fare levels in domestic markets to achieve sustained profitability. We cannot predict whether or for how long these trends will continue.

In addition to price competition, airlines also compete for market share by increasing the size of their route system and the number of markets they serve. Several of our domestic competitors have increased their international capacity, including service to some destinations that we currently serve. Additionally, the “open skies” agreement between the United States and the European Union, which became effective on March 30, 2008, is resulting in increased competition from European and U.S. airlines in these international markets, and may give rise to additional consolidation or better integration opportunities among European carriers. The increased competition in these international markets, particularly to the extent our competitors engage in price discounting, may have a material adverse effect on our results of operations, financial condition or liquidity.

Expanded government regulation could further increase our operating costs and restrict our ability to conduct our business

Airlines are subject to extensive regulatory and legal compliance requirements that result in significant costs and can adversely affect us. Additional laws, regulations, airport rates and charges and growth constraints have been proposed from time to time that could significantly increase the cost of airline operations or reduce revenue. In addition, to address concerns about airport congestion, the Federal Aviation Administration (“FAA”) has designated certain airports, including New York Liberty, Kennedy and LaGuardia as “high density traffic airports,” and has imposed operating restrictions at these three airports, including recent additional capacity reductions at LaGuardia. In addition, the FAA has designated New York Liberty and Kennedy as Level 3 Coordinated Airports under the International Air Transport Association Worldwide Scheduling Guidelines, which requires us to participate in seasonal FAA procedures for capacity allocation and schedule coordination for New York Liberty and to have slots to operate at that airport. Although we do not believe that these current operating restrictions will have a material adverse effect on our operations at New York Liberty, we cannot predict the impact of future capacity constraints or allocations or other restrictions on our operations that might be imposed by the FAA, Congress or other regulators, which might have a material adverse effect on us.

Additional restrictions on airline routes and takeoff and landing slots have been or may be proposed that could affect rights of ownership and transfer. For example, although currently not effective because of a court order and the FAA has proposed withdrawal, the FAA has issued rules that continue the FAA requirement to have a slot for arrival or departure at New York Liberty, Kennedy and LaGuardia through 2019. These rules provide that the FAA would withdraw and auction to the highest bidder annually through 2013 a portion of each airline’s slots at New York Liberty, Kennedy and LaGuardia. Joined by our airline trade association, the Air Transport Association, and the Port Authority of New York and New Jersey, which operates New York Liberty, Kennedy and LaGuardia, we have challenged the legality of the FAA withdrawal of slots from airlines for non-operational reasons and the slot auction in the U.S. Court of Appeals for the D.C. Circuit. The court has ordered the FAA not to implement the rules while our challenge is pending, so the rules have not become effective and no slot withdrawals or auctions have occurred under such rules. Moreover, the FAA has proposed to withdraw these rules and has invited public comment on its proposal. We cannot provide any assurances that we will prevail in this challenge, but we expect the FAA will adopt its proposal to withdraw these rules, which will obviate the need to challenge them further. Withdrawal and auctioning to the highest bidder of our slots could have a material adverse effect on us by causing us to incur substantial costs to successfully bid for them or by reducing our slot portfolio, requiring us to terminate flights associated with these slots and increasing our costs to operate at these airports.

The FAA from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that require significant expenditures or operational restrictions. Some FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement and other environmental concerns, aircraft operation and safety and increased inspections and maintenance procedures to be conducted on older aircraft.

Many aspects of airlines’ operations also are subject to increasingly stringent federal, state, local and foreign laws protecting the environment, including the imposition of additional taxes on airlines or their passengers. Future regulatory developments in the United States and abroad could adversely affect operations and increase operating costs in the airline industry. The European Union has issued a directive to member states to include aviation in its Greenhouse Gas Emissions Trading Scheme by February 2010, which will require us to have emissions allowances to operate flights to and from member states of the European Union in January 2012 and thereafter, including flights between the United States and the European Union. The U.S. government and other non-EU governments are expected to challenge the application of the EU emissions trading scheme to their airlines; however, we may be forced to comply with the EU emission trading scheme requirements during a legal challenge. We may have to purchase emissions allowances through the EU emissions trading scheme to cover EU flights that exceed our free allotment, which could result in substantial costs for us.

Other regulatory actions that may be taken in the future by the U.S. government, foreign governments (including the European Union), or the International Civil Aviation Organization to address concerns about climate change and air emissions from the aviation sector are unknown at this time. Climate change legislation is anticipated in the United States, but it is currently unknown how the potential legislation will be applied to the aviation industry. The impact to us and our industry from such actions is likely to be adverse and could be significant, particularly if regulators were to conclude that emissions from commercial aircraft cause significant harm to the upper atmosphere or have a greater impact on climate change than other industries. Potential actions may include the imposition of requirements to purchase emission offsets or credits, which could require participation in emission trading (such as required in the European Union), substantial taxes on emissions and growth restrictions on airline operations, among other potential regulatory actions.

Further, the ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. We cannot provide assurance that current laws and regulations, or laws or regulations enacted in the future, will not adversely affect us.

Additional terrorist attacks or international hostilities may further adversely affect our financial condition, results of operations and liquidity

The terrorist attacks of September 11, 2001 involving commercial aircraft severely and adversely affected our financial condition, results of operations and liquidity and the airline industry generally. Additional terrorist attacks, even if not made directly on the airline industry, or the fear of such attacks (including elevated national threat warnings or selective cancellation or redirection of flights due to terror threats such as the August 2006 terrorist plot targeting multiple airlines, including us), could negatively affect us and the airline industry. The potential negative effects include increased security, insurance and other costs for us and lost revenue from increased ticket refunds and decreased ticket sales. Our financial resources might not be sufficient to absorb the adverse effects of any further terrorist attacks or other international hostilities involving the United States.

Additional security requirements may increase our costs and decrease our traffic

Since September 11, 2001, the Department of Homeland Security (“DHS”) and the Transportation Security Administration (“TSA”) have implemented numerous security measures that affect airline operations and costs, and they are likely to implement additional measures in the future. Most recently, DHS has begun to implement the US-VISIT program (a program of fingerprinting and photographing foreign visa holders), announced that it will implement greater use of passenger data for evaluating security measures to be taken with respect to individual passengers, expanded the use of federal air marshals on our flights (who do not pay for their seats and thus displace revenue passengers and cause increased customer complaints from displaced passengers), begun investigating a requirement to install aircraft security systems (such as devices on commercial aircraft as countermeasures against portable surface-to-air missiles) and expanded cargo and baggage screening. DHS also has required certain flights to be cancelled on short notice for security reasons, and has required certain airports to remain at higher security levels than other locations. In addition, foreign governments also have begun to institute additional security measures at foreign airports we serve, out of their own security concerns or in response to security measures imposed by the United States.

Moreover, the TSA has imposed measures affecting the contents of baggage that may be carried on an aircraft. The TSA and other security regulators could impose other measures as necessary to respond to security threats that may arise in the future.

A large portion of the costs of these security measures is borne by the airlines and their passengers, and we believe that these and other security measures have the effect of decreasing the demand for air travel and the overall attractiveness of air transportation as compared to other modes of transportation. Additional security measures required by the U.S. and foreign governments in the future, such as further expanded cargo screening, might increase our costs or decrease the demand for air travel, adversely affecting our financial results.

The airline industry is heavily taxed

The airline industry is subject to extensive government fees and taxation that negatively impact our revenue. The U.S. airline industry is one of the most heavily taxed of all industries. These fees and taxes have grown significantly in the past decade for domestic flights, and various U.S. fees and taxes also are assessed on international flights. In addition, the governments of foreign countries in which we operate impose on U.S. airlines, including us, various fees and taxes, and these assessments have been increasing in number and amount in recent years. Certain of these fees and taxes must be included in the fares we advertise or quote to our customers. Due to the competitive revenue environment, many increases in these fees and taxes have been absorbed by the airline industry rather than being passed on to the passenger. Further increases in fees and taxes may reduce demand for air travel and thus our revenues.

Airlines may continue to participate in industry consolidation or alliances, which could have a material adverse effect on us

We are facing stronger competition from carriers that have participated in industry consolidation and from expanded airline alliances and joint ventures.

Since its deregulation in 1978, the U.S. airline industry has undergone substantial consolidation and additional consolidation may occur in light of the recently completed merger of Delta Air Lines, Inc. (“Delta”) and Northwest Airlines, Inc. (“Northwest”), which changed the competitive environment for us and the entire airline industry. As a result of the announcement of the Delta/Northwest merger agreement, we conducted a comprehensive review of our strategic alternatives and announced in April 2008 that we had determined that the best course for us was not to merge with another airline at such time. Through consolidation, carriers have the opportunity to significantly expand the reach of their networks, which is of primary importance to business travelers, and to achieve cost reductions by eliminating redundancy in their networks and their management structures.

Through participation in airline alliances and/or joint ventures, carriers granted anti-trust immunity by the appropriate regulatory authorities are able to coordinate their routes, pool their revenues and costs and enjoy other mutual benefits, such as frequent flier program reciprocity, achieving many of the benefits of consolidation. For example, Air France-KLM, Delta and Northwest have received anti-trust immunity to form a new trans-Atlantic joint venture among those airlines and to coordinate routes, fares, schedules and other matters among those airlines, Alitalia and CSA Czech Airlines. American Airlines, British Airways and Iberia have requested anti-trust immunity for a similar trans-Atlantic joint venture, which would also involve many of the same benefits.

There may be additional consolidation or changes in airline alliances and/or joint ventures in the future, any of which could change the competitive landscape for the airline industry and have a material adverse effect on us.

Insurance costs could increase materially or key coverage could become unavailable

The September 11, 2001 terrorist attacks led to a significant increase in insurance premiums and a decrease in the insurance coverage available to commercial airlines. Furthermore, our ability to continue to obtain certain types of insurance remains uncertain. Since the terrorist attacks, the U.S. government has provided war risk (terrorism) insurance to U.S. commercial airlines to cover losses. War risk insurance in amounts necessary for our operations, and at premiums that are not excessive, is not currently available in the commercial insurance market. If the government discontinues this coverage in whole or in part, we may be able to obtain comparable coverage in the commercial insurance market only, if it is available at all, for substantially higher premiums and on more restrictive terms. If we are unable to obtain adequate war risk insurance, our business could be materially and adversely affected.

Public health threats affecting travel behavior could have a material adverse effect on the industry

Public health threats, such as the bird flu, Severe Acute Respiratory Syndrome (SARs) and other highly communicable diseases, outbreaks of which have occurred in various parts of the world in which we operate, could adversely impact our operations and the worldwide demand for air travel. Any quarantine of personnel or inability to access our facilities or aircraft could adversely affect our operations. Travel restrictions or operational problems in any part of the world in which we operate, or any reduction in the demand for air travel caused by public health threats in the future, may materially adversely affect our operations and financial results.

Our results of operations fluctuate due to seasonality and other factors associated with the airline industry

Due to greater demand for air travel during the summer months, revenue in the airline industry in the second and third quarters of the year is generally stronger than revenue in the first and fourth quarters of the year for most U.S. air carriers. Our results of operations generally reflect this seasonality, but also have been impacted by numerous other factors that are not necessarily seasonal, including excise and similar taxes, weather and air traffic control delays, as well as the other factors discussed above. As a result, our operating results for a quarterly period are not necessarily indicative of operating results for an entire year, and historical operating results are not necessarily indicative of future operating results.

Risk Factors Relating to the Certificates and the Offering

The Appraisals Are Only Estimates of Aircraft Value

Three independent appraisal and consulting firms have prepared appraisals of the Aircraft. Letters summarizing such appraisals are annexed to this Prospectus Supplement as Appendix II. Such appraisals are based on varying assumptions and methodologies, which differ among the appraisers, and were prepared without physical inspection of the Aircraft. Appraisals that are based on other assumptions and methodologies may result in valuations that are materially different from those contained in such appraisals. See “Description of the Aircraft and the Appraisals — The Appraisals”.

An appraisal is only an estimate of value. It does not indicate the price at which an Aircraft may be purchased from the Aircraft manufacturer. Nor should an appraisal be relied upon as a measure of realizable value. The proceeds realized upon a sale of any Aircraft may be less than its appraised value. In particular, the appraisals of the Boeing 737-924ER aircraft are estimates of values as of future delivery dates. The value of an Aircraft if remedies are exercised under the applicable Indenture will depend on market and economic conditions, the supply of similar aircraft, the availability of buyers, the condition of the Aircraft and other factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise of remedies would be sufficient to satisfy in full payments due on the Certificates.

Certificateholders May Not Participate In Controlling the Exercise of Remedies in a Default Scenario

If an Indenture Default is continuing, subject to certain conditions, the Loan Trustee under such Indenture will be directed by the “Controlling Party” in exercising remedies under such Indenture, including accelerating the applicable Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes. See “Description of the Certificates — Indenture Defaults and Certain Rights Upon an Indenture Default”.

The Controlling Party will be:

•	The Trustee.

•	Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider.

As a result of the foregoing, if the Trustee is not the Controlling Party with respect to an Indenture, the Certificateholders will have no rights to participate in directing the exercise of remedies under such Indenture.

The Exercise of Remedies Over Equipment Notes May Result in Shortfalls Without Further Recourse

During the continuation of any Indenture Default under an Indenture, the Equipment Notes issued under such Indenture may be sold in the exercise of remedies with respect to that Indenture, subject to certain limitations. See “Description of the Intercreditor Agreement — Intercreditor Rights — Limitations on Exercise of Remedies”. The market for Equipment Notes during any Indenture Default may be very limited, and there can be no assurance as to the price at which they could be sold. If any Equipment Notes are sold for less than their outstanding principal amount, Certificateholders will receive a smaller amount of principal distributions under the relevant Indenture than anticipated and will not have any claim for the shortfall against Continental, the Liquidity Provider or the Trustee.

The Ratings of the Certificates Are Not a Recommendation to Buy and May Be Lowered or Withdrawn in the Future

It is a condition to the issuance of the Certificates that they be rated not lower than Baa2 by Moody’s and A− by Standard & Poor’s. A rating is not a recommendation to purchase, hold or sell Certificates, because a rating does not address market price or suitability for a particular investor. A rating may not remain unchanged for any given period of time and may be lowered, suspended or withdrawn entirely by a Rating Agency if in its judgment circumstances in the future (including the downgrading of Continental, the Depositary or the Liquidity Provider) so warrant.

The rating of the Certificates is based primarily on the default risk of the Equipment Notes and the Depositary, the availability of the Liquidity Facility for the benefit of holders of the Certificates, the collateral value provided by the Aircraft relating to the Equipment Notes, and the cross-collateralization provisions applicable to the Indentures. These ratings address the likelihood of timely payment of interest (at the Stated Interest Rate and without any premium) when due on the Certificates and the ultimate payment of principal distributable under the Certificates by the Final Maturity Date. The ratings do not address the possibility of certain defaults, optional redemptions or other circumstances, which could result in the payment of the outstanding principal amount of the Certificates prior to the final expected Distribution Date. Standard & Poor’s has indicated that its rating applies to a unit consisting of Certificates representing the Trust Property and Escrow Receipts initially representing interests in $389,687,000 of Deposits. Amounts deposited under the Escrow Agreement are not property of Continental and are not entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code and any default arising under an Indenture solely by reason of the cross-default in such Indenture may not be of a type required to be cured under Section 1110 of the U.S. Bankruptcy Code. Any cash collateral held as a result of the cross-collateralization of the Equipment Notes also would not be entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code. Neither the Certificates nor the Escrow Receipts may be separately assigned or transferred.

Escrowed Funds May Be Returned If They Are Not Used to Buy Equipment Notes

Under certain circumstances, all of the funds held in escrow as Deposits may not be used to purchase Equipment Notes by the deadline established for purposes of this Offering. See “Description of the Deposit Agreement — Unused Deposits”. If any funds remain as Deposits after such deadline, they will be withdrawn by the Escrow Agent and distributed, with accrued and unpaid interest but without any premium, to the Certificateholders. See “Description of the Deposit Agreement — Unused Deposits”.

There May Be a Limited Market for Resale of Certificates

Prior to this Offering, there has been no public market for the Certificates. Neither Continental nor the Trust intends to apply for listing of the Certificates on any securities exchange or otherwise. The Underwriters may assist in resales of the Certificates, but they are not required to do so. A secondary market for the Certificates may not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your Certificates.

USE OF PROCEEDS

The proceeds from the sale of the Certificates being offered hereby will be used to purchase Equipment Notes issued by Continental during the Delivery Period to generate cash for Continental’s general corporate purposes from 12 Aircraft that it currently owns and to finance Continental’s purchase of five new Boeing 737-924ER Aircraft. Before the proceeds are used to buy Equipment Notes, such proceeds from the sale of the Certificates will be deposited with the Depositary on behalf of the Escrow Agent for the benefit of the holders of the Certificates.

THE COMPANY

Continental Airlines, Inc. (“Continental” or the “Company”) is a major United States air carrier engaged in the business of transporting passengers, cargo and mail. Continental is the world’s fifth largest airline as measured by the number of scheduled miles flown by revenue passengers in 2008. Including Continental’s wholly owned subsidiary, Continental Micronesia, Inc. (“CMI”), and regional flights operated on Continental’s behalf under capacity purchase agreements with other carriers, Continental operates more than 2,300 daily departures. As of March 31, 2009, Continental served 121 domestic and 121 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. Continental directly served ten Canadian cities, 25 European cities, seven South American cities, and six Asian cities from the U.S. mainland as of March 31, 2009. In addition, Continental provides service to more destinations in Mexico and Central America than any other U.S. airline, serving 39 cities. Through its Guam hub, CMI provides extensive service in the western Pacific, including service to more Japanese cities than any other U.S. carrier. The Company’s executive offices are located at 1600 Smith Street, Houston, Texas 77002. The Company’s telephone number is (713) 324-2950 and its website is www.continental.com. Information contained on the Company’s website is not part of, and is not incorporated in, this Prospectus Supplement.

DESCRIPTION OF THE CERTIFICATES

The following summary describes the material terms of the Certificates. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Basic Agreement, which was filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Current Report on Form 8-K dated September 25, 1997, and to all of the provisions of the Certificates, the Trust Supplement, the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement and the trust supplement applicable to the Successor Trust, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. The references to Sections in parentheses in the following summary are to the relevant Sections of the Basic Agreement unless otherwise indicated.

General

Each Pass Through Certificate (collectively, the “Certificates”) will represent a fractional undivided interest in the Continental Airlines 2009-1 Class A Pass Through Trust (the “Trust”). (Section 2.01) The Trust will be formed pursuant to a pass through trust agreement between Continental and Wilmington Trust Company, as trustee (the “Trustee”), dated as of September 25, 1997 (the “Basic Agreement”), and a supplement thereto (the “Trust Supplement” and, together with the Basic Agreement, the “Pass Through Trust Agreement”) relating to such Trust between Continental and the Trustee, as trustee under the Trust.

The Trust Property of the Trust (the “Trust Property”) will consist of:

•	Subject to the Intercreditor Agreement, Equipment Notes acquired under the Note Purchase Agreement and issued on a recourse basis by Continental in a separate secured loan transaction in connection with the financing by Continental of each Aircraft during the Delivery Period. Equipment Notes held in the Trust will be registered in the name of the Subordination Agent on behalf of the Trust for purposes of giving effect to provisions of the Intercreditor Agreement.

•	The rights of the Trust to acquire Equipment Notes under the Note Purchase Agreement.

•	The rights of the Trust under the Escrow Agreement to request the Escrow Agent to withdraw from the Depositary funds sufficient to enable the Trust to purchase Equipment Notes after the initial issuance date of the Certificates (the “Issuance Date”) during the Delivery Period.

•	The rights of the Trust under the Intercreditor Agreement (including all monies receivable in respect of such rights).

•	All monies receivable under the Liquidity Facility.

•	Funds from time to time deposited with the Trustee in accounts relating to the Trust (such as interest and principal payments on the Equipment Notes held in the Trust).

The Certificates will be issued in fully registered form only and will be subject to the provisions described below under “— Book Entry; Delivery and Form”. The Certificates will be issued only in minimum denominations of $1,000 or integral multiples thereof, except that one Certificate may be issued in a different denomination. (Section 3.01)

The Certificates represent interests in the Trust, and all payments and distributions thereon will be made only from the Trust Property. (Section 3.09) The Certificates do not represent an interest in or obligation of Continental, the Trustee or any of the Loan Trustees or any affiliate of any thereof.

Pursuant to the Escrow Agreement, the Certificateholders as holders of the Escrow Receipts affixed to each Certificate are entitled to certain rights with respect to the Deposits. Accordingly, any transfer of a Certificate will have the effect of transferring the corresponding rights with respect to the Deposits, and rights with respect to the Deposits may not be separately transferred by holders of the Certificates (the “Certificateholders”). Rights with respect to the Deposits and the Escrow Agreement, except for the right to request withdrawals for the purchase of Equipment Notes, will not constitute Trust Property.

Payments and Distributions

Payments of interest on the Deposits with respect to the Trust and payments of principal, premium (if any) and interest on the Equipment Notes or with respect to other Trust Property will be distributed by the Paying Agent (in the case of the Deposits) or by the Trustee (in the case of Trust Property) to Certificateholders on the date receipt of such payment is confirmed, except in the case of certain types of Special Payments.

Interest

The Deposits and the Equipment Notes will accrue interest at the applicable rate per annum for Certificates set forth on the cover page of this Prospectus Supplement, payable on January 8 and July 8 of each year, commencing on January 8, 2010. Such interest payments will be distributed to Certificateholders on each such date until the final Distribution Date, subject in the case of payments on the Equipment Notes to the Intercreditor Agreement. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

Payments of interest applicable to the Certificates will be supported by a Liquidity Facility to be provided by the Liquidity Provider for the benefit of the holders of the Certificates in an aggregate amount sufficient to pay interest thereon at the Stated Interest Rate on up to three successive Regular Distribution Dates (without regard to any future payments of principal on the Certificates), except that the Liquidity Facility will not cover interest payable by the Depositary on the Deposits. The Liquidity Facility does not provide for drawings or payments thereunder to pay for principal of or premium, if any, on the Certificates or any interest on the Certificates in excess of the Stated Interest Rate. Therefore, only the holders of the Certificates will be entitled to receive and retain the proceeds of drawings under the Liquidity Facility. See “Description of the Liquidity Facility”.

Principal

Payments of principal of the Equipment Notes are scheduled to be received by the Trustee on January 8 and July 8 in certain years.

Scheduled payments of interest on the Deposits and of interest or principal on the Equipment Notes are herein referred to as “Scheduled Payments”, and January 8 and July 8 of each year, commencing on January 8, 2010, until the final expected Regular Distribution Date are herein referred to as “Regular Distribution Dates”. See “Description of the Equipment Notes — Principal and Interest Payments”. The “Final Maturity Date” is January 8, 2018.

Distributions

The Paying Agent will distribute on each Regular Distribution Date to the Certificateholders all Scheduled Payments received in respect of the Deposits, the receipt of which is confirmed by the Paying Agent on such Regular Distribution Date. The Trustee will distribute, subject to the Intercreditor Agreement, on each Regular Distribution Date to the Certificateholders all Scheduled Payments received in respect of Equipment Notes held on behalf of the Trust, the receipt of which is confirmed by the Trustee on such Regular Distribution Date. Each Certificateholder will be entitled to receive its proportionate share, based upon its fractional interest in the Trust, of any distribution in respect of Scheduled Payments of interest on the Deposits and, subject to the Intercreditor Agreement, of principal or interest on Equipment Notes held on behalf of the Trust. Each such distribution of Scheduled Payments will be made by the Paying Agent or Trustee to the Certificateholders of record on the record date applicable to such Scheduled Payment subject to certain exceptions. (Sections 4.01 and 4.02; Escrow Agreement, Section 2.03) If a Scheduled Payment is not received by the Paying Agent or Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date received to such holders of record. If it is received after such five-day period, it will be treated as a Special Payment and distributed as described below.

Any payment in respect of, or any proceeds of, any Equipment Note, or Collateral under (and as defined in) any Indenture other than a Scheduled Payment (each, a “Special Payment”) will be distributed on, in the case of an early redemption or a purchase of any Equipment Note, the date of such early redemption or purchase (which shall be a Business Day), and otherwise on the Business Day specified for distribution of such Special Payment pursuant to a notice delivered by the Trustee as soon as practicable after the Trustee has received funds for such Special Payment (each, a “Special Distribution Date”). Any such distribution will be subject to the Intercreditor Agreement. Any unused Deposits to be distributed after the Delivery Period Termination Date or the occurrence of a Triggering Event, together with accrued and unpaid interest thereon (each, also a “Special Payment”), will be distributed on a date 25 days after the Paying Agent has received notice of the event requiring such distribution (also, a “Special Distribution Date”). However, if such date is within ten days before or after a Regular Distribution Date, such Special Payment shall be made on such Regular Distribution Date.

“Triggering Event” means (x) the occurrence of an Indenture Default under all Indentures resulting in a PTC Event of Default with respect to the Certificates, (y) the acceleration of all of the outstanding Equipment Notes (provided that during the Delivery Period the aggregate principal amount thereof exceeds $150 million) or (z) certain bankruptcy or insolvency events involving Continental.

The Paying Agent, in the case of the Deposits, and the Trustee, in the case of Trust Property, will mail a notice to the Certificateholders stating the scheduled Special Distribution Date, the related record date, the amount of the Special Payment and the reason for the Special Payment. In the case of a redemption or purchase of the Equipment Notes held in the Trust or any distribution of unused Deposits after the Delivery Period Termination Date or the occurrence of a Triggering Event, such notice will be mailed not less than 15 days prior to the date such Special Payment is scheduled to be distributed, and in the case of any other Special Payment, such notice will be mailed as soon as practicable after the Trustee has confirmed that it has received funds for such Special Payment. (Section 4.02(c); Trust Supplement, Section 3.03; Escrow Agreement, Sections 2.03 and 2.06) Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date will be made by the Paying Agent or the Trustee, as applicable, to the Certificateholders of record on the record date applicable to such Special Payment. (Section 4.02(b); Escrow Agreement, Section 2.03) See “— Indenture Defaults and Certain Rights Upon an Indenture Default” and “Description of the Equipment Notes — Redemption”.

The Pass Through Trust Agreement requires that the Trustee establish and maintain, for the Trust and for the benefit of the Certificateholders, one or more non-interest bearing accounts (the “Certificate Account”) for the deposit of payments representing Scheduled Payments received by the Trustee. The Pass Through Trust Agreement requires that the Trustee establish and maintain, for the Trust and for the benefit of the Certificateholders, one or more accounts (the “Special Payments Account”) for the deposit of payments representing Special Payments received by the Trustee, which shall be non-interest bearing except in certain circumstances where the Trustee may invest amounts in such account in certain permitted investments. Pursuant to the terms of the Pass Through Trust Agreement, the Trustee is required to deposit any Scheduled Payments received by it in the Certificate

Account and to deposit any Special Payments so received by it in the Special Payments Account. (Section 4.01; Trust Supplement, Section 3.02) All amounts so deposited will be distributed by the Trustee on a Regular Distribution Date or a Special Distribution Date, as appropriate. (Section 4.02; Trust Supplement, Section 3.03)

The Escrow Agreement requires that the Paying Agent establish and maintain, for the benefit of the Receiptholders, one or more accounts (the “Paying Agent Account”), which shall be non-interest bearing. Pursuant to the terms of the Escrow Agreement, the Paying Agent is required to deposit interest on Deposits and any unused Deposits withdrawn by the Escrow Agent in the related Paying Agent Account. All amounts so deposited will be distributed by the Paying Agent on a Regular Distribution Date or Special Distribution Date, as appropriate.

The final distribution for the Trust will be made only upon presentation and surrender of the Certificates at the office or agency of the Trustee specified in the notice given by the Trustee of such final distribution. The Trustee will mail such notice of the final distribution to the Certificateholders, specifying the date set for such final distribution and the amount of such distribution. (Trust Supplement, Section 7.01) See “— Termination of the Trust” below. Distributions in respect of Certificates issued in global form will be made as described in “— Book Entry; Delivery and Form” below.

If any Distribution Date is a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York, New York, Houston, Texas or Wilmington, Delaware (any other day being a “Business Day”), distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date will be made on the next succeeding Business Day, without additional interest.

Pool Factors

The “Pool Balance” indicates, as of any date, the original aggregate face amount of the Certificates less the aggregate amount of all payments made in respect of the Certificates or in respect of Deposits other than payments made in respect of interest or premium or reimbursement of any costs or expenses incurred in connection therewith. The Pool Balance as of any Distribution Date shall be computed after giving effect to any special distribution with respect to unused Deposits, payment of principal of the Equipment Notes or payment with respect to other Trust Property and the distribution thereof to be made on that date. (Trust Supplement, Section 2.01)

The “Pool Factor” as of any Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the original aggregate face amount of the Certificates. The Pool Factor as of any Distribution Date shall be computed after giving effect to any special distribution with respect to unused Deposits, payment of principal of the Equipment Notes or payments with respect to other Trust Property and the distribution thereof to be made on that date. (Trust Supplement, Section 2.01) The Pool Factor will be 1.0000000 on the date of issuance of the Certificates; thereafter, the Pool Factor will decline as described herein to reflect reductions in the Pool Balance. The amount of a Certificateholder’s pro rata share of the Pool Balance can be determined by multiplying the par value of the holder’s Certificate by the Pool Factor as of the applicable Distribution Date. Notice of the Pool Factor and the Pool Balance will be mailed to Certificateholders on each Distribution Date. (Trust Supplement, Section 3.01)

The following table sets forth the expected aggregate principal amortization schedule for the Equipment Notes (the “Assumed Amortization Schedule”) and resulting Pool Factors. The scheduled distribution of principal payments would be affected if Equipment Notes with respect to any Aircraft are not acquired by the Trust, if any Equipment Notes held in the Trust are redeemed or purchased or if a default in payment on such Equipment Notes occurs. Accordingly, the aggregate principal amortization schedule applicable to the Trust and the resulting Pool Factors may differ from those set forth in the following table.

	Scheduled	Expected
	Principal	Pool
Date	Payments	Factor

Issuance Date	$0	1.0000000
January 8, 2010	7,877,062	0.9797862
July 8, 2010	7,874,729	0.9595784
January 8, 2011	7,874,729	0.9393705
July 8, 2011	10,641,236	0.9120634
January 8, 2012	10,643,486	0.8847505
July 8, 2012	10,643,486	0.8574376
January 8, 2013	10,643,486	0.8301247
July 8, 2013	10,643,486	0.8028117
January 8, 2014	10,846,877	0.7749769
July 8, 2014	11,151,504	0.7463603
January 8, 2015	12,322,193	0.7147396
July 8, 2015	12,430,654	0.6828405
January 8, 2016	12,430,654	0.6509414
July 8, 2016	253,663,418	0.0000000

The Pool Factor and Pool Balance will be recomputed if there has been an early redemption, purchase, or default in the payment of principal or interest in respect of one or more of the Equipment Notes held in the Trust, as described in “— Indenture Defaults and Certain Rights Upon an Indenture Default” and “Description of the Equipment Notes — Redemption”, or a special distribution attributable to unused Deposits after the Delivery Period Termination Date or the occurrence of a Triggering Event, as described in “Description of the Deposit Agreement”. If the principal payments scheduled for a Regular Distribution Date prior to the Delivery Period Termination Date are changed, notice thereof will be mailed by the Trustee to the Certificateholders by no later than the 15th day prior to such Regular Distribution Date. In the event of (i) any other change in the scheduled repayments from the Assumed Amortization Schedule or (ii) any such redemption, purchase, default or special distribution, the Pool Factors and the Pool Balances will be recomputed after giving effect thereto and notice thereof will be mailed by the Trustee to the Certificateholders promptly after the Delivery Period Termination Date in the case of clause (i) and promptly after the occurrence of any event described in clause (ii).

Reports to Certificateholders

On each Distribution Date, the Paying Agent and Trustee will include with each distribution by it of a Scheduled Payment or Special Payment to Certificateholders a statement setting forth the following information (per $1,000 aggregate principal amount of Certificate, except as to the amounts described in items (a) and (f) below):

(a) The aggregate amount of funds distributed on such Distribution Date under the Pass Through Trust Agreement and under the Escrow Agreement, indicating the amount allocable to each source, including any portion thereof paid by the Liquidity Provider.

(b) The amount of such distribution under the Pass Through Trust Agreement allocable to principal and the amount allocable to premium, if any.

(c) The amount of such distribution under the Pass Through Trust Agreement allocable to interest.

(d) The amount of such distribution under the Escrow Agreement allocable to interest.

(e) The amount of such distribution under the Escrow Agreement allocable to unused Deposits, if any.

(f) The Pool Balance and the Pool Factor. (Trust Supplement, Section 3.01(a))

So long as the Certificates are registered in the name of DTC or its nominee, on the record date prior to each Distribution Date, the Trustee will request that DTC post on its Internet bulletin board a securities position listing setting forth the names of all DTC Participants reflected on DTC’s books as holding interests in the Certificates on such record date. On each Distribution Date, the Paying Agent and Trustee will mail to each such DTC Participant the statement described above and will make available additional copies as requested by such DTC Participant for forwarding to Certificate Owners. (Trust Supplement, Section 3.01(a))

In addition, after the end of each calendar year, the Trustee and Paying Agent will furnish to each Certificateholder at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (a), (b), (c), (d) and (e) above with respect to the Trust for such calendar year or, in the event such person was a Certificateholder during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to the Trustee and which a Certificateholder shall reasonably request as necessary for the purpose of such Certificateholder’s preparation of its U.S. federal income tax returns. (Trust Supplement, Section 3.01(b)) Such report and such other items shall be prepared on the basis of information supplied to the Trustee by the DTC Participants and shall be delivered by the Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above. (Trust Supplement, Section 3.01(b)) At such time, if any, as the Certificates are issued in the form of definitive certificates, the Paying Agent and Trustee will prepare and deliver the information described above to each Certificateholder of record as the name and period of ownership of such Certificateholder appears on the records of the registrar of the Certificates.

The Trustee is required to provide promptly to Certificateholders all material non-confidential information received by the Trustee from Continental. (Trust Supplement, Section 3.01(e))

Indenture Defaults and Certain Rights Upon an Indenture Default

Upon the occurrence and continuation of an event of default under an Indenture (after giving effect to any applicable grace period and notice requirement, an “Indenture Default”), the Controlling Party will direct the Loan Trustee under such Indenture in the exercise of remedies thereunder and may accelerate and sell all (but not less than all) of the Equipment Notes issued under such Indenture or sell the collateral under such Indenture to any person, subject to certain limitations. See “Description of the Intercreditor Agreement — Intercreditor Rights — Limitations on Exercise of Remedies”. The proceeds of any such sale will be distributed pursuant to the provisions of the Intercreditor Agreement. Any such proceeds so distributed to the Trustee upon any such sale shall be deposited in the applicable Special Payments Account and shall be distributed to the Certificateholders on a Special Distribution Date. (Sections 4.01 and 4.02) The market for Equipment Notes at the time of the existence of an Indenture Default may be very limited and there can be no assurance as to the price at which they could be sold. If any such Equipment Notes are sold for less than their outstanding principal amount, Certificateholders will receive a smaller amount of principal distributions under the relevant Indenture than anticipated and will not have any claim for the shortfall against Continental, the Liquidity Provider or the Trustee.

Any amount, other than Scheduled Payments received on a Regular Distribution Date or within five days thereafter, distributed to the Trustee by the Subordination Agent on account of any Equipment Note or Collateral under (and as defined in) any Indenture held in the Trust following an Indenture Default will be deposited in the Special Payments Account for the Trust and will be distributed to the Certificateholders on a Special Distribution Date. (Sections 4.01 and 4.02; Trust Supplement, Section 3.02) Any funds representing payments received with respect to any defaulted Equipment Notes, or the proceeds from the sale of any Equipment Notes, held by the Trustee in the Special Payments Account will, to the extent practicable, be invested and reinvested by the Trustee in certain permitted investments pending the distribution of such funds on a Special Distribution Date. (Section 4.04)

The Pass Through Trust Agreement provides that the Trustee will, within 90 days after the occurrence of any default known to the Trustee, give to the Certificateholders notice, transmitted by mail, of such uncured or unwaived default known to it, provided that, except in the case of default in a payment of principal, premium, if any, or interest on any of the Equipment Notes held in the Trust, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Certificateholders. (Section 7.02) The term “default” as used in this paragraph only means the occurrence of an Indenture Default under any Indenture pursuant to which Equipment Notes held by the Trust were issued, as described above, except that in determining whether any such Indenture Default has occurred, any grace period or notice in connection therewith will be disregarded.

The Pass Through Trust Agreement contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be offered reasonable security or indemnity by the holders of the Certificates before proceeding to exercise any right or power under the Pass Through Trust Agreement or the Intercreditor Agreement at the request of such Certificateholders. (Section 7.03(e))

Subject to certain qualifications set forth in the Pass Through Trust Agreement and to the Intercreditor Agreement, the Certificateholders holding Certificates evidencing fractional undivided interests aggregating not less than a majority in interest in the Trust shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or pursuant to the terms of the Intercreditor Agreement, or exercising any trust or power conferred on the Trustee under the Pass Through Trust Agreement or the Intercreditor Agreement, including any right of the Trustee as Controlling Party under the Intercreditor Agreement or as holder of the Equipment Notes. (Section 6.04)

In certain cases, the holders of the Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the Trust may on behalf of the holders of all the Certificates waive any past “event of default” under the Trust (i.e., any Indenture Default under any Indenture pursuant to which Equipment Notes held by the Trust were issued) and its consequences or, if the Trustee is the Controlling Party, may direct the Trustee to instruct the applicable Loan Trustee to waive any past Indenture Default and its consequences, except (i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution thereof, (ii) a default in payment of the principal, premium, if any, or interest with respect to any of the Equipment Notes and (iii) a default in respect of any covenant or provision of the Pass Through Trust Agreement that cannot be modified or amended without the consent of each Certificateholder affected thereby. (Section 6.05) Each Indenture will provide that, with certain exceptions, the holders of the majority in aggregate unpaid principal amount of the Equipment Notes issued thereunder may on behalf of all such holders waive any past default or Indenture Default thereunder. (Indentures, Section 5.06) Notwithstanding such provisions of the Indentures, pursuant to the Intercreditor Agreement only the Controlling Party will be entitled to waive any such past default or Indenture Default. See “Description of the Intercreditor Agreement — Intercreditor Rights — Controlling Party”.

Purchase Rights of Holders of Additional Junior Certificates

If Additional Junior Certificates are issued, upon the occurrence and during the continuation of a Certificate Buyout Event, with 15 days’ written notice to the Trustee and each Certificateholder the holders of such Additional Junior Certificates will have the right to purchase all but not less than all of the Certificates on the third business day next following the expiry of such 15-day notice period. See “Possible Issuance of Additional Junior Certificates”. If Continental or any of its affiliates is a holder of Additional Junior Certificates, it will not have the purchase rights described above. (Trust Supplement, Section 4.01) In each case, the purchase price will be equal to the Pool Balance of the Certificates plus accrued and unpaid interest thereon to the date of purchase, without premium, but including any other amounts then due and payable to the Certificateholders.

A “Certificate Buyout Event” means that a Continental Bankruptcy Event has occurred and is continuing and the following events have occurred: (A) (i) the 60-day period specified in Section 1110(a)(2)(A) of the U.S. Bankruptcy Code (the “60-Day Period”) has expired and (ii) Continental has not entered into one or more agreements under Section 1110(a)(2)(A) of the U.S. Bankruptcy Code to perform all of its obligations under all of the Indentures or, if it has entered into such agreements, has at any time thereafter failed to cure any default under any of the Indentures in accordance with Section 1110(a)(2)(B) of the Bankruptcy Code; or (B) if prior to the expiry of the 60-Day Period, Continental shall have abandoned any Aircraft.

PTC Event of Default

A Pass Through Certificate Event of Default (a “PTC Event of Default”) under the Pass Through Trust Agreement means the failure to pay:

•	The outstanding Pool Balance of the Certificates within ten Business Days of the Final Maturity Date.

•	Interest due on the Certificates within ten Business Days of any Distribution Date (unless the Subordination Agent shall have made Interest Drawings, or withdrawals from the Cash Collateral Account, with respect thereto in an aggregate amount sufficient to pay such interest and shall have distributed such amount to the Trustee). (Section 1.01)

Any failure to make expected principal distributions with respect to the Certificates on any Regular Distribution Date (other than the Final Maturity Date) will not constitute a PTC Event of Default. A PTC Event of Default resulting from an Indenture Default under all Indentures will constitute a Triggering Event.

Merger, Consolidation and Transfer of Assets

Continental will be prohibited from consolidating with or merging into any other corporation or transferring substantially all of its assets as an entirety to any other corporation unless:

•	The surviving successor or transferee corporation shall be validly existing under the laws of the United States or any state thereof or the District of Columbia.

•	The surviving successor or transferee corporation shall be a “citizen of the United States” (as defined in Title 49 of the United States Code relating to aviation (the “Transportation Code”)) holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49, United States Code, if, and so long as, such status is a condition of entitlement to the benefits of Section 1110 of the U.S. Bankruptcy Code.

•	The surviving successor or transferee corporation shall expressly assume all of the obligations of Continental contained in the Basic Agreement and the Trust Supplement, the Note Purchase Agreement, the Indentures, the Participation Agreements and any other operative documents.

•	Continental shall have delivered a certificate and an opinion or opinions of counsel indicating that such transaction, in effect, complies with such conditions.

In addition, after giving effect to such transaction, no Indenture Default shall have occurred and be continuing. (Section 5.02; Indentures, Section 4.07)

The Basic Agreement, the Trust Supplement, the Note Purchase Agreement, the Indentures and the Participation Agreements will not contain any covenants or provisions that may afford the Trustee or Certificateholders protection in the event of a highly leveraged transaction, including transactions effected by management or affiliates, which may or may not result in a change in control of Continental.

Modifications of the Pass Through Trust Agreement and Certain Other Agreements

The Pass Through Trust Agreement contains provisions permitting, at the request of Continental, the execution of amendments or supplements to the Pass Through Trust Agreement or, if applicable, to the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility, without the consent of the holders of any of the Certificates:

•	To evidence the succession of another corporation to Continental and the assumption by such corporation of Continental’s obligations under the Pass Through Trust Agreement or the Note Purchase Agreement.

•	To add to the covenants of Continental for the benefit of holders of the Certificates or to surrender any right or power conferred upon Continental in the Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility.

•	To correct or supplement any provision of the Pass Through Trust Agreement, the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility which may be defective or inconsistent with any other provision in the Pass Through Trust Agreement, the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement or the Liquidity Facility, as applicable, or to cure any ambiguity or to modify any other provision with respect to matters or questions arising under the Pass Through Trust Agreement, the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility, provided that such action shall not materially adversely affect the interests of the holders of the Certificates; to correct any mistake in the Pass Through Trust Agreement, the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement or the Liquidity Facility; or, as provided in the Intercreditor Agreement, to give effect to or provide for a Replacement Facility.

•	To comply with any requirement of the Commission, any applicable law, rules or regulations of any exchange or quotation system on which the Certificates are listed, or any regulatory body.

•	To modify, eliminate or add to the provisions of the Pass Through Trust Agreement, the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility to such extent as shall be necessary to continue the qualification of the Pass Through Trust Agreement (including any supplemental agreement) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or any similar federal statute enacted after the execution of the Pass Through Trust Agreement, and to add to the Pass Through Trust Agreement, the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility such other provisions as may be expressly permitted by the Trust Indenture Act.

•	To evidence and provide for the acceptance of appointment under the Pass Through Trust Agreement, the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility by a successor Trustee and to add to or change any of the provisions of the Pass Through Trust Agreement, the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility as shall be necessary to provide for or facilitate the administration of the Trust under the Basic Agreement by more than one Trustee.

•	To provide for the issuance of Additional Junior Certificates after the Delivery Period Termination Date, subject to certain terms and conditions. See “Possible Issuance of Additional Junior Certificates”.

In each case, such modification or supplement may not adversely affect the status of the Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. (Section 9.01; Trust Supplement, Section 6.02)

The Pass Through Trust Agreement also contains provisions permitting the execution, with the consent of the holders of the Certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the Trust, of amendments or supplements adding any provisions to or changing or eliminating any of the provisions of the Pass Through Trust Agreement, the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility to the extent applicable to the Certificateholders or of modifying the rights and obligations of the Certificateholders under the Pass Through Trust Agreement, the Deposit Agreement, the Escrow Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facility. No such amendment or supplement may, without the consent of the holder of each Certificate so affected thereby:

•	Reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee (or, with respect to the Deposits, the Receiptholders) of payments with respect to the Equipment Notes held in the Trust or distributions in respect of any Certificate (or, with respect to the Deposits, payments upon the Deposits), or change the date or place of any payment in respect of any Certificate, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder to institute suit for the enforcement of any such payment when due.

•	Permit the disposition of any Equipment Note held in the Trust, except as provided in the Pass Through Trust Agreement, or otherwise deprive such Certificateholder of the benefit of the ownership of the applicable Equipment Notes.

•	Alter the priority of distributions specified in the Intercreditor Agreement in a manner materially adverse to such Certificateholders.

•	Reduce the percentage of the aggregate fractional undivided interests of the Trust provided for in the Pass Through Trust Agreement, the consent of the holders of which is required for any such supplemental trust agreement or for any waiver provided for in the Pass Through Trust Agreement.

•	Modify any of the provisions relating to the rights of the Certificateholders in respect of the waiver of events of default or receipt of payment.

•	Adversely affect the status of the Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Code for U.S. federal income tax purposes. (Section 9.02; Trust Supplement, Section 6.03)

In the event that the Trustee, as holder (or beneficial owner through the Subordination Agent) of any Equipment Note in trust for the benefit of the Certificateholders or as Controlling Party under the Intercreditor Agreement, receives (directly or indirectly through the Subordination Agent) a request for a consent to any amendment, modification, waiver or supplement under any Indenture, any Participation Agreement, any Equipment Note or any other related document, the Trustee shall forthwith send a notice of such proposed amendment, modification, waiver or supplement to each Certificateholder as of the date of such notice, except in the case when consent of Certificateholders is not required. The Trustee shall request from the Certificateholders a direction as to:

•	Whether or not to take or refrain from taking (or direct the Subordination Agent to take or refrain from taking) any action which a holder of such Equipment Note or the Controlling Party has the option to direct.

•	Whether or not to give or execute (or direct the Subordination Agent to give or execute) any waivers, consents, amendments, modifications or supplements as a holder of such Equipment Note or as Controlling Party.

•	How to vote (or direct the Subordination Agent to vote) any Equipment Note if a vote has been called for with respect thereto.

Provided such a request for Certificateholder direction shall have been made, in directing any action or casting any vote or giving any consent as the holder of any Equipment Note (or in directing the Subordination Agent in any of the foregoing):

•	Other than as Controlling Party, the Trustee shall vote for or give consent to any such action with respect to such Equipment Note in the same proportion as that of (x) the aggregate face amount of all Certificates actually voted in favor of or for giving consent to such action by such direction of Certificateholders to (y) the aggregate face amount of all outstanding Certificates.

•	As the Controlling Party, the Trustee shall vote as directed in such Certificateholder direction by the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest in the Trust.

For purposes of the immediately preceding paragraph, a Certificate shall have been “actually voted” if the Certificateholder has delivered to the Trustee an instrument evidencing such Certificateholder’s consent to such direction prior to one Business Day before the Trustee directs such action or casts such vote or gives such consent. Notwithstanding the foregoing, but subject to certain rights of the Certificateholders under the Pass Through Trust Agreement and subject to the Intercreditor Agreement, the Trustee may, in its own discretion and at its own direction, consent and notify the relevant Loan Trustee of such consent (or direct the Subordination Agent to consent and notify the relevant Loan Trustee of such consent) to any amendment, modification, waiver or supplement under the relevant Indenture, Participation Agreement, any relevant Equipment Note or any other related document, if an Indenture Default under any Indenture shall have occurred and be continuing, or if such amendment, modification, waiver or supplement will not materially adversely affect the interests of the Certificateholders. (Section 10.01)

In determining whether the Certificateholders of the requisite fractional undivided interests of Certificates have given any direction under the Pass Through Trust Agreement, Certificates owned by Continental or any of its affiliates will be disregarded and deemed not to be outstanding for purposes of any such determination. Notwithstanding the foregoing, (i) if any such person owns 100% of the Certificates, such Certificates shall not be so disregarded, and (ii) if any amount of Certificates so owned by any such person have been pledged in good faith, such Certificates shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Certificates and that the pledgee is not Continental or an affiliate of Continental.

Obligation to Purchase Equipment Notes

The Trustee will be obligated to purchase the Equipment Notes issued with respect to the Aircraft during the Delivery Period, subject to the terms and conditions of a note purchase agreement (the “Note Purchase Agreement”). Under the Note Purchase Agreement, Continental agrees to enter into a secured debt financing with respect to each Aircraft. The Note Purchase Agreement provides for the relevant parties to enter into a participation agreement (each, a “Participation Agreement”) and an indenture (each, an “Indenture”) relating to the financing of each Aircraft in substantially the form attached to the Note Purchase Agreement.

The description of such financing agreements in this Prospectus Supplement is based on the forms of such agreements attached to the Note Purchase Agreement. However, the terms of the financing agreements actually entered into may differ from the forms of such agreements and, consequently, may differ from the description of such agreements contained in this Prospectus Supplement. See “Description of the Equipment Notes”. Although such changes are permitted, under the Note Purchase Agreement, the terms of such agreements must not vary the Required Terms. In addition, Continental is obligated to certify to the Trustee that any substantive modifications do not materially and adversely affect the Certificateholders. Continental must also obtain written confirmation from each Rating Agency that the use of financing agreements modified in any material respect from the forms attached to the Note Purchase Agreement will not result in a withdrawal, suspension or downgrading of the rating of the Certificates. Further, under the Note Purchase Agreement, it is a condition precedent to the obligation of the Trustee to purchase the Equipment Notes related to the financing of an Aircraft that no Triggering Event shall have occurred and, in the case of certain currently-owned Aircraft, that certain maintenance shall have been performed on such Aircraft. See “Description of the Aircraft and the Appraisals — Timing of Financing the Aircraft”. The Trustee will have no right or obligation to purchase Equipment Notes after the Delivery Period Termination Date.

The “Required Terms”, as defined in the Note Purchase Agreement, mandate that:

•	The initial principal amount and principal amortization schedule for each of the Equipment Notes issued with respect to each Aircraft shall be as set forth in the applicable table below for that Aircraft (or, in the case of the Boeing 737-924ER Aircraft, the applicable table for that model):

Boeing 777-224ER

	N77006		N78009		N78013
	Equipment Note	Scheduled Payment	Equipment Note	Scheduled Payment	Equipment Note	Scheduled Payment
Date	Ending Balance	of Principal	Ending Balance	of Principal	Ending Balance	of Principal

At Issuance	$41,734,000.00	$0.00	$41,366,000.00	$0.00	$43,478,000.00	$0.00
January 8, 2010	40,397,992.73	1,336,007.27	40,060,498.89	1,305,501.11	42,105,869.40	1,372,130.60
July 8, 2010	39,062,267.99	1,335,724.74	38,755,358.26	1,305,140.63	40,734,092.15	1,371,777.25
January 8, 2011	37,726,845.34	1,335,422.65	37,450,068.44	1,305,289.82	39,362,158.09	1,371,934.06
July 8, 2011	36,391,746.20	1,335,099.14	36,144,618.86	1,305,449.58	37,990,056.12	1,372,101.97
January 8, 2012	35,056,994.03	1,334,752.17	34,838,997.93	1,305,620.93	36,617,774.05	1,372,282.07
July 8, 2012	33,722,614.66	1,334,379.37	33,533,192.90	1,305,805.03	35,245,298.48	1,372,475.57
January 8, 2013	32,388,636.52	1,333,978.14	32,227,189.72	1,306,003.18	33,872,614.65	1,372,683.83
July 8, 2013	31,055,091.01	1,333,545.51	30,920,972.89	1,306,216.83	32,499,706.25	1,372,908.40
January 8, 2014	29,718,160.47	1,336,930.54	29,610,686.74	1,310,286.15	31,122,520.76	1,377,185.49
July 8, 2014	28,108,845.80	1,609,314.67	28,292,454.81	1,318,231.93	29,736,983.82	1,385,536.94
January 8, 2015	26,479,128.59	1,629,717.21	26,690,098.72	1,602,356.09	28,052,816.17	1,684,167.65
July 8, 2015	24,848,255.47	1,630,873.12	25,084,808.93	1,605,289.79	26,365,565.04	1,687,251.13
January 8, 2016	23,218,708.69	1,629,546.78	23,478,864.14	1,605,944.79	24,677,625.45	1,687,939.59
July 8, 2016	0.00	23,218,708.69	0.00	23,478,864.14	0.00	24,677,625.45

Boeing 757-224

	N34131		N33132
	Equipment Note	Scheduled Payment	Equipment Note	Scheduled Payment
Date	Ending Balance	of Principal	Ending Balance	of Principal

At Issuance	$13,992,000.00	$0.00	$13,262,000.00	$0.00
January 8, 2010	13,537,293.27	454,706.73	12,831,339.04	430,660.96
July 8, 2010	13,082,829.54	454,463.73	12,400,575.06	430,763.98
January 8, 2011	12,628,625.62	454,203.92	11,970,057.35	430,517.71
July 8, 2011	12,174,699.93	453,925.69	11,539,803.37	430,253.98
January 8, 2012	11,721,072.68	453,627.25	11,109,832.25	429,971.12
July 8, 2012	11,267,766.05	453,306.63	10,680,165.05	429,667.20
January 8, 2013	10,814,804.51	452,961.54	10,250,824.93	429,340.12
July 8, 2013	10,362,215.06	452,589.45	9,821,837.49	428,987.44
January 8, 2014	9,816,138.04	546,077.02	9,304,237.76	517,599.73
July 8, 2014	9,271,347.80	544,790.24	8,787,857.70	516,380.06
January 8, 2015	8,720,374.70	550,973.10	8,265,617.21	522,240.49
July 8, 2015	8,169,645.93	550,728.77	7,743,608.32	522,008.89
January 8, 2016	7,620,057.91	549,588.02	7,222,680.68	520,927.64
July 8, 2016	0.00	7,620,057.91	0.00	7,222,680.68

Boeing 737-924ER

	N37437 / N78438 / N57439
	N45440 / N53441 / N37434 / N53442
	Equipment Note	Scheduled Payment
Date	Ending Balance	of Principal

At Issuance	$28,258,000.00	$0.00
January 8, 2010	28,258,000.00	0.00
July 8, 2010	28,258,000.00	0.00
January 8, 2011	28,258,000.00	0.00
July 8, 2011	27,704,698.56	553,301.44
January 8, 2012	27,150,947.11	553,751.45
July 8, 2012	26,597,195.67	553,751.44
January 8, 2013	26,043,444.22	553,751.45
July 8, 2013	25,489,692.78	553,751.44
January 8, 2014	24,935,941.33	553,751.45
July 8, 2014	24,382,189.89	553,751.44
January 8, 2015	23,828,438.44	553,751.45
July 8, 2015	23,274,687.00	553,751.44
January 8, 2016	22,720,935.56	553,751.44
July 8, 2016	0.00	22,720,935.56

Boeing 737-824

	N26232		N35236		N14240
	Equipment Note	Scheduled Payment	Equipment Note	Scheduled Payment	Equipment Note	Scheduled Payment
Date	Ending Balance	of Principal	Ending Balance	of Principal	Ending Balance	of Principal

At Issuance	$14,834,000.00	$0.00	$15,510,000.00	$0.00	$15,510,000.00	$0.00
January 8, 2010	14,365,531.91	468,468.09	15,020,689.65	489,310.35	15,027,590.08	482,409.92
July 8, 2010	13,897,513.79	468,018.12	14,531,326.99	489,362.66	14,544,977.13	482,612.95
January 8, 2011	13,429,442.17	468,071.62	14,041,908.39	489,418.60	14,062,147.09	482,830.04
July 8, 2011	12,961,313.26	468,128.91	13,552,429.89	489,478.50	13,579,084.58	483,062.51
January 8, 2012	12,493,122.91	468,190.35	13,062,887.14	489,542.75	13,095,772.73	483,311.85
July 8, 2012	12,024,866.54	468,256.37	12,573,275.36	489,611.78	12,612,192.98	483,579.75
January 8, 2013	11,556,539.11	468,327.43	12,083,589.29	489,686.07	12,128,324.91	483,868.07
July 8, 2013	11,088,135.08	468,404.03	11,593,823.11	489,766.18	11,644,145.94	484,178.97
January 8, 2014	10,618,271.79	469,863.29	11,102,531.13	491,291.98	11,158,184.64	485,961.30
July 8, 2014	10,145,559.19	472,712.60	10,608,259.88	494,271.25	10,668,955.58	489,229.06
January 8, 2015	9,570,960.81	574,598.38	10,007,456.24	600,803.64	10,167,226.95	501,728.63
July 8, 2015	8,995,310.42	575,650.39	9,405,552.61	601,903.63	9,569,340.51	597,886.44
January 8, 2016	8,419,425.15	575,885.27	8,803,403.39	602,149.22	8,970,500.95	598,839.56
July 8, 2016	0.00	8,419,425.15	0.00	8,803,403.39	0.00	8,970,500.95

Boeing 737-724

	N24729		N16732
	Equipment Note	Scheduled Payment	Equipment Note	Scheduled Payment
Date	Ending Balance	of Principal	Ending Balance	of Principal

At Issuance	$12,225,000.00	$0.00	$11,913,000.00	$0.00
January 8, 2010	11,839,002.20	385,997.80	11,537,168.01	375,831.99
July 8, 2010	11,453,296.50	385,705.70	11,161,295.84	375,872.17
January 8, 2011	11,067,546.70	385,749.80	10,785,380.70	375,915.14
July 8, 2011	10,681,749.70	385,797.00	10,409,419.55	375,961.15
January 8, 2012	10,295,902.06	385,847.64	10,033,409.05	376,010.50
July 8, 2012	9,910,000.01	385,902.05	9,657,345.54	376,063.51
January 8, 2013	9,524,039.41	385,960.60	9,281,224.96	376,120.58
July 8, 2013	9,138,015.66	386,023.75	8,905,042.85	376,182.11
January 8, 2014	8,750,789.31	387,226.35	8,527,688.80	377,354.05
July 8, 2014	8,361,214.76	389,574.55	8,148,046.42	379,642.38
January 8, 2015	7,887,673.55	473,541.21	7,686,578.09	461,468.33
July 8, 2015	7,413,265.35	474,408.20	7,224,264.88	462,313.21
January 8, 2016	6,938,663.57	474,601.78	6,761,763.03	462,501.85
July 8, 2016	0.00	6,938,663.57	0.00	6,761,763.03

	N14735		N24736
	Equipment Note	Scheduled Payment	Equipment Note	Scheduled Payment
Date	Ending Balance	of Principal	Ending Balance	of Principal

At Issuance	$12,181,000.00	$0.00	$12,392,000.00	$0.00
January 8, 2010	11,796,390.31	384,609.69	12,000,572.27	391,427.73
July 8, 2010	11,412,072.87	384,317.44	11,609,602.73	390,969.54
January 8, 2011	11,027,711.51	384,361.36	11,218,588.51	391,014.22
July 8, 2011	10,643,303.09	384,408.42	10,827,526.43	391,062.08
January 8, 2012	10,258,844.22	384,458.87	10,436,413.02	391,113.41
July 8, 2012	9,874,331.15	384,513.07	10,045,244.46	391,168.56
January 8, 2013	9,489,759.72	384,571.43	9,654,016.55	391,227.91
July 8, 2013	9,105,125.38	384,634.34	9,262,724.63	391,291.92
January 8, 2014	8,719,292.77	385,832.61	8,870,213.70	392,510.93
July 8, 2014	8,331,120.41	388,172.36	8,475,322.52	394,891.18
January 8, 2015	7,859,283.60	471,836.81	7,995,318.76	480,003.76
July 8, 2015	7,386,582.93	472,700.67	7,514,436.18	480,882.58
January 8, 2016	6,913,689.38	472,893.55	7,033,357.39	481,078.79
July 8, 2016	0.00	6,913,689.38	0.00	7,033,357.39

•	The interest rate applicable to the Equipment Notes must be equal to the rate applicable to the Certificates.

•	The payment dates for the Equipment Notes must be January 8 and July 8.

•	The amounts payable under the all-risk aircraft hull insurance maintained with respect to each Aircraft must be sufficient to pay the unpaid principal amount of the related Equipment Notes together with six months of interest accrued thereon, subject to certain rights of self-insurance.

•	(a) The past due rate in the Indentures, (b) the Make-Whole Premium payable under the Indentures, (c) the provisions relating to the redemption of Equipment Notes in the Indentures and (d) the indemnification of the Loan Trustees, Subordination Agent, Liquidity Provider, Trustee, Escrow Agent and registered holders of the Equipment Notes (in such capacity, the “Note Holders”) with respect to certain taxes and expenses, in each case shall be provided as set forth in the form of Participation Agreement attached as an exhibit to the Note Purchase Agreement.

•	In the case of the Indentures, modifications are prohibited (i) to the Granting Clause of the Indentures so as to deprive the Note Holders under all the Indentures of a first priority security interest in the Aircraft and certain of Continental’s rights under warranties with respect to the Aircraft or to eliminate the obligations intended to be secured thereby, (ii) to certain provisions relating to the issuance, redemption, payments, and ranking of the Equipment Notes (including the obligation to pay the Make-Whole Premium in certain circumstances), (iii) to certain provisions regarding Indenture Defaults (including cross-defaults among Indentures) and remedies relating thereto, (iv) to certain provisions relating to any replaced airframe or engines with respect to an Aircraft and (v) to the provision that New York law will govern the Indentures.

•	In the case of the Participation Agreements, modifications are prohibited (i) to certain conditions to the obligations of the Trustee to purchase the Equipment Notes issued with respect to an Aircraft involving good title to such Aircraft, the release of any recorded liens on the Aircraft, obtaining a certificate of airworthiness with respect to such Aircraft, entitlement to the benefits of Section 1110 with respect to such Aircraft and filings of certain documents with the FAA and the registration of certain interests with the International Registry under the Cape Town Treaty, (ii) to the provisions restricting the Note Holder’s ability to transfer such Equipment Notes, (iii) to certain provisions requiring the delivery of legal opinions and (iv) to the provision that New York law will govern the Participation Agreement.

•	In the case of all of the Participation Agreements and Indentures, modifications are prohibited in any material adverse respect as regards the interest of the Note Holders, the Subordination Agent, the Liquidity Provider or the Loan Trustee in the definition of “Make-Whole Premium”.

Notwithstanding the foregoing, any such forms of financing agreements may be modified to correct or supplement any such provision which may be defective or to cure any ambiguity or correct any mistake, provided that any such action shall not materially adversely affect the interests of the Note Holders, the Subordination Agent, the Liquidity Provider, the Loan Trustee or the Certificateholders.

Liquidation of Original Trust

On the earlier of (i) the first Business Day after December 31, 2009 and (ii) the fifth Business Day after the occurrence of a Triggering Event (such Business Day, the “Transfer Date”), the Trust established on the Issuance Date (the “Original Trust”) will transfer and assign all of its assets and rights to a newly created successor trust (the “Successor Trust”) with substantially identical terms, except that (i) the Successor Trust will not have the right to purchase new Equipment Notes and (ii) Delaware law will govern the Original Trust and New York law will govern the Successor Trust. The institution acting as Trustee of the Original Trust (the “Original Trustee”) will also act as Trustee of the Successor Trust (the “New Trustee”). The New Trustee will assume the obligations of the Original Trustee under each transaction document to which the Original Trustee was a party. Upon the effectiveness of such transfer, assignment and assumption, the Original Trust will be liquidated and each of the Certificates will represent the same percentage interest in the Successor Trust as it represented in the Original Trust immediately prior to such transfer, assignment and assumption. Unless the context otherwise requires, all references in this Prospectus Supplement to the Trust, the Trustee, the Pass Through Trust Agreement and similar terms shall apply to the Original Trust until the effectiveness of such transfer, assignment and assumption, and thereafter shall be applicable with respect to the Successor Trust. If for any reason such transfer, assignment and assumption cannot be effected to the Successor Trust, the Original Trust will continue in existence until it is effected. The Original Trust may be treated as a partnership for U.S. federal income tax purposes. The Successor Trust will, in the opinion of Tax Counsel, be treated as a grantor trust. See “Certain U.S. Federal Income Tax Consequences”.

Termination of the Trust

The obligations of Continental and the Trustee with respect to the Trust will terminate upon the distribution to Certificateholders of all amounts required to be distributed to them pursuant to the Pass Through Trust Agreement and the disposition of all property held in the Trust. The Trustee will send to each Certificateholder notice of the termination of the Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment. The final distribution to any Certificateholder will be made only upon surrender of such Certificateholder’s Certificates at the office or agency of the Trustee specified in such notice of termination. (Trust Supplement, Section 7.01)

The Trustee

The Trustee will be Wilmington Trust Company. The Trustee’s address is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

Book-Entry; Delivery and Form

General

Upon issuance, the Certificates will be represented by one or more fully registered global certificates. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co. (“Cede”), the nominee of DTC. DTC was created to hold securities for its participants (“DTC Participants”) and facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“Indirect DTC Participants”). Interests in a global certificate may also be held through the Euroclear System and Clearstream, Luxembourg.

So long as such book-entry procedures are applicable, no person acquiring an interest in the Certificates (“Certificate Owner”) will be entitled to receive a certificate representing such person’s interest in the Certificates.

Unless and until definitive Certificates are issued under the limited circumstances described below under “— Physical Certificates”, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants, and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.

Under the New York Uniform Commercial Code, a “clearing corporation” is defined as:

•	a person that is registered as a “clearing agency” under the federal securities laws;

•	a federal reserve bank; or

•	any other person that provides clearance or settlement services with respect to financial assets that would require it to register as a clearing agency under the federal securities laws but for an exclusion or exemption from the registration requirement, if its activities as a clearing corporation, including promulgation of rules, are subject to regulation by a federal or state governmental authority.

A “clearing agency” is an organization established for the execution of trades by transferring funds, assigning deliveries and guaranteeing the performance of the obligations of parties to trades.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of the Certificates among DTC Participants on whose behalf it acts with respect to the Certificates and to receive and transmit distributions of principal, premium, if any, and interest with respect to the Certificates. DTC Participants and Indirect DTC Participants with which Certificate Owners have accounts similarly are required to make book-entry transfers and receive and transmit the payments on behalf of their respective customers. Certificate Owners that are not DTC Participants or Indirect DTC Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the Certificates may do so only through DTC Participants and Indirect DTC Participants. In addition, Certificate Owners will receive all distributions of principal, premium, if any, and interest from the Trustee through DTC Participants or Indirect DTC Participants, as the case may be.

Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, because payments with respect to the Certificates will be forwarded by the Trustee to Cede, as nominee for DTC. DTC will forward payments in same-day funds to each DTC Participant who is credited with ownership of the Certificates in an amount proportionate to the principal amount of that DTC Participant’s holdings of beneficial interests in the Certificates, as shown on the records of DTC or its nominee. Each such DTC Participant will forward payments to its Indirect DTC Participants in accordance with standing instructions and customary industry practices. DTC Participants and Indirect DTC Participants will be responsible for forwarding distributions to Certificate Owners for whom they act. Accordingly, although Certificate Owners will not possess physical Certificates, DTC’s rules provide a mechanism by which Certificate Owners will receive payments on the Certificates and will be able to transfer their interests.

Unless and until physical Certificates are issued under the limited circumstances described under “— Physical Certificates” below, the only physical Certificateholder will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the Trustee as registered owners of Certificates under the Pass Through Trust Agreement. Certificate Owners will be permitted to exercise their rights under the Pass Through Trust Agreement only indirectly through DTC. DTC will take any action permitted to be taken by a Certificateholder under the Pass Through Trust Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the Certificates are credited. In the event any action requires approval by Certificateholders of a certain percentage of the beneficial interests in the Trust, DTC will take action only at the direction of and on behalf of DTC Participants whose holdings include undivided interests that satisfy the required percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that the actions are taken on behalf of DTC Participants whose holdings include those undivided interests. DTC will convey notices and other communications to DTC Participants, and DTC Participants will convey notices and other communications to Indirect DTC Participants in accordance with arrangements among them. Arrangements among DTC and its direct and indirect participants are subject to any statutory or regulatory requirements as may be in effect from time to time. DTC’s rules applicable to itself and DTC Participants are on file with the Commission.

A Certificate Owner’s ability to pledge its Certificates to persons or entities that do not participate in the DTC system, or otherwise to act with respect to its Certificates, may be limited due to the lack of a physical Certificate to evidence ownership of the Certificates, and because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants.

Neither Continental nor the Trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Certificates held by Cede, as nominee for DTC, for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for the performance by DTC, any DTC Participant or any Indirect DTC Participant of their respective obligations under the rules and procedures governing their obligations.

As long as the Certificates are registered in the name of DTC or its nominee, Continental will make all payments to the Loan Trustee under the applicable Indenture in immediately available funds. The Trustee will pass through to DTC in immediately available funds all payments received from Continental, including the final distribution of principal with respect to the Certificates.

Any Certificates registered in the name of DTC or its nominee will trade in DTC’s Same-Day Funds Settlement System until maturity. DTC will require secondary market trading activity in the Certificates to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the Certificates.

Physical Certificates

Physical Certificates will be issued in paper form to Certificateholders or their nominees, rather than to DTC or its nominee, only if:

•	Continental advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Certificates and Continental is unable to locate a qualified successor;

•	Continental elects to terminate the book-entry system through DTC; or

•	after the occurrence of a PTC Event of Default, Certificate Owners owning at least a majority in interest in the Trust advise the Trustee, Continental and DTC through DTC Participants that the continuation of a book-entry system through DTC or a successor to DTC is no longer in the Certificate Owners’ best interest.

Upon the occurrence of any of the events described in the three subparagraphs above, the Trustee will notify all Certificate Owners through DTC Participants of the availability of physical Certificates. Upon surrender by DTC of the global Certificates and receipt of instructions for re-registration, the Trustee will reissue the Certificates as physical Certificates to the applicable Certificate Owners.

In the case of the physical Certificates that are issued, the Trustee or a paying agent will make distributions of principal, premium, if any, and interest with respect to such Certificates directly to holders in whose names the physical Certificates were registered at the close of business on the applicable record date. Except for the final payment to be made with respect to a Certificate, the Trustee or a paying agent will make distributions by check mailed to the addresses of the registered holders as they appear on the register maintained by the Trustee. The Trustee or a paying agent will make the final payment with respect to any Certificate only upon presentation and surrender of the applicable Certificate at the office or agency specified in the notice of final distribution to Certificateholders.

Physical Certificates will be freely transferable and exchangeable at the office of the Trustee upon compliance with the requirements set forth in the Pass Through Trust Agreement. Neither the Trustee nor any transfer or exchange agent will impose a service charge for any registration of transfer or exchange. However, the Trustee or transfer or exchange agent will require payment of a sum sufficient to cover any tax or other governmental charge attributable to a transfer or exchange.

DESCRIPTION OF THE DEPOSIT AGREEMENT

The following summary describes the material terms of the Deposit Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Deposit Agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission.

General

Under the Escrow Agreement, the Escrow Agent will enter into a Deposit Agreement with the Depositary (the “Deposit Agreement”). Pursuant to the Escrow Agreement, the Depositary will establish separate accounts into which the proceeds of the Offering attributable to Certificates will be deposited (each, a “Deposit”) on behalf of the Escrow Agent. Pursuant to the Deposit Agreement, on each Regular Distribution Date the Depositary will pay to the Paying Agent on behalf of the Escrow Agent, for distribution to the Certificateholders, an amount equal to interest accrued on the Deposits during the relevant interest period at a rate per annum equal to the interest rate applicable to the Certificates. After the Issuance Date, upon each financing of an Aircraft during the Delivery Period, the Trustee will request the Escrow Agent to withdraw from the Deposits funds sufficient to enable the Trustee to purchase the Equipment Note issued with respect to such Aircraft. Accrued but unpaid interest on all such Deposits withdrawn will be paid on the next Regular Distribution Date. Any portion of any Deposit withdrawn that is not used to purchase such Equipment Note will be re-deposited by the Trustee into an account relating to the Trust. The Deposits and interest paid thereon will not be subject to the subordination provisions of the Intercreditor Agreement and will not be available to pay any other amount in respect of the Certificates.

Unused Deposits

The Trustee’s obligations to purchase the Equipment Notes issued with respect to each Aircraft are subject to satisfaction of certain conditions at the time of financing, as set forth in the Note Purchase Agreement. See “Description of the Certificates — Obligation to Purchase Equipment Notes”. Since the Aircraft are expected to be financed from time to time during the Delivery Period, no assurance can be given that all such conditions will be satisfied at the time of financing for each such Aircraft. Moreover, since the Boeing 737-924ER Aircraft will be newly manufactured, their delivery as scheduled is subject to delays in the manufacturing process and to the Aircraft manufacturer’s right to postpone deliveries under its agreement with Continental. See “Description of the Aircraft and Appraisals — Timing of Financing the Aircraft”.

If any funds remain as Deposits at the end of the Delivery Period or, if earlier, upon the acquisition by the Trust of the Equipment Notes with respect to all of the Aircraft (the “Delivery Period Termination Date”), such funds will be withdrawn by the Escrow Agent and distributed, with accrued and unpaid interest thereon but without premium, to the Certificateholders after at least 15 days’ prior written notice.

Distribution Upon Occurrence of Triggering Event

If a Triggering Event shall occur prior to the Delivery Period Termination Date, the Escrow Agent will withdraw any funds then held as Deposits and cause such funds, with accrued and unpaid interest thereon but without any premium, to be distributed to the Certificateholders by the Paying Agent on behalf of the Escrow Agent, after at least 15 days’ prior written notice. Accordingly, if a Triggering Event occurs prior to the Delivery Period Termination Date, the Trust will not acquire Equipment Notes issued with respect to Aircraft available to be financed after the occurrence of such Triggering Event.

Replacement of Depositary

If the Depositary’s short-term unsecured debt rating or short-term issuer credit rating issued by either Rating Agency falls below the Depositary Threshold Rating, then Continental must, within 30 days of such event occurring, replace the Depositary with a new depositary bank that has a short-term unsecured debt rating or short-term issuer credit rating issued by each Rating Agency equal to or higher than the Depositary Threshold Rating, subject to receipt of written confirmation from each Rating Agency that such replacement will not result in a withdrawal, suspension or downgrading of the ratings for the Certificates then rated by such Rating Agency without regard to any downgrading of any rating of the Depositary being replaced.

At any time during the Delivery Period, Continental may replace the Depositary, or the Depositary may replace itself, with a new depositary bank that has a short-term unsecured debt rating or short-term issuer credit rating issued by each Rating Agency equal to or higher than the Depositary Threshold Rating, subject to receipt of written confirmation from each Rating Agency that such replacement will not result in a withdrawal, suspension or downgrading of the ratings for the Certificates then rated by such Rating Agency.

“Depositary Threshold Rating” means the short-term unsecured debt rating of P-1 by Moody’s and the short-term issuer credit rating of A-1+ by Standard & Poor’s.

Depositary

The Bank of New York Mellon (the “Bank”) will act as depositary (the “Depositary”). The Bank is a New York State chartered bank that formerly was named “The Bank of New York”. The Bank has total assets of approximately $163.0 billion and total equity capital of approximately $12.3 billion, in each case at March 31, 2009. The Bank is a wholly-owned subsidiary of The Bank of New York Mellon Corporation.

The Bank has long-term senior debt ratings of Aaa from Moody’s Investors Service, Inc. (“Moody’s”), AA from Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“Standard & Poor’s”, and together with Moody’s, the “Rating Agencies”) and AA- from Fitch Ratings (“Fitch”), and short-term deposit ratings of P1 from Moody’s, A-1+ from Standard & Poor’s and F1+ from Fitch.

The Bank’s principal office is located at One Wall Street, New York, New York 10286, and its telephone number is 212-495-1784. A copy of the most recent filings of The Bank of New York Mellon Corporation with the Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, may be obtained from The Bank of New York Mellon Corporation’s Public Relations Department, One Wall Street, 31st Floor, (212) 635-1569 or from the Commission at http://www.sec.gov. The information that The Bank of New York Mellon Corporation and affiliates, including the Bank, file with the Commission is not part of, and is not incorporated by reference in, this Prospectus Supplement.

DESCRIPTION OF THE ESCROW AGREEMENT

The following summary describes the material terms of the escrow and paying agent agreement (the “Escrow Agreement”). The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Escrow Agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission.

Wells Fargo Bank Northwest, N.A., as escrow agent (the “Escrow Agent”), Wilmington Trust Company, as paying agent on behalf of the Escrow Agent (the “Paying Agent”), the Trustee and the Underwriters will enter into the Escrow Agreement for the benefit of the Certificateholders as holders of the Escrow Receipts affixed thereto (in such capacity, a “Receiptholder”). The cash proceeds of the offering of Certificates will be deposited on behalf of the Escrow Agent (for the benefit of Receiptholders) with the Depositary as Deposits. The Escrow Agent shall permit the Trustee to cause funds to be withdrawn from such Deposits on or prior to the Delivery Period Termination Date to allow the Trustee to purchase the related Equipment Notes pursuant to the Note Purchase Agreement. In addition, the Escrow Agent shall direct the Depositary to pay interest on the Deposits accrued in accordance with the Deposit Agreement to the Paying Agent for distribution to the Receiptholders.

The Escrow Agreement requires that the Paying Agent establish and maintain, for the benefit of the related Receiptholders, one or more Paying Agent Account(s), which shall be non-interest-bearing. The Paying Agent shall deposit interest on Deposits and any unused Deposits withdrawn by the Escrow Agent in the related Paying Agent Account. The Paying Agent shall distribute these amounts on a Regular Distribution Date or Special Distribution Date, as appropriate.

Upon receipt by the Depositary of cash proceeds from this Offering, the Escrow Agent will issue one or more escrow receipts (“Escrow Receipts”) which will be affixed by the Trustee to each Certificate. Each Escrow Receipt evidences the related Receiptholder’s interest in amounts from time to time deposited into the Paying Agent Account and is limited in recourse to amounts deposited into such account. An Escrow Receipt may not be assigned or transferred except in connection with the assignment or transfer of the Certificate to which it is affixed. Each Escrow Receipt will be registered by the Escrow Agent in the same name and manner as the Certificate to which it is affixed.

Each Receiptholder shall have the right (individually and without the need for any other action of any person, including the Escrow Agent or any other Receiptholder), upon any default in the payment of interest on the Deposits when due by the Depositary in accordance with the Deposit Agreement, or upon any default in the payment of the final withdrawal when due by the Depositary in accordance with the terms of the Deposit Agreement and Escrow Agreement, to proceed directly against the Depositary. The Escrow Agent will notify Receiptholders in the event of a default in any such payment and will promptly forward to Receiptholders upon receipt copies of all written communications relating to any payments due to the Receiptholders in respect of the Deposits.

DESCRIPTION OF THE LIQUIDITY FACILITY

The following summary describes the material terms of the Liquidity Facility and certain provisions of the Intercreditor Agreement relating to the Liquidity Facility. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Liquidity Facility and the Intercreditor Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission.

General

Goldman Sachs Bank USA (the “Liquidity Provider”) will enter into a revolving credit agreement (the “Liquidity Facility”) with the Subordination Agent with respect to the Trust. On any Regular Distribution Date, if, after giving effect to the subordination provisions of the Intercreditor Agreement, the Subordination Agent does not have sufficient funds for the payment of interest on the Certificates, the Liquidity Provider under the Liquidity Facility will make an advance (an “Interest Drawing”) in the amount needed to fund such interest shortfall up to the Maximum Available Commitment. The maximum amount of Interest Drawings available under the Liquidity Facility is expected to provide an amount sufficient to pay interest on the Certificates on up to three consecutive semiannual Regular Distribution Dates (without regard to any expected future payments of principal on the Certificates) at the interest rate shown on the cover page of this Prospectus Supplement for the Certificates (the “Stated Interest Rate”). The Subordination Agent is obligated to pay the Liquidity Provider a commitment fee on the Maximum Commitment at a rate of 2% per annum. If interest payment defaults occur which exceed the amount covered by and available under the Liquidity Facility, the Certificateholders will bear their allocable share of the deficiencies to the extent that there are no other sources of funds. The initial Liquidity Provider may be replaced by one or more other entities under certain circumstances.

Drawings

The aggregate amount available under the Liquidity Facility at January 8, 2010, the first Regular Distribution Date, assuming that all Aircraft will be financed under the Offering prior to January 8, 2010, will be $51,544,342.

Except as otherwise provided below, the Liquidity Facility will enable the Subordination Agent to make Interest Drawings thereunder promptly on or after any Regular Distribution Date if, after giving effect to the subordination provisions of the Intercreditor Agreement, there are insufficient funds available to the Subordination Agent to pay interest on the Certificates at the Stated Interest Rate; provided, however, that the maximum amount available to be drawn under the Liquidity Facility on any Regular Distribution Date to fund any shortfall of interest on Certificates will not exceed the then Maximum Available Commitment. The “Maximum Available Commitment” at any time is an amount equal to the then Maximum Commitment less the aggregate amount of each Interest Drawing outstanding under the Liquidity Facility at such time, provided that following a Downgrade Drawing, a Special Termination Drawing, a Final Drawing or a Non-Extension Drawing under the Liquidity Facility, the Maximum Available Commitment under such Liquidity Facility shall be zero.

“Maximum Commitment” means initially $53,289,697, as the same may be reduced from time to time as described below.

“Required Amount” means, for any day, the sum of the aggregate amount of interest, calculated at the rate per annum equal to the Stated Interest Rate, that would be payable on the Certificates on each of the three successive Regular Distribution Dates immediately following such day or, if such day is a Regular Distribution Date, on such day and the succeeding two Regular Distribution Dates, in each case calculated on the basis of the Pool Balance on such day and without regard to expected future payments of principal on the Certificates.

The Liquidity Facility does not provide for drawings thereunder to pay for principal of or premium on the Certificates or any interest on the Certificates in excess of the Stated Interest Rate or more than three semiannual installments of interest thereon. (Liquidity Facility, Section 2.02; Intercreditor Agreement, Section 3.5) In addition, the Liquidity Facility does not provide for drawings thereunder to pay any amounts payable with respect to the Deposits.

Each payment by the Liquidity Provider reduces by the same amount the Maximum Available Commitment, subject to reinstatement as described below. With respect to any Interest Drawing, upon reimbursement of the Liquidity Provider in full or in part for the amount of such Interest Drawings plus interest thereon, the Maximum Available Commitment will be reinstated by an amount equal to the amount of such Interest Drawing so reimbursed to an amount not to exceed the then Required Amount. However, the Liquidity Facility will not be so reinstated at any time if (i) a

Liquidity Event of Default shall have occurred and be continuing and less than 65% of the then aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes or (ii) a Final Drawing, Downgrade Drawing, Special Termination Drawing or Non-Extension Drawing shall have been made or an Interest Drawing shall have been converted into a Final Advance. With respect to any other drawings under the Liquidity Facility, amounts available to be drawn thereunder are not subject to reinstatement. On the first Regular Distribution Date and on each date on which the Pool Balance shall have been reduced by payments made to the Certificateholders pursuant to the Intercreditor Agreement, the Maximum Commitment will be automatically reduced from time to time to an amount equal to the then Required Amount. (Liquidity Facility, Section 2.04(a); Intercreditor Agreement, Section 3.5(j))

“Performing Equipment Note” means an Equipment Note with respect to which no payment default has occurred and is continuing (without giving effect to any acceleration); provided that in the event of a bankruptcy proceeding under the U.S. Bankruptcy Code in which Continental is a debtor any payment default existing during the 60-day period under Section 1110(a)(2)(A) of the U.S. Bankruptcy Code (or such longer period as may apply under Section 1110(b) of the U.S. Bankruptcy Code or as may apply for the cure of such payment default under Section 1110(a)(2)(B) of the U.S. Bankruptcy Code) shall not be taken into consideration until the expiration of the applicable period.

If at any time (i) the short-term unsecured debt rating or short-term issuer credit rating, as the case may be, of the Liquidity Provider (if applicable) then issued by either Rating Agency is lower than the Liquidity Threshold Rating and (ii) in the case of the initial Liquidity Facility, the short-term unsecured debt rating or short-term issuer credit rating, as the case may be, of the Liquidity Guarantor then issued by either Rating Agency is lower than the Liquidity Threshold Rating or the Liquidity Guarantor’s guaranty ceases to be in full force and effect (or becomes invalid or unenforceable or the Liquidity Guarantor repudiates its liabilities thereunder) (unless each Rating Agency shall have confirmed in writing on or prior to the date of such downgrading that such downgrading will not result in the downgrading, withdrawal or suspension of the ratings of the Certificates), and the Liquidity Facility is not replaced with a Replacement Facility within ten days after receipt by the Subordination Agent of notice of such downgrading or such guarantee becoming invalid or unenforceable and as otherwise provided in the Intercreditor Agreement, such Liquidity Facility will be drawn in full up to the then Maximum Available Commitment (the “Downgrade Drawing”). The proceeds of a Downgrade Drawing will be deposited into a cash collateral account (the “Cash Collateral Account”) for the Certificates and used for the same purposes and under the same circumstances and subject to the same conditions as cash payments of Interest Drawings under the Liquidity Facility would be used. (Liquidity Facility, Section 2.02(c); Intercreditor Agreement, Section 3.5(c)) If a qualified Replacement Facility is subsequently provided, the balance of the Cash Collateral Account will be repaid to the replaced Liquidity Provider.

A “Replacement Facility” for the Liquidity Facility will mean an irrevocable liquidity facility (or liquidity facilities) in substantially the form of the replaced Liquidity Facility, including reinstatement provisions, or in such other form (which may include a letter of credit) as shall permit the Rating Agencies to confirm in writing their respective ratings then in effect for the Certificates (before downgrading of such ratings, if any, as a result of the downgrading of the replaced Liquidity Provider), in a face amount (or in an aggregate face amount) equal to the then Required Amount and issued by a person (or persons) having a short-term unsecured debt rating or short-term issuer credit rating, as the case may be, issued by both Rating Agencies which are equal to or higher than the Liquidity Threshold Rating. (Intercreditor Agreement, Section 1.1) The provider of any Replacement Facility will have the same rights (including, without limitation, priority distribution rights and rights as “Controlling Party”) under the Intercreditor Agreement as the Liquidity Provider being replaced.

“Liquidity Threshold Rating” means the short-term unsecured debt rating of P-1 by Moody’s and the short-term issuer credit rating of A-1 by Standard & Poor’s.

If at any time during the 18-month period prior to the final expected Regular Distribution Date, the Pool Balance is greater than the aggregate outstanding principal amount of Equipment Notes (other than any Equipment Notes previously sold or with respect to which the collateral securing such Equipment Notes has been disposed of), the Liquidity Provider may, in its discretion, give notice of special termination under the Liquidity Facility (a “Special Termination Notice”). The effect of the delivery of such Special Termination Notice will be to cause (i) the Liquidity Facility to expire on the fifth Business Day after the date on which such Special Termination Notice is received by the Subordination Agent, (ii) the Subordination Agent to promptly request, and the Liquidity Provider to promptly make, a special termination drawing (a “Special Termination Drawing”) in an amount equal to the Maximum Available Commitment thereunder and (iii) all amounts owing to the Liquidity Provider automatically to become accelerated. The proceeds of a Special Termination Drawing will be deposited into the Cash Collateral Account and used for the same purposes under the same circumstances and subject to the same conditions as cash payments of Interest Drawings under the Liquidity Facility would be used. (Liquidity Facility, Section 6.02; Intercreditor Agreement, Section 3.5(m))

The Liquidity Facility provides that the Liquidity Provider’s obligations thereunder will expire on the earliest of:

•	364 days after the Issuance Date (counting from, and including, the Issuance Date).

•	The date on which the Subordination Agent delivers to the Liquidity Provider a certification that all of the Certificates have been paid in full.

•	The date on which the Subordination Agent delivers to the Liquidity Provider a certification that a Replacement Facility has been substituted for such Liquidity Facility.

•	The fifth Business Day following receipt by the Subordination Agent of a Termination Notice from the Liquidity Provider (see “— Liquidity Events of Default”).

•	The fifth Business Day following receipt by the Subordination Agent of a Special Termination Notice from the Liquidity Provider.

•	The date on which no amount is or may (by reason of reinstatement) become available for drawing under such Liquidity Facility.

The Liquidity Facility provides that it may be extended for additional 364-day periods by mutual agreement of the Liquidity Provider and the Subordination Agent. The Intercreditor Agreement will provide for the replacement of the Liquidity Facility if it is scheduled to expire earlier than 15 days after the Final Maturity Date and it is not so extended at least 25 days prior to its then scheduled expiration date. If the Liquidity Facility is not so extended or replaced by the 25th day prior to its then scheduled expiration date, the Liquidity Facility will be drawn in full up to the then Maximum Available Commitment (the “Non-Extension Drawing”). The proceeds of the Non-Extension Drawing will be deposited in the Cash Collateral Account to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under the Liquidity Facility would be used. (Liquidity Facility, Section 2.02(b); Intercreditor Agreement, Section 3.5(d))

Subject to certain limitations, Continental may, at its option, arrange for a Replacement Facility at any time to replace the Liquidity Facility (including without limitation any Replacement Facility described in the following sentence). In addition, if the Liquidity Provider shall determine not to extend the Liquidity Facility, then the Liquidity Provider may, at its option, arrange for a Replacement Facility to replace the Liquidity Facility (i) during the period no earlier than 40 days and no later than 25 days prior to the then scheduled expiration date of the Liquidity Facility and (ii) at any time after such scheduled expiration date. The Liquidity Provider may also arrange for a Replacement Facility to replace the Liquidity Facility at any time after a Downgrade Drawing. If any Replacement Facility is provided at any time after a Downgrade Drawing, a Special Termination Drawing or a Non-Extension Drawing under the Liquidity Facility, the funds with respect to the Liquidity Facility on deposit in the Cash Collateral Account will be returned to the Liquidity Provider being replaced. (Intercreditor Agreement, Section 3.5(e))

Upon receipt by the Subordination Agent of a Termination Notice with respect to the Liquidity Facility from the Liquidity Provider, the Subordination Agent shall request a final drawing (a “Final Drawing”) under the Liquidity Facility in an amount equal to the then Maximum Available Commitment. The Subordination Agent will hold the proceeds of the Final Drawing in the Cash Collateral Account as cash collateral to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under the Liquidity Facility would be used. (Liquidity Facility, Section 2.02(d); Intercreditor Agreement, Section 3.5(i))

Drawings under the Liquidity Facility will be made by delivery by the Subordination Agent of a certificate in the form required by the Liquidity Facility. Upon receipt of such a certificate, the Liquidity Provider is obligated to make payment of the drawing requested thereby in immediately available funds. Upon payment by the Liquidity

Provider of the amount specified in any drawing under the Liquidity Facility, the Liquidity Provider will be fully discharged of its obligations under the Liquidity Facility with respect to such drawing and will not thereafter be obligated to make any further payments under the Liquidity Facility in respect of such drawing to the Subordination Agent or any other person.

Reimbursement of Drawings

The Subordination Agent must reimburse amounts drawn under the Liquidity Facility by reason of an Interest Drawing, Final Drawing, Downgrade Drawing, Special Termination Drawing or Non-Extension Drawing and interest thereon, but only to the extent that the Subordination Agent has funds available therefor.

Interest Drawings, Special Termination Drawing and Final Drawing

Amounts drawn by reason of an Interest Drawing, Special Termination Drawing or Final Drawing will be immediately due and payable, together with interest on the amount of such drawing. From the date of the drawing to (but excluding) the third business day following the Liquidity Provider’s receipt of the notice of such Interest Drawing or Final Drawing, interest will accrue at the Base Rate plus 4.5% per annum. Thereafter, interest will accrue at LIBOR for the applicable interest period plus 4.5% per annum. In the case of the Final Drawing, however, the Subordination Agent may convert the Final Drawing into a drawing bearing interest at the Base Rate plus 4.5% per annum on the last day of an interest period for such Drawing. Any Special Termination Drawing under the Liquidity Facility, other than any portion thereof applied to the payment of interest on the Certificates, will bear interest at LIBOR for the applicable interest period plus 4.5% per annum on the outstanding amount from time to time of such Special Termination Drawing.

“Base Rate” means, on any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a business day, for the next preceding business day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a business day, the average of the quotations for such day for such transactions received by the Liquidity Provider from three Federal funds brokers of recognized standing selected by it, plus (b) one-quarter of one percent (1/4 of 1%).

“LIBOR” means, with respect to any interest period, (i) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute therefor) at approximately 11:00 a.m. (London time) two business days before the first day of such interest period, as the rate for dollar deposits with a maturity comparable to such interest period, or (ii) if the rate calculated pursuant to clause (i) above is not available, the average (rounded upwards, if necessary, to the next 1/16 of 1%) of the rates per annum at which deposits in dollars are offered for the relevant interest period by three banks of recognized standing selected by the Liquidity Provider in the London interbank market at approximately 11:00 a.m. (London time) two business days before the first day of such interest period in an amount approximately equal to the principal amount of the drawing to which such interest period is to apply and for a period comparable to such interest period.

Downgrade Drawings and Non-Extension Drawings

The amount drawn under the Liquidity Facility by reason of a Downgrade Drawing or a Non-Extension Drawing will be treated as follows:

•	Such amount will be released on any Distribution Date to the Liquidity Provider to the extent that such amount exceeds the Required Amount.

•	Any portion of such amount withdrawn from the Cash Collateral Account to pay interest on the Certificates will be treated in the same way as Interest Drawings.

•	The balance of such amount will be invested in certain specified eligible investments.

Any Downgrade Drawing under the Liquidity Facility, other than any portion thereof applied to the payment of interest on the Certificates, will bear interest (x) subject to clause (y) below, in an amount equal to the investment earnings on amounts deposited in the Cash Collateral Account plus 2% per annum on the outstanding amount from time to time of such Downgrade Drawing and (y) from and after the date, if any, on which it is converted into a Final Drawing as described below under “— Liquidity Events of Default”, at a rate equal to LIBOR for the applicable interest period (or, as described in the first paragraph under “— Interest Drawings, Special Termination Drawing and Final Drawing”, the Base Rate) plus 4.5% per annum.

Any Non-Extension Drawing under the Liquidity Facility, other than any portion thereof applied to the payment of interest on the Certificates, will bear interest (x) subject to clause (y) below, in an amount equal to the investment earnings on amounts deposited in the Cash Collateral Account plus 2% per annum on the outstanding amount from time to time of such Non-Extension Drawing and (y) from and after the date, if any, on which it is converted into a Final Drawing as described below under “— Liquidity Events of Default”, at a rate equal to LIBOR for the applicable interest period (or, as described in the first paragraph under “— Interest Drawings, Special Termination Drawing and Final Drawing”, the Base Rate) plus 4.5% per annum.

Liquidity Events of Default

Events of default under the Liquidity Facility (each, a “Liquidity Event of Default”) will consist of:

•	The acceleration of all of the Equipment Notes (provided, that if such acceleration occurs during the Delivery Period, the aggregate principal amount thereof exceeds $150 million).

•	Certain bankruptcy or similar events involving Continental. (Liquidity Facility, Section 1.01)

If (i) any Liquidity Event of Default has occurred and is continuing and (ii) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes, the Liquidity Provider may, in its discretion, give a notice of termination of the Liquidity Facility to the Subordination Agent (a “Termination Notice”). The Termination Notice will have the following consequences:

•	The Liquidity Facility will expire on the fifth Business Day after the date on which such Termination Notice is received by the Subordination Agent.

•	The Subordination Agent will promptly request, and the Liquidity Provider will make, a Final Drawing thereunder in an amount equal to the then Maximum Available Commitment.

•	Any drawing remaining unreimbursed as of the date of termination will be automatically converted into a Final Drawing under the Liquidity Facility.

•	All amounts owing to the Liquidity Provider automatically will be accelerated.

Notwithstanding the foregoing, the Subordination Agent will be obligated to pay amounts owing to the Liquidity Provider only to the extent of funds available therefor after giving effect to the payments in accordance with the provisions set forth under “Description of the Intercreditor Agreement — Priority of Distributions”. (Liquidity Facility, Section 6.01) Upon the circumstances described below under “Description of the Intercreditor Agreement — Intercreditor Rights”, the Liquidity Provider may become the Controlling Party with respect to the exercise of remedies under the Indentures. (Intercreditor Agreement, Section 2.6(c))

Liquidity Provider

The initial Liquidity Provider will be Goldman Sachs Bank USA. The payment obligations of Goldman Sachs Bank USA under the Liquidity Facility will be guaranteed by The Goldman Sachs Group, Inc., an affiliate of the Liquidity Provider (the “Liquidity Guarantor”). The Liquidity Guarantor has a short-term unsecured debt rating of P-1 from Moody’s and a short-term issuer credit rating of A-1 from Standard & Poor’s.

DESCRIPTION OF THE INTERCREDITOR AGREEMENT

The following summary describes the material provisions of the Intercreditor Agreement (the “Intercreditor Agreement”) among the Trustee, the Liquidity Provider and Wilmington Trust Company, as subordination agent (the “Subordination Agent”). The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Intercreditor Agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission.

Intercreditor Rights

Controlling Party

Each Loan Trustee will be directed in taking, or refraining from taking, any action under an Indenture or with respect to the Equipment Notes issued under such Indenture, by the holders of at least a majority of the outstanding principal amount of the Equipment Notes issued under such Indenture, so long as no Indenture Default shall have occurred and be continuing thereunder. For so long as the Subordination Agent is the registered holder of the Equipment Notes, the Subordination Agent will act with respect to the preceding sentence in accordance with the directions of the Trustee, to the extent constituting, in the aggregate, directions with respect to the required principal amount of Equipment Notes.

After the occurrence and during the continuance of an Indenture Default under an Indenture, each Loan Trustee will be directed in taking, or refraining from taking, any action thereunder or with respect to the Equipment Notes issued under such Indenture, including acceleration of such Equipment Notes or foreclosing the lien on the related Aircraft, by the Controlling Party, subject to the limitations described below. See “Description of the Certificates — Indenture Defaults and Certain Rights Upon an Indenture Default” for a description of the rights of the Certificateholders to direct the Trustee.

The “Controlling Party” will be:

•	The Trustee.

•	Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider, as discussed in the next paragraph.

At any time after 18 months from the earliest to occur of (x) the date on which the entire available amount under the Liquidity Facility shall have been drawn (for any reason other than a Downgrade Drawing, Special Termination Drawing or Non-Extension Drawing that has not been converted into a Final Drawing) and shall remain unreimbursed, (y) the date on which the entire amount of any Downgrade Drawing, Special Termination Drawing or Non-Extension Drawing shall have been withdrawn from the Cash Collateral Account to pay interest on the Certificates and shall remain unreimbursed and (z) the date on which all Equipment Notes shall have been accelerated (provided that if such acceleration occurs prior to the Delivery Period Termination Date, the aggregate principal amount thereof exceeds $150 million), the Liquidity Provider (so long as it has not defaulted in its obligation to make any drawing under the Liquidity Facility) shall have the right to become the Controlling Party.

For purposes of giving effect to the rights of the Controlling Party, the Trustee (to the extent not the Controlling Party) shall irrevocably agree, and the Certificateholders (other than the Certificateholders represented by the Controlling Party) will be deemed to agree by virtue of their purchase of Certificates, that the Subordination Agent, as record holder of the Equipment Notes, shall exercise its voting rights in respect of the Equipment Notes as directed by the Controlling Party. (Intercreditor Agreement, Section 2.6) For a description of certain limitations on the Controlling Party’s rights to exercise remedies, see “Description of the Equipment Notes — Remedies”.

“Final Distributions” means, on any Distribution Date, the sum of (x) the aggregate amount of all accrued and unpaid interest on the Certificates (excluding interest payable on the Deposits) and (y) the Pool Balance as of the immediately preceding Distribution Date (less the amount of the Deposits as of such preceding Distribution Date other than any portion of such Deposits thereafter used to acquire Equipment Notes pursuant to the Note Purchase Agreement). For purposes of calculating Final Distributions, any premium paid on the Equipment Notes which has not been distributed to the Certificateholders (other than such premium or a portion thereof applied to the payment of interest on the Certificates or the reduction of the Pool Balance) shall be added to the amount of such Final Distributions.

Limitation on Exercise of Remedies

So long as any Certificates are outstanding, during nine months after the earlier of (x) the acceleration of the Equipment Notes under any Indenture and (y) the bankruptcy or insolvency of Continental, without the consent of the Trustee (and the Additional Trustee, if Additional Junior Certificates are then outstanding), no Aircraft subject to the lien of such Indenture or such Equipment Notes may be sold in the exercise of remedies under such Indenture, if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft or such Equipment Notes.

“Minimum Sale Price” means, with respect to any Aircraft or the Equipment Notes issued in respect of such Aircraft, at any time, in the case of the sale of an Aircraft, 75%, or in the case of the sale of related Equipment Notes, 85%, of the Appraised Current Market Value of such Aircraft.

Following the occurrence and during the continuation of an Indenture Default under any Indenture, in the exercise of remedies pursuant to such Indenture, the Loan Trustee under such Indenture may be directed to lease the Aircraft to any person (including Continental) so long as the Loan Trustee in doing so acts in a “commercially reasonable” manner within the meaning of Article 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction (including Sections 9-610 and 9-627 thereof).

If following certain events of bankruptcy, reorganization or insolvency with respect to Continental described in the Intercreditor Agreement (a “Continental Bankruptcy Event”) and during the pendency thereof, the Controlling Party receives a proposal from or on behalf of Continental to restructure the financing of any one or more of the Aircraft, the Controlling Party will promptly thereafter give the Subordination Agent and the Trustee (and the Additional Trustee, if Additional Junior Certificates are then outstanding) notice of the material economic terms and conditions of such restructuring proposal whereupon the Subordination Agent acting on behalf of the Trustee (and the Additional Trustee, if Additional Junior Certificates are then outstanding) will endeavor using reasonable commercial efforts to make such terms and conditions of such restructuring proposal available to all Certificateholders (and, if then outstanding, holders of Additional Junior Certificates) (whether by posting on DTC’s Internet board or otherwise). Thereafter, the Subordination Agent may not, whether acting on instructions of the Controlling Party or otherwise, without the consent of the Trustee (and the Additional Trustee, if Additional Junior Certificates are then outstanding), enter into any term sheet, stipulation or other agreement (whether in the form of an adequate protection stipulation, an extension under Section 1110(b) of the U.S. Bankruptcy Code or otherwise) to effect any such restructuring proposal with or on behalf of Continental unless and until the material economic terms and conditions of such restructuring proposal shall have been made available to all Certificateholders (and, if then outstanding, holders of Additional Junior Certificates) for a period of not less than 15 calendar days (except that such requirement shall not apply to any such term sheet, stipulation or other agreement that is entered into on or prior to the expiry of the 60-Day Period and that is effective for a period not longer than three months from the expiry of the 60-Day Period).

If Additional Junior Certificates have been issued and are outstanding and any holder of Additional Junior Certificates gives irrevocable notice of the exercise of its right to purchase all (but not less than all) of the Certificates (as described in “Description of the Certificates — Purchase Rights of Holders of Additional Junior Certificates”), prior to the expiry of the 15-day notice period specified above, the Controlling Party may not direct the Subordination Agent or the Trustee to enter into any such restructuring proposal with respect to any of the Aircraft, unless and until such holder fails to purchase the Certificates on the date that it is required to make such purchase.

Post Default Appraisals

Upon the occurrence and continuation of an Indenture Default under any Indenture, the Subordination Agent will be required to obtain three desktop appraisals from the appraisers selected by the Controlling Party setting forth the current market value, current lease rate and distressed value (in each case, as defined by the International Society of Transport Aircraft Trading) of the Aircraft subject to such Indenture (each such appraisal, an “Appraisal” and the current market value appraisals being referred to herein as the “Post Default Appraisals”). For so long as any Indenture Default shall be continuing under any Indenture, and without limiting the right of the Controlling Party to request more frequent Appraisals, the Subordination Agent will be required to obtain additional Appraisals on the date that is 364 days from the date of the most recent Appraisal or if a Continental Bankruptcy Event shall have occurred and is continuing, on the date that is 180 days from the date of the most recent Appraisal.

“Appraised Current Market Value” of any Aircraft means the lower of the average and the median of the three most recent Post Default Appraisals of such Aircraft.

Priority of Distributions

All payments in respect of the Equipment Notes and certain other payments received on each Regular Distribution Date or Special Distribution Date (each, a “Distribution Date”) will be promptly distributed by the Subordination Agent on such Distribution Date in the following order of priority:

•	To the Subordination Agent, the Trustee, any Certificateholder and the Liquidity Provider to the extent required to pay certain out-of-pocket costs and expenses actually incurred by the Subordination Agent (or reasonably expected to be incurred by the Subordination Agent for the period ending on the next succeeding Regular Distribution Date, which shall not exceed $150,000 unless approved in writing by the Controlling Party) or the Trustee or to reimburse any Certificateholder or the Liquidity Provider in respect of payments made to the Subordination Agent or the Trustee in connection with the protection or realization of the value of the Equipment Notes held by the Subordination Agent or any Collateral under (and as defined in) any Indenture (collectively, the “Administration Expenses”).

•	To the Liquidity Provider (a) to the extent required to pay the Liquidity Expenses or (b) in the case of a Special Payment on account of the redemption, purchase or prepayment of all of the Equipment Notes issued pursuant to an Indenture (an “Equipment Note Special Payment”), so long as no Indenture Default has occurred and is continuing under any Indenture, the amount of accrued and unpaid Liquidity Expenses that are not yet due, multiplied by the Section 2.4 Fraction or, if an Indenture Default has occurred and is continuing, clause (a) will apply.

•	To the Liquidity Provider (a) to the extent required to pay interest accrued on the Liquidity Obligations and if a Special Termination Drawing has been made and has not been converted into a Final Drawing, to pay the outstanding amount of such Special Termination Drawing or (b) in the case of an Equipment Note Special Payment, so long as no Indenture Default has occurred and is continuing under any Indenture, to the extent required to pay accrued and unpaid interest then in arrears on the Liquidity Obligations plus an amount equal to the amount of accrued and unpaid interest on the Liquidity Obligations not in arrears, multiplied by the Section 2.4 Fraction and if a Special Termination Drawing has been made and has not been converted into a Final Drawing, the outstanding amount of such Special Termination Drawing or, if an Indenture Default has occurred and is continuing, clause (a) will apply.

•	To (i) the Liquidity Provider to the extent required to pay the outstanding amount of all Liquidity Obligations and (ii) if applicable, unless (in the case of this clause (ii) only) (x) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes and a Liquidity Event of Default shall have occurred and is continuing or (y) a Final Drawing shall have occurred under the Liquidity Facility, the Subordination Agent to replenish the Cash Collateral Account up to the Required Amount.

•	To the Subordination Agent, the Trustee or any Certificateholder to the extent required to pay certain fees, taxes, charges and other amounts payable.

•	To the Trustee (a) to the extent required to pay accrued and unpaid interest at the Stated Interest Rate on the Pool Balance of the Certificates (excluding interest, if any, payable with respect to any Deposits) or (b) in the case of an Equipment Note Special Payment, so long as no Indenture Default has occurred and is continuing under any Indenture, to the extent required to pay any such interest that is then due together with (without duplication) such interest in an amount equal to accrued and unpaid interest at the Stated Interest Rate on the outstanding principal amount of the Equipment Notes held in the Trust being redeemed, purchased or prepaid or, if an Indenture Default has occurred and is continuing, clause (a) will apply.

•	To the Trustee to the extent required to pay Expected Distributions on the Certificates.

If a class of Additional Junior Certificates has been issued, the priority of distributions in the Intercreditor Agreement with respect to amounts attributable to such Additional Junior Certificates will be after the last item above. See “Possible Issuance of Additional Junior Certificates”.

“Section 2.4 Fraction” means, with respect to any Special Distribution Date, a fraction, the numerator of which shall be the amount of principal of the Equipment Notes being redeemed, purchased or prepaid on such Special Distribution Date, and the denominator of which shall be the aggregate unpaid principal amount of all Equipment Notes outstanding as of such Special Distribution Date.

“Liquidity Obligations” means the obligations of the Subordination Agent to reimburse or to pay the Liquidity Provider all principal, interest, fees and other amounts owing to it under the Liquidity Facility or certain other agreements.

“Liquidity Expenses” means the Liquidity Obligations other than any interest accrued thereon or the principal amount of any drawing under the Liquidity Facility.

“Expected Distributions” means, on any Distribution Date (the “Current Distribution Date”), the difference between:

(A) the Pool Balance as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates), and

(B) the Pool Balance as of the Current Distribution Date calculated on the basis that (i) the principal of the Equipment Notes other than Performing Equipment Notes (the “Non-Performing Equipment Notes”) held in the Trust has been paid in full and such payments have been distributed to the holders of the Certificates, (ii) the principal of the Performing Equipment Notes held in the Trust has been paid when due (but without giving effect to any acceleration of Performing Equipment Notes) and such payments have been distributed to the holders of the Certificates and (iii) the principal of any Equipment Notes formerly held in the Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of the Certificates, but without giving effect to any reduction in the Pool Balance as a result of any distribution attributable to Deposits occurring after the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, occurring after the initial issuance of the Certificates).

For purposes of calculating Expected Distributions, any premium paid on the Equipment Notes held in the Trust that has not been distributed to the Certificateholders (other than such premium or a portion thereof applied to the payment of interest on the Certificates or the reduction of the Pool Balance) shall be added to the amount of Expected Distributions.

Interest Drawings under the Liquidity Facility and withdrawals from the Cash Collateral Account in respect of interest on the Certificates, will be distributed to the Trustee, notwithstanding the priority of distributions set forth in the Intercreditor Agreement and otherwise described herein. All amounts on deposit in the Cash Collateral Account that are in excess of the Required Amount will be paid to the Liquidity Provider.

Voting of Equipment Notes

In the event that the Subordination Agent, as the registered holder of any Equipment Note, receives a request for its consent to any amendment, supplement, modification, consent or waiver under such Equipment Note or the related Indenture (or, if applicable, the related Participation Agreement or other related document), (i) if no Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent shall request directions from the Trustee and shall vote or consent in accordance with such directions and (ii) if any Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent will exercise its voting rights as directed by the Controlling Party, subject to certain limitations; provided that no such amendment, modification, consent or waiver shall, without the consent of the Liquidity Provider and each affected Certificateholder, reduce the amount of principal or interest payable by Continental under any Equipment Note or change the time of payments or method of calculation of any amount under any Equipment Note. (Intercreditor Agreement, Section 9.1(b))

List of Certificateholders

Upon the occurrence of an Indenture Default, the Subordination Agent shall instruct the Trustee to, and the Trustee shall, request that DTC post on its Internet bulletin board a securities position listing setting forth the names of all the parties reflected on DTC’s books as holding interests in the Certificates.

Reports

Promptly after the occurrence of a Triggering Event or an Indenture Default resulting from the failure of Continental to make payments on any Equipment Note and on every Regular Distribution Date while the Triggering Event or such Indenture Default shall be continuing, the Subordination Agent will provide to the Trustee, the Liquidity Provider, the Rating Agencies and Continental a statement setting forth the following information:

•	After a bankruptcy of Continental, with respect to each Aircraft, whether such Aircraft is (i) subject to the 60-day period of Section 1110 of the U.S. Bankruptcy Code, (ii) subject to an election by Continental under Section 1110(a) of the U.S. Bankruptcy Code, (iii) covered by an agreement contemplated by Section 1110(b) of the U.S. Bankruptcy Code or (iv) not subject to any of (i), (ii) or (iii).

•	To the best of the Subordination Agent’s knowledge, after requesting such information from Continental, (i) whether the Aircraft are currently in service or parked in storage, (ii) the maintenance status of the Aircraft and (iii) location of the Engines (as defined in the Indentures). Continental has agreed to provide such information upon request of the Subordination Agent, but no more frequently than every three months with respect to each Aircraft so long as it is subject to the lien of an Indenture.

•	The current Pool Balance and outstanding principal amount of all Equipment Notes for all Aircraft.

•	The expected amount of interest which will have accrued on the Equipment Notes and on the Certificates as of the next Regular Distribution Date.

•	The amounts paid to each person on such Distribution Date pursuant to the Intercreditor Agreement.

•	Details of the amounts paid on such Distribution Date identified by reference to the relevant provision of the Intercreditor Agreement and the source of payment (by Aircraft and party).

•	If the Subordination Agent has made a Final Drawing under the Liquidity Facility.

•	The amounts currently owed to the Liquidity Provider.

•	The amounts drawn under the Liquidity Facility.

•	After a Continental Bankruptcy Event, any operational reports filed by Continental with the bankruptcy court which are available to the Subordination Agent on a non-confidential basis.

The Subordination Agent

Wilmington Trust Company will be the Subordination Agent under the Intercreditor Agreement. Continental and its affiliates may from time to time enter into banking and trustee relationships with the Subordination Agent and its affiliates. The Subordination Agent’s address is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

The Subordination Agent may resign at any time, in which event a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. The Controlling Party may remove the Subordination Agent for cause as provided in the Intercreditor Agreement. In such circumstances, a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. Any resignation or removal of the Subordination Agent and appointment of a successor Subordination Agent does not become effective until acceptance of the appointment by the successor Subordination Agent. (Intercreditor Agreement, Section 8.1)

DESCRIPTION OF THE AIRCRAFT AND THE APPRAISALS

The Aircraft

The 17 aircraft to be financed pursuant to this Offering consist of 12 Boeing aircraft currently owned by Continental and five new Boeing 737-924ER aircraft (the “Aircraft”). The 12 currently owned Aircraft consist of three Boeing 777-224ER aircraft, two Boeing 757-224 aircraft, three Boeing 737-824 aircraft and four Boeing 737-724 aircraft. The five Boeing 737-924ER Aircraft will be newly delivered by the manufacturer during the Delivery Period. The Aircraft have been designed to be in compliance with Stage 3 noise level standards, which are the most restrictive regulatory standards currently in effect in the United States for aircraft noise abatement.

Boeing 777-224ER Aircraft

The Boeing 777-224ER aircraft is a long-range aircraft with a seating capacity of approximately 285 passengers. The engine type utilized on Continental’s 777-224ER aircraft is the General Electric GE90-94B.

Boeing 757-224 Aircraft

The Boeing 757-224 aircraft is a medium-range aircraft with a seating capacity of approximately 175 passengers. The engine type utilized on Continental’s 757-224 aircraft is the Rolls-Royce Model RB211-535E4B.

Boeing 737-924ER Aircraft

The Boeing 737-924ER aircraft is a medium-range aircraft with a seating capacity of approximately 173 passengers. The engine type utilized on Continental’s 737-924ER aircraft is the CFM International, Inc. CFM56-7B26/3.

Boeing 737-824 Aircraft

The Boeing 737-824 aircraft is a medium-range aircraft with a seating capacity of approximately 160 passengers. The engine type utilized on Continental’s 737-824 aircraft is the CFM International, Inc. CFM56-7B26.

Boeing 737-724 Aircraft

The Boeing 737-724 aircraft is a medium-range aircraft with a seating capacity of approximately 125 passengers. The engine type utilized on Continental’s 737-724 aircraft is the CFM International, Inc. CFM56-7B24.

The Appraisals

The table below sets forth the appraised values of the aircraft that may be financed with the proceeds of this Offering, as determined by Aircraft Information Services, Inc. (“AISI”), BK Associates, Inc. (“BK”) and Morten Beyer and Agnew, Inc. (“MBA”), independent aircraft appraisal and consulting firms (the “Appraisers”). Under the Note Purchase Agreement, Continental will select to be financed pursuant to this Offering five of the seven Boeing 737-924ER aircraft listed below.

	Registration	Manufacturer’s	Delivery	Appraiser’s Valuations			Appraised
Aircraft Type(1)	Number	Serial Number	Month	AISI	BK	MBA	Value(2)

Boeing 777-224ER	N77006	29476	December 1998	$74,280,000	$79,920,000	$75,880,000	$75,880,000
Boeing 777-224ER	N78009	29479	April 1999	75,210,000	82,070,000	74,560,000	75,210,000
Boeing 777-224ER	N78013	29861	September 1999	79,050,000	83,960,000	78,620,000	79,050,000

Boeing 757-224	N34131	28971	June 1998	24,370,000	25,900,000	26,050,000	25,440,000
Boeing 757-224	N33132	29281	June 1998	24,760,000	25,790,000	21,790,000	24,113,333

Boeing 737-924ER	N37437	33532	July 2009	57,870,000	53,800,000	53,640,000	53,800,000
Boeing 737-924ER	N78438	33533	July 2009	57,870,000	53,800,000	53,640,000	53,800,000
Boeing 737-924ER	N57439	33534	August 2009	58,020,000	53,800,000	53,730,000	53,800,000
Boeing 737-924ER	N45440	33535	August 2009	58,020,000	53,800,000	53,730,000	53,800,000
Boeing 737-924ER	N53441	30131	August 2009	58,020,000	53,800,000	53,730,000	53,800,000
Boeing 737-924ER	N37434	33528	September 2009	58,170,000	53,800,000	53,810,000	53,810,000
Boeing 737-924ER	N53442	33536	September 2009	58,170,000	53,800,000	53,810,000	53,810,000

Boeing 737-824	N26232	28942	June 1999	26,970,000	27,900,000	26,370,000	26,970,000
Boeing 737-824	N35236	28801	September 1999	28,200,000	29,160,000	27,510,000	28,200,000
Boeing 737-824	N14240	28952	October 1999	26,750,000	29,980,000	28,200,000	28,200,000

Boeing 737-724	N24729	28945	July 1999	20,130,000	22,600,000	23,950,000	22,226,667
Boeing 737-724	N16732	28948	August 1999	20,270,000	22,610,000	22,100,000	21,660,000
Boeing 737-724	N14735	28950	September 1999	21,770,000	22,180,000	22,490,000	22,146,667
Boeing 737-724	N24736	28803	September 1999	21,830,000	23,490,000	22,530,000	22,530,000

(1)	The indicated registration number, manufacturer’s serial number and delivery month for each Boeing 737-924ER aircraft reflect our current expectations, although these may differ for the actual Aircraft financed hereunder. The financing of each currently-owned Aircraft pursuant to this Offering is expected to be effected after the existing security interest on such Aircraft has been discharged, and the financing of each Boeing 737-924ER Aircraft is expected to be effected at delivery of such Aircraft by Boeing to Continental. The actual delivery date for any Boeing 737-924ER aircraft may be subject to delay or acceleration. See “— Timing of Financing the Aircraft”. Continental has certain rights to substitute other Boeing 737-924ER aircraft if the scheduled delivery date of any Boeing 737-924ER aircraft is delayed for more than 30 days after the month scheduled for delivery or beyond the delivery deadline. See “— Substitute Aircraft”.

(2)	The appraised value of each aircraft set forth above is the lesser of the average and median values of such aircraft as appraised by the Appraisers.

For purposes of the foregoing chart, AISI, BK and MBA each was asked to provide its opinion as to the appraised value of each aircraft. In the case of the Boeing 737-924ER aircraft, such appraisals indicate appraised base value, projected as of the scheduled delivery month of the applicable aircraft, and in the case of the other Aircraft, indicate appraised base value, adjusted for the maintenance status of the Aircraft. As part of this process, all three Appraisers performed “desk top” appraisals without any physical inspection of the aircraft. The appraisals are based on various assumptions and methodologies, which vary among the appraisals. Each Appraiser assumed for purposes of its appraisal of five of the currently-owned Aircraft that certain maintenance had been performed on such Aircraft. Continental is planning to have such maintenance performed on such Aircraft prior to October 2009. It is a condition precedent to the Trustee’s obligation to purchase Equipment Notes relating to each such Aircraft that such maintenance shall have been performed on such Aircraft. See “— Timing of Financing the Aircraft”. The Appraisers have delivered letters summarizing their respective appraisals, copies of which are annexed to this Prospectus Supplement as Appendix II. For a discussion of the assumptions and methodologies used in each of the appraisals, reference is hereby made to such summaries. In addition, we have set forth on Appendix III to this

Prospectus Supplement a summary of the base value, maintenance adjustment and maintenance adjusted base value determined by each Appraiser with respect to each aircraft.

An appraisal is only an estimate of value. It is not indicative of the price at which an aircraft may be purchased from the manufacturer. Nor should it be relied upon as a measure of realizable value. The proceeds realized upon a sale of any Aircraft may be less than its appraised value. The value of the Aircraft in the event of the exercise of remedies under the applicable Indenture will depend on market and economic conditions, the availability of buyers, the condition of the Aircraft and other similar factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise with respect to the Equipment Notes and the Aircraft pursuant to the applicable Indenture would equal the appraised value of such Aircraft or be sufficient to satisfy in full payments due on such Equipment Notes or the Certificates.

Timing of Financing the Aircraft

The Boeing 737-924ER aircraft that may be financed with the proceeds of this Offering are scheduled for delivery under Continental’s purchase agreements with The Boeing Company (“Boeing” ) from July 2009 through September 2009. See the table under “— The Appraisals” for the scheduled month of delivery of each such aircraft. Under such purchase agreements, delivery of an aircraft may be delayed due to “excusable delay”, which is defined to include, among other things, acts of God, governmental acts or failures to act, strikes or other labor troubles, inability to procure materials, or any other cause beyond Boeing’s control or not occasioned by Boeing’s fault or negligence.

The other Aircraft expected to be financed with the proceeds of this Offering are currently owned by Continental and subject to existing security interests. Such security interests are scheduled to be discharged prior to October 2009, and each currently-owned Aircraft will be available for financing under this Offering once such existing security interest with respect to such Aircraft has been discharged. In the case of the currently-owned Aircraft with registration numbers N24729, N16732, N24736, N14240 and N33132, it is a condition precedent to the obligation of the Trustee to purchase the Equipment Notes relating to such Aircraft under the Note Purchase Agreement that an “8C Check” shall have been performed on such Aircraft after May 2009 under Continental’s maintenance program. An “8C Check” is the most extensive inspection and refurbishment of an aircraft required to be performed on these Aircraft under Continental’s maintenance program. Continental is planning to have the “8C Checks” performed on these Aircraft prior to October 2009.

The Note Purchase Agreement provides that the period for financing the Aircraft under this Offering (the “Delivery Period”) will expire on December 31, 2009.

If the scheduled delivery date of any Boeing 737-924ER aircraft is delayed by more than 30 days after the month scheduled for delivery or beyond December 31, 2009, Continental has the right to replace such aircraft with a Substitute Aircraft, subject to certain conditions. See “— Substitute Aircraft”. If delivery of any Boeing 737-924ER aircraft is delayed beyond the Delivery Period Termination Date and Continental does not exercise its right to replace such aircraft with a Substitute Aircraft, there will be unused Deposits that will be distributed to Certificateholders together with accrued and unpaid interest thereon but without a premium. See “Description of the Deposit Agreement — Unused Deposits”.

Substitute Aircraft

If the scheduled delivery date for any Boeing 737-924ER aircraft is delayed (i) more than 30 days after the month scheduled for delivery or (ii) beyond December 31, 2009, Continental may identify for delivery a substitute aircraft (each, together with the substitute aircraft referred to below, a “Substitute Aircraft”) therefor meeting the following conditions:

•	A Substitute Aircraft must a Boeing 737-924ER aircraft.

•	Continental will be obligated to obtain written confirmation from each Rating Agency that substituting such Substitute Aircraft for the replaced aircraft will not result in a withdrawal, suspension or downgrading of the ratings of the Certificates.

DESCRIPTION OF THE EQUIPMENT NOTES

The following summary describes the material terms of the Equipment Notes. The summary makes use of terms defined in, and is qualified in its entirety by reference to all of the provisions of, the Equipment Notes, the Indentures, the Participation Agreements and the Note Purchase Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by Continental with the Commission. Except as otherwise indicated, the following summaries relate to the Equipment Notes, the Indenture and the Participation Agreement that may be applicable to each Aircraft.

Under the Note Purchase Agreement, Continental will enter into a secured debt financing with respect to each Aircraft. The Note Purchase Agreement provides for the relevant parties to enter into a Participation Agreement and an Indenture relating to the financing of each Aircraft.

The description of such financing agreements in this Prospectus Supplement is based on the forms of such agreements annexed to the Note Purchase Agreement. However, the terms of the financing agreements actually entered into may differ from the forms of such agreements and, consequently, may differ from the description of such agreements contained in this Prospectus Supplement. Although such changes are permitted, under the Note Purchase Agreement the terms of such agreements must not vary the Required Terms. In addition, Continental will be obligated to certify to the Trustee that any substantive modifications do not materially and adversely affect the Certificateholders. Continental must also obtain written confirmation from each Rating Agency that the use of financing agreements modified in any material respect from the forms attached to the Note Purchase Agreement would not result in a withdrawal, suspension or downgrading of the ratings of the Certificates. See “Description of the Certificates — Obligation to Purchase Equipment Notes”.

General

Equipment Notes will be issued in one series with respect to each Aircraft (the “Equipment Notes”). Continental may elect to issue a single series of Additional Equipment Notes with respect to an Aircraft at any time or from time to time, which will be funded from sources other than this Offering and will be subordinated in right of payment to the Equipment Notes. See “Possible Issuance of Additional Junior Certificates”. The Equipment Notes with respect to each Aircraft will be issued under a separate Indenture between Continental and Wilmington Trust Company, as indenture trustee thereunder (each, a “Loan Trustee”).

Continental’s obligations under the Equipment Notes will be general obligations of Continental.

Principal and Interest Payments

Subject to the provisions of the Intercreditor Agreement, interest paid on the Equipment Notes held in the Trust will be passed through to the Certificateholders on the dates and at the rate per annum set forth on the cover page of this Prospectus Supplement until the final expected Regular Distribution Date. Subject to the provisions of the Intercreditor Agreement, principal paid on the Equipment Notes held in the Trust will be passed through to the Certificateholders in scheduled amounts on the dates set forth herein until the final expected Regular Distribution Date.

Interest will be payable on the unpaid principal amount of each Equipment Note at the rate applicable to such Equipment Note on January 8 and July 8 of each year, commencing on the first such date to occur after initial issuance thereof. Such interest will be computed on the basis of a 360-day year of twelve 30-day months.

Scheduled principal payments on the Equipment Notes will be made on January 8 and July 8 in certain years, commencing on January 8, 2010. See “Description of the Certificates — Pool Factors” for a discussion of the scheduled payments of principal of the Equipment Notes and possible revisions thereto.

If any date scheduled for a payment of principal, premium (if any) or interest with respect to the Equipment Notes is not a Business Day, such payment will be made on the next succeeding Business Day, without any additional interest.

Continental is also required to pay under each Indenture such Indenture’s pro rata share of the fees, the interest payable on drawings under the Liquidity Facility in excess of earnings on cash deposits from such drawings plus certain other amounts and certain other payments due to the Liquidity Provider under the Liquidity Facility and of compensation and certain expenses payable to the Pass Through Trustee and the Subordination Agent.

Redemption

If an Event of Loss occurs with respect to an Aircraft and such Aircraft is not replaced by Continental under the related Indenture, the Equipment Notes issued with respect to such Aircraft will be redeemed, in whole, in each case at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the date of redemption, but without premium, on a Special Distribution Date. (Indentures, Section 2.10)

All of the Equipment Notes issued with respect to an Aircraft may be redeemed prior to maturity at any time, at the option of Continental, provided that all outstanding Equipment Notes issued with respect to all other Aircraft are simultaneously redeemed. The redemption price in the case of any optional redemption of Equipment Notes will be equal to the aggregate unpaid principal amount thereof, together with accrued and unpaid interest thereon to, but not including, the date of redemption, plus a Make-Whole Premium. (Indentures, Section 2.11)

“Make-Whole Premium” means, with respect to any Equipment Note, an amount (as determined by an independent investment bank of national standing) equal to the excess, if any, of (a) the present value of the remaining scheduled payments of principal and interest to maturity of such Equipment Note computed by discounting such payments on a semiannual basis on each payment date under the applicable Indenture (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield plus 0.75% over (b) the outstanding principal amount of such Equipment Note plus accrued interest to the date of determination.

For purposes of determining the Make-Whole Premium, “Treasury Yield” means, at the date of determination with respect to any Equipment Note, the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported in the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519). “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium shall be the third Business Day prior to the applicable payment or redemption date and the “most recent H.15(519)” means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable payment or redemption date.

“Average Life Date” for any Equipment Note shall be the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note. “Remaining Weighted Average Life” on a given date with respect to any Equipment Note shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

Security

Aircraft

The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft and each of the other Aircraft for which Equipment Notes are outstanding and an assignment to the Loan Trustee of certain of Continental’s rights under warranties with respect to the Aircraft.

Since the Equipment Notes are cross-collateralized, any proceeds from the sale of an Aircraft securing Equipment Notes or other exercise of remedies under an Indenture with respect to such Aircraft will (subject to the provisions of the U.S. Bankruptcy Code) be available for application to shortfalls with respect to obligations due under the other Equipment Notes at the time such proceeds are received. In the absence of any such shortfall, excess proceeds will be held as additional collateral by the Loan Trustee under such Indenture for such other Equipment Notes. However, if an Equipment Note ceases to be held by the Subordination Agent (as a result of sale upon the exercise of remedies or otherwise), it ceases to be entitled to the benefits of cross-collateralization.

See Appendix IV to this Prospectus Supplement for tables setting forth the projected loan to value ratios for each of the aircraft that may be financed pursuant to the Offering.

Cash

Cash, if any, held from time to time by the Loan Trustee with respect to any Aircraft, including funds held as the result of an Event of Loss to such Aircraft, will be invested and reinvested by such Loan Trustee, at the direction of Continental, in investments described in the related Indenture. (Indentures, Section 6.06)

Limitation of Liability

Except as otherwise provided in the Indentures, each Loan Trustee, in its individual capacity, will not be answerable or accountable under the Indentures or under the Equipment Notes under any circumstances except, among other things, for its own willful misconduct or gross negligence. (Indentures, Section 7.01)

Indenture Defaults, Notice and Waiver

Indenture Defaults under each Indenture will include:

•	The failure by Continental to pay any amount, when due, under such Indenture or under any Equipment Note issued thereunder that continues for more than ten Business Days, in the case of principal, interest or Make-Whole Premium, and, in all other cases, ten Business Days after Continental receives written notice from the related Loan Trustee.

•	Any representation or warranty made by Continental in such Indenture, the related Participation Agreement or certain related documents furnished to the Loan Trustee or any holder of an Equipment Note pursuant thereto being false or incorrect in any material respect when made that continues to be material and adverse to the interests of the Loan Trustee or Note Holders and remains unremedied after notice and specified cure periods.

•	Failure by Continental to perform or observe any covenant or obligation for the benefit of the Loan Trustee or holders of Equipment Notes under such Indenture or certain related documents that continues after notice and specified cure periods.

•	The lapse or cancellation of insurance required under such Indenture.

•	The occurrence of an Indenture Default under any other Indenture.

•	The occurrence of certain events of bankruptcy, reorganization or insolvency of Continental. (Indentures, Section 5.01)

The holders of a majority in principal amount of the outstanding Equipment Notes issued with respect to any Aircraft, by notice to the Loan Trustee, may on behalf of all the holders waive any existing default and its consequences under the Indenture with respect to such Aircraft, except a default in the payment of the principal of, or premium or interest on any such Equipment Notes or a default in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of Equipment Notes. (Indentures, Section 5.06) See “Description of the Intercreditor Agreement — Voting of Equipment Notes” regarding the persons entitled to direct the vote of Equipment Notes.

Remedies

If an Indenture Default (other than certain events of bankruptcy, reorganization or insolvency) occurs and is continuing under an Indenture, the related Loan Trustee or the holders of a majority in principal amount of the

Equipment Notes outstanding under such Indenture may declare the principal of all such Equipment Notes issued thereunder immediately due and payable, together with all accrued but unpaid interest thereon. If certain events of bankruptcy, reorganization or insolvency occur with respect to Continental, such amounts shall be due and payable without any declaration or other act on the part of the related Loan Trustee or holders of Equipment Notes. The holders of a majority in principal amount of Equipment Notes outstanding under an Indenture may rescind any declaration of acceleration of such Equipment Notes at any time before the judgment or decree for the payment of the money so due shall be entered if (i) there has been paid to the related Loan Trustee an amount sufficient to pay all principal, interest and premium, if any, on any such Equipment Notes, to the extent such amounts have become due otherwise than by such declaration of acceleration and (ii) all other Indenture Defaults and incipient Indenture Defaults with respect to any covenant or provision of such Indenture have been cured. (Indentures, Section 5.02(b))

Each Indenture provides that if an Indenture Default under such Indenture has occurred and is continuing, the related Loan Trustee may exercise certain rights or remedies available to it under such Indenture or under applicable law.

In the case of Chapter 11 bankruptcy proceedings in which an air carrier is a debtor, Section 1110 of the U.S. Bankruptcy Code (“Section 1110”) provides special rights to holders of security interests with respect to “equipment” (defined as described below). Under Section 1110, the right of such holders to take possession of such equipment in compliance with the provisions of a security agreement is not affected by any provision of the U.S. Bankruptcy Code or any power of the bankruptcy court. Such right to take possession may not be exercised for 60 days following the date of commencement of the reorganization proceedings. Thereafter, such right to take possession may be exercised during such proceedings unless, within the 60-day period or any longer period consented to by the relevant parties, the debtor agrees to perform its future obligations and cures all existing and future defaults on a timely basis. Defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor need not be cured.

“Equipment” is defined in Section 1110, in part, as an aircraft, aircraft engine, propeller, appliance, or spare part (as defined in Section 40102 of Title 49 of the U.S. Code) that is subject to a security interest granted by, leased to, or conditionally sold to a debtor that, at the time such transaction is entered into, holds an air carrier operating certificate issued pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo. Rights under Section 1110 are subject to certain limitations in the case of equipment first placed in service on or prior to October 22, 1994.

It is a condition to the Trustee’s obligation to purchase Equipment Notes with respect to each Aircraft that outside counsel to Continental, which is expected to be Hughes Hubbard & Reed LLP, provide its opinion to the Trustee that the Loan Trustee will be entitled to the benefits of Section 1110 with respect to the airframe and engines comprising such Aircraft, assuming that, at the time of such transaction, Continental holds an air carrier operating certificate issued pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo. For a description of certain limitations on the Loan Trustee’s exercise of rights contained in the Indenture, see “— Indenture Defaults, Notice and Waiver”.

The opinion of Hughes Hubbard & Reed LLP will not address the possible replacement of an Aircraft after an Event of Loss in the future, the consummation of which is conditioned upon the contemporaneous delivery of an opinion of counsel to the effect that the related Loan Trustee will be entitled to Section 1110 benefits with respect to such replacement unless there is a change in law or court interpretation that results in Section 1110 not being available. See “— Certain Provisions of the Indentures — Events of Loss”. The opinion of Hughes Hubbard & Reed LLP will also not address the availability of Section 1110 with respect to any possible lessee of an Aircraft if it is leased by Continental.

If an Indenture Default under any Indenture occurs and is continuing, any sums held or received by the related Loan Trustee may be applied to reimburse such Loan Trustee for any tax, expense or other loss incurred by it and to pay any other amounts due to such Loan Trustee prior to any payments to holders of the Equipment Notes issued under such Indenture. (Indentures, Section 3.03)

Modification of Indentures

Without the consent of holders of a majority in principal amount of the Equipment Notes outstanding under any Indenture, the provisions of such Indenture and the related Participation Agreement may not be amended or modified, except to the extent indicated below.

Without the consent of the Liquidity Provider and the holder of each Equipment Note outstanding under any Indenture affected thereby, no amendment or modification of such Indenture may among other things (a) reduce the principal amount of, or premium, if any, or interest payable on, any Equipment Notes issued under such Indenture or change the date on which any principal, premium, if any, or interest is due and payable, (b) permit the creation of any security interest with respect to the property subject to the lien of such Indenture, except as provided in such Indenture, or deprive any holder of an Equipment Note issued under such Indenture of the benefit of the lien of such Indenture upon the property subject thereto or (c) modify the percentage of holders of Equipment Notes issued under such Indenture required to take or approve any action under such Indenture. (Indentures, Section 10.01(a))

Any Indenture may be amended without the consent of the holders of Equipment Notes to, among other things, cure any defect or inconsistency in such Indenture or the Equipment Notes issued thereunder (provided that such change does not adversely affect the interests of any such holder) or provide for the issuance thereunder of an additional series of equipment notes (and the issuance of equipment notes of the same designation under other Indentures) from time to time. See “Possible Issuance of Additional Junior Certificates”. (Indentures, Section 10.01(b))

Indemnification

Continental will be required to indemnify each Loan Trustee, the Liquidity Provider, the Subordination Agent, the Escrow Agent and the Trustee, but not the holders of Certificates, for certain losses, claims and other matters.

Certain Provisions of the Indentures

Maintenance

Continental is obligated under each Indenture, among other things and at its expense, to keep each Aircraft duly registered and insured, and to maintain, service, repair and overhaul the Aircraft so as to keep it in as good an operating condition as when delivered to Continental, ordinary wear and tear excepted, and in such condition as required to maintain the airworthiness certificate for the Aircraft in good standing at all times. (Indentures, Section 4.02)

Possession, Lease and Transfer

Each Aircraft may be operated by Continental or, subject to certain restrictions, by certain other persons. Normal interchange agreements with respect to the Airframe and normal interchange, pooling and borrowing agreements with respect to any Engine, in each case customary in the commercial airline industry, are permitted. Leases are also permitted to U.S. air carriers and foreign air carriers that have their principal executive office in certain specified countries, subject to a reasonably satisfactory legal opinion that, among other things, such country would recognize the Loan Trustee’s security interest in respect of the applicable Aircraft. In addition, a lessee may not be subject to insolvency or similar proceedings at the commencement of such lease. (Indentures, Section 4.02) Permitted foreign air carriers are not limited to those based in a country that is a party to the Convention on the International Recognition of Rights in Aircraft (Geneva 1948) (the “Convention”) or the Cape Town Convention on International Interests in Mobile Equipment and the related Aircraft Equipment Protocol (the “Cape Town Treaty”). It is uncertain to what extent the relevant Loan Trustee’s security interest would be recognized if an Aircraft is registered or located in a jurisdiction not a party to the Convention or the Cape Town Treaty . Moreover, in the case of an Indenture Default, the ability of the related Loan Trustee to realize upon its security interest in an Aircraft could be adversely affected as a legal or practical matter if such Aircraft were registered or located outside the United States.

Registration

Continental is required to keep each Aircraft duly registered under the Transportation Code with the FAA and to record each Indenture and certain other documents under the Transportation Code. In addition, Continental is required to register the “international interests” created pursuant to the Indenture under the Cape Town Treaty. (Indentures, Section 4.02(e)) Such recordation of the Indenture and certain other documents with respect to each Aircraft will give the relevant Loan Trustee a first-priority, perfected security interest in such Aircraft under U.S. law. If such Aircraft is located outside the United States, under U.S. law the effect of such perfection and the priority of such security interest will be governed by the law of the jurisdiction where such Aircraft is located. The Convention provides that such security interest will be recognized, with certain limited exceptions, in those jurisdictions that have ratified or adhere to the Convention. The Cape Town Treaty provides that a registered “international interest” has priority over a subsequently registered interest and over an unregistered interest for purposes of the law of those jurisdictions that have ratified the Cape Town Treaty. There are many jurisdictions in the world that have not ratified either the Convention or the Cape Town Treaty, and the Aircraft may be located in any such jurisdiction from time to time.

So long as no Indenture Default exists, Continental has the right to register any Aircraft in a country other than the United States at its own expense in connection with a permitted lease of the Aircraft to a permitted foreign air carrier, subject to certain conditions set forth in the related Indenture. These conditions include a requirement that an opinion of counsel be provided that the lien of the applicable Indenture will continue as a first priority security interest in the applicable Aircraft. (Indentures, Section 4.02(e))

Liens

Continental is required to maintain each Aircraft free of any liens, other than the rights of the relevant Loan Trustee, the holders of the Equipment Notes and Continental arising under the applicable Indenture or the other operative documents related thereto, and other than certain limited liens permitted under such documents, including but not limited to (i) liens for taxes either not yet due or being contested in good faith by appropriate proceedings; (ii) materialmen’s, mechanics’ and other similar liens arising in the ordinary course of business and securing obligations that either are not yet delinquent for more than 60 days or are being contested in good faith by appropriate proceedings; (iii) judgment liens so long as such judgment is discharged or vacated within 60 days or the execution of such judgment is stayed pending appeal or discharged, vacated or reversed within 60 days after expiration of such stay; and (iv) any other lien as to which Continental has provided a bond or other security adequate in the reasonable opinion of the Loan Trustee; provided that in the case of each of the liens described in the foregoing clauses (i), (ii) and (iii), such liens and proceedings do not involve any material risk of the sale, forfeiture or loss of such Aircraft or the interest of the Loan Trustee therein or impair the lien of the relevant Indenture. (Indentures, Section 4.01)

Replacement of Parts; Alterations

Continental is obligated to replace all parts at its expense that may from time to time be incorporated or installed in or attached to any Aircraft and that may become lost, damaged beyond repair, worn out, stolen, seized, confiscated or rendered permanently unfit for use. Continental or any permitted lessee has the right, at its own expense, to make such alterations, modifications and additions with respect to each Aircraft as it deems desirable in the proper conduct of its business and to remove parts which it deems to be obsolete or no longer suitable or appropriate for use, so long as such alteration, modification, addition or removal does not materially diminish the fair market value, utility, condition or useful life of the related Aircraft or Engine or invalidate the Aircraft’s airworthiness certificate. (Indentures, Section 4.04(d))

Insurance

Continental is required to maintain, at its expense (or at the expense of a permitted lessee), all-risk aircraft hull insurance covering each Aircraft, at all times in an amount not less than the unpaid principal amount of the Equipment Notes relating to such Aircraft together with six months of interest accrued thereon (the “Debt Balance”). However, after giving effect to self-insurance permitted as described below, the amount payable under such insurance may be less than such amounts payable with respect to the Equipment Notes. In the event of a loss involving insurance proceeds in excess of $10,000,000 per occurrence in the case of a Boeing 777-224ER Aircraft, $7,500,000 per occurrence in the case of a Boeing 757-224 Aircraft and $5,000,000 per occurrence in the case of any other model of Aircraft, such proceeds up to the Debt Balance of the relevant Aircraft will be payable to the applicable Loan Trustee, for so long as the relevant Indenture shall be in effect. In the event of a loss involving insurance proceeds of up to $5,000,000 per occurrence, such proceeds will be payable directly to Continental so long as no Indenture Default exists under the related Indenture. So long as the loss does not constitute an Event of Loss, insurance proceeds will be applied to repair or replace the property. (Indentures, Section 4.06 and Annex B)

In addition, Continental is obligated to maintain comprehensive airline liability insurance at its expense (or at the expense of a permitted lessee), including, without limitation, passenger liability, baggage liability, cargo and mail liability, hangarkeeper’s liability and contractual liability insurance with respect to each Aircraft. Such liability insurance must be underwritten by insurers of nationally or internationally recognized responsibility. The amount of such liability insurance coverage per occurrence may not be less than the amount of comprehensive airline liability insurance from time to time applicable to aircraft owned or leased and operated by Continental of the same type and operating on similar routes as such Aircraft. (Indentures, Section 4.06 and Annex B)

Continental is also required to maintain war-risk, hijacking and allied perils insurance if it (or any permitted lessee) operates any Aircraft, Airframe or Engine in any area of recognized hostilities or if Continental (or any permitted lessee) maintains such insurance with respect to other aircraft operated on the same international routes or areas on or in which the Aircraft is operated. (Indentures, Section 4.06 and Annex B)

Continental may self-insure under a program applicable to all aircraft in its fleet, but the amount of such self-insurance in the aggregate may not exceed 50% of the largest replacement value of any single aircraft in Continental’s fleet or 1 1/2% of the average aggregate insurable value (during the preceding policy year) of all aircraft on which Continental carries insurance, whichever is less, unless an insurance broker of national standing shall certify that the standard among all other major U.S. airlines is a higher level of self-insurance, in which case Continental may self-insure the Aircraft to such higher level. In addition, Continental may self-insure to the extent of any applicable deductible per Aircraft that does not exceed industry standards for major U.S. airlines. (Indentures, Section 4.06 and Annex B)

In respect of each Aircraft, Continental is required to name as additional insured parties the Loan Trustees, the holders of the Equipment Notes and the Liquidity Provider under all liability, hull and property and war risk, hijacking and allied perils insurance policies required with respect to such Aircraft. In addition, the insurance policies will be required to provide that, in respect of the interests of such additional insured persons, the insurance shall not be invalidated or impaired by any act or omission of Continental, any permitted lessee or any other person. (Indentures, Section 4.06 and Annex B)

Events of Loss

If an Event of Loss occurs with respect to the Airframe or the Airframe and Engines of an Aircraft, Continental must elect within 45 days after such occurrence either to make payment with respect to such Event of Loss or to replace such Airframe and any such Engines. Not later than the first Business Day following the earlier of (i) the 120th day following the date of occurrence of such Event of Loss, and (ii) the fourth Business Day following the receipt of the insurance proceeds in respect of such Event of Loss, Continental must either (i) pay to the Loan Trustee the outstanding principal amount of the Equipment Notes, together with certain additional amounts, but, in any case, without any Make-Whole Premium or (ii) unless an Indenture Default or failure to pay principal or interest under the Indenture or certain bankruptcy defaults shall have occurred and is continuing, substitute an airframe (or airframe and one or more engines, as the case may be) for the Airframe, or Airframe and Engine(s), that suffered such Event of Loss. (Indentures, Sections 2.10 and 4.05(a))

If Continental elects to replace an Airframe (or Airframe and one or more Engines, as the case may be) that suffered such Event of Loss, it shall subject such an airframe (or airframe and one or more engines) to the lien of the Indenture, and such replacement airframe or airframe and engines must be the same model as the Airframe or Airframe and Engines to be replaced or an improved model, with a value, utility and remaining useful life (without regard to hours or cycles remaining until the next regular maintenance check) at least equal to the Airframe or

Airframe and Engines to be replaced, assuming that such Airframe and such Engines had been maintained in accordance with the related Indenture. Continental is also required to provide to the relevant Loan Trustee reasonably acceptable opinions of counsel to the effect, among other things, that (i) certain specified documents have been duly filed under the Transportation Code and (ii) such Loan Trustee will be entitled to receive the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to any such replacement airframe (unless, as a result of a change in law or court interpretation, such benefits are not then available). (Indentures, Section 4.05(c))

If Continental elects not to replace such Airframe, or Airframe and Engine(s), then upon payment of the outstanding principal amount of the Equipment Notes issued with respect to such Aircraft, together with accrued and unpaid interest thereon and all additional amounts then due and unpaid with respect to such Aircraft, the lien of the Indenture shall terminate with respect to such Aircraft, and the obligation of Continental thereafter to make interest and principal payments with respect thereto shall cease. (Indentures, Sections 2.10, 3.02 and 4.05(a)(ii))

If an Event of Loss occurs with respect to an Engine alone, Continental will be required to replace such Engine within 60 days after the occurrence of such Event of Loss with another engine, free and clear of all liens (other than certain permitted liens). Such replacement engine shall be the same make and model as the Engine to be replaced, or an improved model, suitable for installation and use on the Airframe, and having a value, utility and remaining useful life (without regard to hours or cycles remaining until overhaul) at least equal to the Engine to be replaced, assuming that such Engine had been maintained in accordance with the relevant Indenture. (Indentures, Section 4.05)

An “Event of Loss” with respect to an Aircraft, Airframe or any Engine means any of the following events with respect to such property:

•	The destruction of such property, damage to such property beyond economic repair or rendition of such property permanently unfit for normal use.

•	The actual or constructive total loss of such property or any damage to such property or requisition of title or use of such property which results in an insurance settlement with respect to such property on the basis of a total loss or a constructive or compromised total loss.

•	Any theft, hijacking or disappearance of such property for a period of 180 consecutive days or more.

•	Any seizure, condemnation, confiscation, taking or requisition of title to such property by any governmental entity or purported governmental entity (other than a U.S. government entity) for a period exceeding 180 consecutive days.

•	As a result of any law, rule, regulation, order or other action by the FAA or any governmental entity, the use of such property in the normal course of Continental’s business of passenger air transportation is prohibited for 180 consecutive days, unless Continental, prior to the expiration of such 180-day period, shall have undertaken and shall be diligently carrying forward steps which are necessary or desirable to permit the normal use of such property by Continental, but in any event if such use shall have been prohibited for a period of two consecutive years, provided that no Event of Loss shall be deemed to have occurred if such prohibition has been applicable to Continental’s entire U.S. registered fleet of similar property and Continental, prior to the expiration of such two-year period, shall have conformed at least one unit of such property in its fleet to the requirements of any such law, rule, regulation, order or other action and commenced regular commercial use of the same and shall be diligently carrying forward, in a manner which does not discriminate against applicable property in so conforming such property, steps which are necessary or desirable to permit the normal use of such property by Continental, but in any event if such use shall have been prohibited for a period of three years.

•	With respect to any Engine, any divestiture of title to such Engine in connection with pooling or certain other arrangements shall be treated as an Event of Loss. (Indentures, Annex A)

POSSIBLE ISSUANCE OF ADDITIONAL JUNIOR CERTIFICATES

Continental may elect to issue a single series of equipment notes (the “Additional Equipment Notes”) at any time and from time to time after the Delivery Period Termination Date with respect to any Aircraft, which will be funded from sources other than this offering (the “Offering”) but will be issued under the same Indenture as the Equipment Notes for such Aircraft. Any Additional Equipment Note issued under an Indenture will be subordinated in right of payment to the Equipment Notes issued under such Indenture. Continental will fund the sale of any Additional Equipment Notes through the sale of pass through certificates (the “Additional Junior Certificates”) issued by a single Continental Airlines pass through trust (the “Additional Trust”). There will be no liquidity facility with respect to Additional Junior Certificates.

The Trustee of any Additional Trust (the “Additional Trustee”) will become a party to the Intercreditor Agreement, and the Intercreditor Agreement will be amended by written agreement of Continental and the Subordination Agent to provide for the subordination of the Additional Junior Certificates to the Administration Expenses, the Liquidity Obligations and the Certificates. On each Distribution Date, no distributions or other cash payments may be made on or in respect of the Additional Junior Certificates unless and until the Expected Distributions with respect to the Certificates on such Distribution Date have been made in full; provided that, the Additional Trustee will be reimbursed on a pari passu basis with the Trustee for any amounts of the nature described in the first bullet point under “Description of the Intercreditor Agreement-Priority of Distributions” but solely to the extent such amounts (x) constitute ordinary administrative expenses (which shall not include any costs or expenses (including any costs of counsel) incurred by the Additional Trustee related to enforcement under any of the operative documents) and (y) have been actually incurred by the Additional Trustee under the pass through trust agreement for the Additional Trust.

The holders of Additional Junior Certificates will have the right to purchase all of the Certificates under certain circumstances after a bankruptcy of Continental. See “Description of the Certificates — Purchase Rights of Holders of Additional Junior Certificates.” In addition, the Additional Trustee will be the Controlling Party upon payment of Final Distributions to the holders of the Certificates, subject to the rights of the Liquidity Provider to be the Controlling Party under certain circumstances. See “Description of the Intercreditor Agreement — Intercreditor Rights”.

Any such issuance of Additional Equipment Notes and Additional Junior Certificates, and any such amendment of the Intercreditor Agreement (and any amendment of an Indenture in connection with such issuance) is contingent upon each Rating Agency providing written confirmation that such actions will not result in a withdrawal, suspension, or downgrading of the rating of the Certificates.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following summary describes all material generally applicable U.S. federal income tax consequences to Certificateholders of the purchase, ownership and disposition of the Certificates and in the opinion of Hughes Hubbard & Reed LLP, special tax counsel to Continental (“Tax Counsel”), is accurate in all material respects with respect to the matters discussed therein. Except as otherwise specified, the summary is addressed to beneficial owners of Certificates that are citizens or residents of the United States, corporations created or organized in or under the laws of the United States or any state therein or the District of Columbia, estates the income of which is subject to U.S. federal income taxation regardless of its source, or trusts that meet the following two tests: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust (“U.S. Persons”) that will hold the Certificates as capital assets (“U.S. Certificateholders”). This summary does not address the tax treatment of U.S. Certificateholders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or commodities, partnerships, holders subject to the mark-to-market rules, tax-exempt entities, holders that will hold Certificates as part of a straddle or holders that have a “functional currency” other than the U.S. Dollar, nor, except as otherwise specified, does it address the tax treatment of U.S. Certificateholders that do not acquire Certificates at the public offering price as part of the initial offering. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase Certificates. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States.

The summary is based upon the tax laws and practice of the United States as in effect on the date of this Prospectus Supplement, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. All of the foregoing are subject to change, which change could apply retroactively. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the tax consequences described below, and we cannot assure you that the IRS will not take contrary positions. The Trust is not indemnified for any U.S. federal income taxes that may be imposed upon it, and the imposition of any such taxes on the Trust could result in a reduction in the amounts available for distribution to the Certificateholders. Prospective investors should consult their own tax advisors with respect to the federal, state, local and foreign tax consequences to them of the purchase, ownership and disposition of the Certificates.

Tax Status of the Trust

In the opinion of Tax Counsel, while there is no authority addressing the characterization of entities that are similar to the Trust in all material respects, the Original Trust should be classified as a grantor trust for U.S. federal income tax purposes. If, as may be the case, the Original Trust is not classified as a grantor trust, it will, in the opinion of Tax Counsel, be classified as a partnership for U.S. federal income tax purposes and will not be classified as a publicly traded partnership taxable as a corporation provided that at least 90% of the Original Trust’s gross income for each taxable year of its existence is “qualifying income” (which is defined to include, among other things, interest income, gain from the sale or disposition of capital assets held for the production of interest income, and income derived with respect to a business of investing in securities). Tax Counsel believes that income derived by the Original Trust from the Equipment Notes will constitute qualifying income and that the Trust therefore will meet the 90% test described above, assuming that the Original Trust operates in accordance with the terms of the Pass Through Trust Agreement and other agreements to which it is a party. In the opinion of Tax Counsel, the Successor Trust will be classified as a grantor trust.

Taxation of Certificateholders Generally

Trust Classified as a Grantor Trust

Assuming that the Trust is classified as a grantor trust, a U.S. Certificateholder will be treated as owning its pro rata undivided interest in the relevant Deposits and each of the Equipment Notes held by the Trust, the Trust’s contractual rights and obligations under the Note Purchase Agreement, and any other property held by the Trust.

Accordingly, each U.S. Certificateholder’s share of interest paid on Equipment Notes and Deposits generally will be taxable as ordinary income, as it is paid or accrued, in accordance with such U.S. Certificateholder’s method of accounting for U.S. federal income tax purposes, and a U.S. Certificateholder’s share of premium, if any, paid on redemption of an Equipment Note will be treated as capital gain. The Deposits will likely be subject to the short-term obligation rules, with the result that a U.S. Certificateholder using the cash-method of accounting will be required to defer interest deductions with respect to debt incurred to purchase or carry a Deposit unless the U.S. Certificateholder elects to include income from the Deposit using the accrual method. Any amounts received by the Trust under a Liquidity Facility in order to make interest payments will be treated for U.S. federal income tax purposes as having the same characteristics as the payments they replace.

In the case of a subsequent purchaser of a Certificate, the purchase price for the Certificate should be allocated among the Deposits and the assets held by the Trust (including the Equipment Notes and the rights and obligations under the Note Purchase Agreement with respect to Equipment Notes not theretofore issued) in accordance with their relative fair market values at the time of purchase. Any portion of the purchase price allocable to the right and obligation under the Note Purchase Agreement to acquire an Equipment Note should be included in the purchaser’s basis in its share of the Equipment Note when issued. Although the matter is not entirely clear, in the case of a purchaser after initial issuance of the Certificates but prior to the Delivery Period Termination Date, if the purchase price reflects a “negative value” associated with the obligation to acquire an Equipment Note pursuant to the Note Purchase Agreement being burdensome under conditions existing at the time of purchase (e.g., as a result of the interest rate on the unissued Equipment Notes being below market at the time of purchase of a Certificate), such negative value probably would be added to such purchaser’s basis in its interest in the Deposits and the remaining assets of the Trust and reduce such purchaser’s basis in its share of the Equipment Notes when issued. The preceding two sentences do not apply to purchases of Certificates following the Delivery Period Termination Date.

A U.S. Certificateholder who is treated as purchasing an interest in an Equipment Note at a market discount (generally, at a cost less than its remaining principal amount) that exceeds a statutorily defined de minimis amount will be subject to the “market discount” rules of the Code. These rules provide, in part, that gain on the sale or other disposition of a debt instrument with a term of more than one year and partial principal payments (including partial redemptions) on such a debt instrument are treated as ordinary income to the extent of accrued but unrecognized market discount. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a debt instrument that has market discount. A U.S. Certificateholder who purchases an interest in an Equipment Note at a premium may elect to amortize the premium as an offset to interest income on the Equipment Note under rules prescribed by the Code and Treasury regulations promulgated under the Code.

Each U.S. Certificateholder will be entitled to deduct, consistent with its method of accounting, its pro rata share of fees and expenses paid or incurred by the Trust as provided in Section 162 or 212 of the Code. Certain fees and expenses, including fees paid to the Trustee and the Liquidity Provider, will be borne by parties other than the Certificateholders. It is possible that such fees and expenses will be treated as constructively received by the Trust, in which event a U.S. Certificateholder will be required to include in income and will be entitled to deduct its pro rata share of such fees and expenses. If a U.S. Certificateholder is an individual, estate or trust, the deduction for such holder’s share of such fees or expenses will be allowed only to the extent that all of such holder’s miscellaneous itemized deductions, including such holder’s share of such fees and expenses, exceed 2% of such holder’s adjusted gross income. In addition, in the case of U.S. Certificateholders who are individuals, certain otherwise allowable itemized deductions will be subject generally to additional limitations on itemized deductions under applicable provisions of the Code.

Original Trust Classified as a Partnership

If the Original Trust is classified as a partnership (and not as a publicly traded partnership taxable as a corporation) for U.S. federal income tax purposes, income or loss with respect to the assets held by the Trust will be calculated at the Trust level, but the Trust itself will not be subject to U.S. federal income tax. A U.S. Certificateholder would be required to report its share of the Trust’s items of income and deduction on its tax return for its taxable year within which the Trust’s taxable year (which should be a calendar year) ends as well as income from its interest in the relevant Deposits. A U.S. Certificateholder’s basis in its interest in the Trust would be equal to its purchase price therefor including its share of any funds withdrawn from the Depositary and used to purchase

Equipment Notes, plus its share of the Trust’s net income, minus its share of any net losses of the Trust, and minus the amount of any distributions from the Trust. In the case of an original purchaser of a Certificate that is a calendar year taxpayer, income or loss generally should be the same as it would be if the Trust were classified as a grantor trust, except that income or loss would be reported on an accrual basis even if the U.S. Certificateholder otherwise uses the cash method of accounting. A subsequent purchaser, however, generally would be subject to tax on the same basis as an original holder with respect to its interest in the Original Trust, and would not be subject to the market discount rules or the bond premium rules during the duration of the Original Trust, except that it is possible that, in the case of a subsequent purchaser that purchases Certificates at a time when the total adjusted tax basis of the Trust’s assets exceeds their fair market value by more than $250,000, taxable income would be computed as if the adjusted basis of the Trust’s assets were reduced by the amount of such excess.

Dissolution of Original Trust and Formation of New Trust

Assuming that the Original Trust is classified as a grantor trust, the dissolution of the Original Trust and distribution of interests in the Successor Trust will not be a taxable event to U.S. Certificateholders, who will continue to be treated as owning their shares of the property transferred from the Original Trust to the Successor Trust. If the Original Trust is classified as a partnership, a U.S. Certificateholder will be deemed to receive its share of the Equipment Notes and any other property transferred by the Original Trust to the Successor Trust in liquidation of its interest in the Original Trust in a non-taxable transaction. In such case, the U.S. Certificateholder’s basis in the property so received will be equal to its basis in its interest in the Original Trust, allocated among the various assets received based upon their bases in the hands of the Original Trust and any unrealized appreciation or depreciation in value in such assets, and the U.S. Certificateholder’s holding period for the Equipment Notes and other property will include the Original Trust’s holding period.

Sale or Other Disposition of the Certificates

Upon the sale, exchange or other disposition of a Certificate, a U.S. Certificateholder generally will recognize capital gain or loss (subject to the possible recognition of ordinary income under the market discount rules) equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest which will be taxable as ordinary income and any amount attributable to any Deposits) and the U.S. Certificateholder’s adjusted tax basis in the Note Purchase Agreement, Equipment Notes and any other property held by the Trust. Any such gain or loss will be long-term capital gain or loss to the extent attributable to property held by the Trust for more than one year. In the case of individuals, estates and trusts, the maximum rate of tax on net long-term capital gains generally is 15%. After December 31, 2010, this maximum rate is scheduled to return to the previous maximum rate of 20%. Any gain with respect to an interest in a Deposit will likely be treated as ordinary income. Notwithstanding the foregoing, if the Original Trust is classified as a partnership, gain or loss with respect to a disposition of an interest in the Original Trust will be calculated and characterized by reference to the U.S. Certificateholder’s adjusted tax basis and holding period for its interest in the Original Trust.

Foreign Certificateholders

Subject to the discussion of backup withholding below, payments of principal and interest on the Equipment Notes to, or on behalf of, any beneficial owner of a Certificate that is for U.S. federal income tax purposes a nonresident alien (other than certain former United States citizens or residents), foreign corporation, foreign trust, or foreign estate (a “non-U.S. Certificateholder”) will not be subject to U.S. federal withholding tax provided that:

•	the non-U.S. Certificateholder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Continental;

•	the non-U.S. Certificateholder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or a controlled foreign corporation for U.S. tax purposes that is related to Continental; and

•	certain certification requirements (including identification of the beneficial owner of the Certificate) are complied with.

Any capital gain realized upon the sale, exchange, retirement or other disposition of a Certificate or upon receipt of premium paid on an Equipment Note by a non-U.S. Certificateholder will not be subject to U.S. federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the holder and (ii) in the case of an individual, such holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or receipt.

Backup Withholding

Payments made on the Certificates and proceeds from the sale of Certificates will not be subject to a backup withholding tax (currently at the rate of 28%) unless, in general, the Certificateholder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax under applicable provisions of the Code.

CERTAIN DELAWARE TAXES

The Trustee is a Delaware banking corporation with its corporate trust office in Delaware. In the opinion of Richards, Layton & Finger, Wilmington, Delaware, counsel to the Trustee, under currently applicable law, assuming that the Trust will not be taxable as a corporation, but, rather, will be classified as a grantor trust under subpart E, Part I of Subchapter J of the Code or as partnerships under Subchapter K of the Code, (i) the Trust will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) Certificateholders that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate.

Neither the Trust nor the Certificateholders will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on the Trust could result in a reduction in the amounts available for distribution to the Certificateholders. In general, should a Certificateholder or the Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

The Department of Labor has promulgated a regulation, 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”), describing what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of ERISA and Section 4975 of the Code. Under the Plan Asset Regulation, if a Plan invests (directly or indirectly) in a Certificate, the Plan’s assets will include both the Certificate and an undivided interest in each of the underlying assets of the Trust, including the Equipment Notes held by the Trust, unless it is established that equity participation in the Trust by benefit plan investors (including but not limited to Plans and entities whose underlying assets include Plan assets by reason of an employee benefit plan’s investment in the entity) is not “significant” within the meaning of the Plan Asset Regulation. In this regard, the extent to which there is equity participation in the Trust by, or on behalf of, employee benefit plans will not be monitored. If the assets of the Trust are deemed to constitute the assets of a Plan, transactions involving the assets of the Trust could be subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code unless a statutory or administrative exemption is applicable to the transaction.

The fiduciary of a Plan that proposes to purchase and hold any Certificates should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, and (iii) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, Continental and its affiliates, the Underwriters, the Loan Trustees, the Escrow Agent, the Depositary, the Trustee and the Liquidity Provider. Depending on the identity of the Plan fiduciary making the decision to acquire or hold Certificates on behalf of a Plan, Prohibited Transaction Class Exemption (“PTCE”) 91-38 (relating to investments by bank collective investment funds), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 95-60 (relating to investments by an insurance company general account), PTCE 96-23 (relating to transactions directed by an in-house professional asset manager) or PTCE 90-1 (relating to investments by insurance company pooled separate accounts) (collectively, the “Class Exemptions”) could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the Certificates.

In addition to the Class Exemptions referred to above, an individual exemption may apply to the purchase, holding and secondary market sale of Certificates by Plans, provided that certain specified conditions are met. In particular, the Department of Labor has issued individual administrative exemptions to each of the Underwriters which are substantially the same as the administrative exemptions issued to Morgan Stanley & Co. Incorporated, Prohibited Transaction Exemption 90-24 (55 Fed. Reg. 20,548 (1990)), as amended (together, the “Underwriter Exemption”). The Underwriter Exemption generally exempts from the application of certain, but not all, of the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code certain transactions relating to the initial purchase, holding and subsequent secondary market sale of pass through certificates which represent an interest in a trust that holds secured credit instruments that bear interest or are purchased at a discount in transactions by or between business entities (including equipment notes secured by aircraft or leases of aircraft) and certain other assets, provided that certain conditions set forth in the Underwriter Exemption are satisfied.

The Underwriter Exemption sets forth a number of general and specific conditions which must be satisfied for a transaction involving the initial purchase, holding or secondary market sale of certificates representing a beneficial ownership interest in a trust to be eligible for exemptive relief thereunder. In particular, the Underwriter Exemption requires that the acquisition of certificates by a Plan be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party; the rights and interests evidenced by the certificates not be subordinated to the rights and interests evidenced by other certificates of the same trust estate; the certificates at the time of acquisition by the Plan be rated in one of the three highest generic rating categories by Moody’s, Standard & Poor’s, Duff & Phelps Inc. or Fitch Investors Service, Inc.; and the investing Plan be an accredited investor as defined in Rule 501(a)(1) of Regulation D of the Commission under the Securities Act of 1933, as amended.

In addition, the trust corpus generally must be invested in qualifying receivables, such as the Equipment Notes, but may not in general include a pre-funding account (except for a limited amount of pre-funding which is invested in qualifying receivables within a limited period of time following the closing not to exceed three months). With respect to the investment restrictions set forth in the Underwriter Exemption, an investment in a Certificate will evidence both an interest in the respective Original Trust as well as an interest in the Deposits held in escrow by the Escrow Agent for the benefit of the Certificateholder. Under the terms of the Escrow Agreement, the proceeds from the Offering of the Certificates will be paid over by the Underwriters to the Depositary on behalf of the Escrow Agent (for the benefit of such Certificateholders as the holders of the Escrow Receipts) and will not constitute property of the Trust. Under the terms of the Escrow Agreement, the Escrow Agent will be irrevocably instructed to enter into the Deposit Agreement with the Depositary and to effect withdrawals upon the receipt of appropriate notice from the Trustee so as to enable the Trustee to purchase the identified Equipment Notes on the terms and conditions set forth in the Note Purchase Agreement. Interest on the Deposits relating to the Trust will be paid to the Certificateholders as Receiptholders through a Paying Agent appointed by the Escrow Agent. Pending satisfaction of such conditions and withdrawal of such Deposits, the Escrow Agent’s rights with respect to the Deposits will remain plan assets subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code.

There can be no assurance that the Department of Labor would determine that the Underwriter Exemption would be applicable to Certificates in these circumstances. In particular, the Department of Labor might assert that the escrow arrangement is tantamount to an impermissible pre-funding rendering the Underwriter Exemption inapplicable. In addition, even if all of the conditions of the Underwriter Exemption are satisfied with respect to the Certificates, no assurance can be given that the Underwriter Exemption would apply with respect to all transactions involving the Certificates or the assets of the Trust. Therefore, the fiduciary of a Plan considering the purchase of a Certificate should consider the availability of the exemptive relief provided by the Underwriter Exemption, as well as the availability of any other exemptions that may be applicable, such as the Class Exemptions.

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any Certificates.

Any Plan fiduciary which proposes to cause a Plan to purchase any Certificates should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA.

Each person who acquires or accepts a Certificate or an interest therein, will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no Plan assets have been used to purchase or hold such Certificate or an interest therein or (ii) the purchase and holding of such Certificate or an interest therein are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated June 16, 2009 between Continental and the underwriters listed below (collectively, the “Underwriters”), Continental has agreed to cause the Trust to sell to the Underwriters, and the Underwriters have agreed to purchase, the following respective principal amounts of the Certificates.

Principal Amount
Underwriter	of Certificates

Morgan Stanley & Co. Incorporated	$129,895,667
Goldman, Sachs & Co.	129,895,667
Calyon Securities (USA) Inc.	129,895,666

Total	$389,687,000

The underwriting agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are obligated to purchase all of the Certificates if any are purchased. If an Underwriter defaults on its purchase commitment, the purchase commitments of non-defaulting Underwriters may be increased or the offering of Certificates may be terminated.

The aggregate proceeds from the sale of the Certificates will be $389,687,000. Continental will pay the Underwriters a commission of $5,845,305. Continental estimates that its expenses associated with the offer and sale of the Certificates will be approximately $2,100,000. The Underwriters have agreed to reimburse Continental for certain of such expenses.

The Underwriters propose to offer the Certificates to the public initially at the public offering price on the cover page of this Prospectus Supplement and to selling group members at that price less the concession set forth below. The Underwriters and selling group members may allow a discount to other broker/dealers as set forth below. After the initial public offering, the public offering prices and concessions and discounts may be changed by the Underwriters.

To Selling	Discount To
Group Members	Broker/Dealers

0.500%	0.250%

The Certificates are a new issue of securities with no established trading market. Continental does not intend to apply for the listing of the Certificates on a national securities exchange. The Underwriters have advised Continental that one or more of the Underwriters currently intend to make a market in the Certificates, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Certificates and any such market making may be discontinued at any time at their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Certificates.

Continental has agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in that respect.

From time to time, the Underwriters or their affiliates have performed and are performing investment banking and advisory services for, and have provided and are providing general financing and banking services to, Continental and its affiliates, including, with respect to Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., serving as counterparties to certain fuel hedging arrangements. In particular, affiliates of Goldman, Sachs & Co. are acting as the initial Liquidity Provider and Liquidity Guarantor and affiliates of Goldman, Sachs & Co. and Calyon Securities (USA) Inc. are lenders to Continental.

Continental expects that delivery of the Certificates will be made against payment therefor on or about the closing date specified on the cover page of this Prospectus Supplement, which will be the 11th business day following the date hereof (this settlement cycle being referred to as T+11). Under Rule 15c6-1 of the Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade

Certificates on the date hereof or the next succeeding seven business days will be required, by virtue of the fact that the Certificates initially will settle in T+11, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement and should consult their own advisor.

To facilitate the offering of the Certificates, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Certificates. Specifically, the Underwriters may overallot in connection with the Offering, creating a short position in the Certificates for their own account. In addition, to cover overallotments or to stabilize the price of the Certificates, the Underwriters may bid for, and purchase, Certificates in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an agent or a dealer for distributing Certificates in the Offering, if the Underwriters repurchase previously distributed Certificates in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Certificates above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

The validity of the Certificates is being passed upon for Continental by Hughes Hubbard & Reed LLP, New York, New York, and for the Underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Milbank, Tweed, Hadley & McCloy LLP will rely on the opinion of Richards, Layton & Finger, P.A., Wilmington, Delaware, counsel for Wilmington Trust Company, as Trustee, as to matters of Delaware law relating to the Pass Through Trust Agreement.

EXPERTS

Our consolidated financial statements appearing in our Current Report on Form 8-K filed on April 24, 2009 and the effectiveness of our internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which are incorporated by reference herein. Our financial statements are incorporated by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

The references to AISI, BK and MBA, and to their respective appraisal reports, dated June 10, 2009, are included herein in reliance upon the authority of each such firm as an expert with respect to the matters contained in its appraisal report.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Continental with the Commission are incorporated by reference in this Prospectus Supplement:

Filing	Date Filed

Annual Report on Form 10-K for the year ended December 31, 2008	February 19, 2009
Quarterly Report on Form 10-Q for the quarter ended March 31, 2009	April 24, 2009
Current Report on Form 8-K	January 6, 2009
Current Report on Form 8-K	February 3, 2009
Current Report on Form 8-K	March 3, 2009
Current Report on Form 8-K	April 2, 2009
Current Report on Form 8-K	April 24, 2009
Current Report on Form 8-K	May 4, 2009
Current Report on Form 8-K	June 2, 2009
Current Report on Form 8-K	June 12, 2009

Our Commission file number is 1-10323.

Reference is made to the information under “Incorporation of Certain Documents by Reference” in the accompanying Prospectus.

APPENDIX I — INDEX OF TERMS

Page

60-Day Period	S-32
Additional Equipment Notes	S-67
Additional Junior Certificates	S-67
Additional Trust	S-67
Additional Trustee	S-67
Administration Expenses	S-53
Aircraft	S-56
AISI	S-57
Appraisal	S-52
Appraised Current Market Value	S-53
Appraisers	S-57
Assumed Amortization Schedule	S-30
Average Life Date	S-60
Bank	S-44
Base Rate	S-49
Basic Agreement	S-26
BK	S-57
Boeing	S-58
Business Day	S-29
Cape Town Treaty	S-63
Cash Collateral Account	S-47
Cede	S-40
Certificate Account	S-28
Certificate Buyout Event	S-32
Certificate Owner	S-40
Certificateholders	S-27
Certificates	S-26
Chase	S-17
Chase processing agreement	S-17
Class Exemptions	S-73
clearing agency	S-41
clearing corporation	S-41
CMI	S-26
Code	S-34
Commission	S-26
Company	S-26
Continental	S-26
Continental Bankruptcy Event	S-52
Controlling Party	S-51
Convention	S-63
Current Distribution Date	S-54
Debt Balance	S-64
Delivery Period	S-58
Delivery Period Termination Date	S-43
Delta	S-23
Deposit	S-43
Deposit Agreement	S-43
Depositary	S-44
Depositary Threshold Rating	S-44
DHS	S-22
Distribution Date	S-53
Downgrade Drawing	S-47
DTC	S-40
DTC Participants	S-40
Equipment Note Special Payment	S-53
Equipment Notes	S-59
ERISA	S-73
ERISA Plans	S-73
Escrow Agent	S-45
Escrow Agreement	S-45
Escrow Receipts	S-45
Event of Loss	S-66
Expected Distributions	S-54
FAA	S-21
Final Distributions	S-51
Final Drawing	S-48
Final Maturity Date	S-27
Fitch	S-44
H.15(519)	S-60
Indenture	S-36
Indenture Default	S-31
Indirect DTC Participants	S-40
Intercreditor Agreement	S-51
Interest Drawing	S-46
IRS	S-68
Issuance Date	S-26
LIBOR	S-49
Liquidity Event of Default	S-50
Liquidity Expenses	S-54
Liquidity Facility	S-46
Liquidity Guarantor	S-50
Liquidity Obligations	S-54
Liquidity Provider	S-46
Liquidity Threshold Rating	S-47
Loan Trustee	S-59
LTVs	S-7

I-1

Page

Make-Whole Premium	S-39
Maximum Available Commitment	S-46
Maximum Commitment	S-46
MBA	S-57
Minimum Sale Price	S-52
Moody’s	S-44
most recent H.15(519)	S-60
New Trustee	S-40
NOLs	S-19
Non-Extension Drawing	S-48
Non-Performing Equipment Notes	S-54
non-U.S. Certificateholder	S-70
Northwest	S-23
Note Holders	S-39
Note Purchase Agreement	S-36
Offering	S-67
Original Trust	S-40
Original Trustee	S-40
Participation Agreement	S-36
Pass Through Trust Agreement	S-26
Paying Agent	S-45
Paying Agent Account	S-29
Performing Equipment Note	S-47
Plan Asset Regulation	S-73
Plans	S-73
Pool Balance	S-29
Pool Factor	S-29
Post Default Appraisals	S-53
PTC Event of Default	S-32
PTCE	S-73
Receiptholder	S-45
Regular Distribution Dates	S-27
Remaining Weighted Average Life	S-60
Replacement Facility	S-47
Required Amount	S-46
Required Terms	S-36
Scheduled Payments	S-27
Section 1110	S-62
Section 2.4 Fraction	S-54
Section 382	S-19
Special Distribution Date	S-28
Special Payment	S-28
Special Payments Account	S-28
Special Termination Drawing	S-47
Special Termination Notice	S-47
Standard & Poor’s	S-44
Stated Interest Rate	S-46
Subordination Agent	S-51
Substitute Aircraft	S-58
Successor Trust	S-40
Tax Counsel	S-68
Termination Notice	S-50
Transfer Date	S-40
Transportation Code	S-33
Treasury Yield	S-60
Triggering Event	S-28
Trust	S-26
Trust Indenture Act	S-34
Trust Property	S-26
Trust Supplement	S-26
Trustee	S-26
TSA	S-22
U.S. Certificateholders	S-68
U.S. Persons	S-68
Underwriters	S-75
United	S-16

I-2

APPENDIX II — APPRAISAL LETTERS
Continental Airlines, Inc.
11th Floor, HQSFN 1600 Smith Street
Houston, TX 77002
Sight Unseen Base Value Opinion
19 Aircraft Portfolio
AISI File No.: A9S025BVO
Date: 10 June 2009
Headquarters: 26072 Merit Circle, Suite 123, Laguna Hills, CA 92653
TEL: 949-582-8888  FAX: 949-582-8887  E-MAIL: mail@AISI.aero

10 June 2009
Continental Airlines, Inc.
11th Floor, HQSFN 1600 Smith Street
Houston, TX 77002

Subject:	Sight Unseen Base Value Opinion
19 Aircraft portfolio

AISI File number: A9S025BVO

Ref:	(a) Email messages 22/26/27/28/29/30 May 2009, 10 June 2009
Dear Ladies and Gentlemen:
Aircraft Information Services, Inc. (AISI) has been requested to offer our opinion of the sight unseen base value in half life and maintenance adjusted condition for twelve used aircraft and in new condition for seven future delivery aircraft for a total portfolio of 19 Aircraft as identified and defined in Table I and reference (a) above (the ‘Aircraft’). New aircraft are valued in then delivery US dollars and all other aircraft are in June 2009 US dollars.
1. Methodology and Definitions
The standard terms of reference for commercial aircraft value are ‘base value’ and ‘current market value’ of an ‘average’ aircraft. Base value is a theoretical value that assumes a hypothetical balanced market while current market value is the value in the real market; both assume a hypothetical average aircraft condition. All other values are derived from these values. AISI value definitions are consistent with the current definitions of the International Society of Transport Aircraft Trading (ISTAT), those of 01 January 1994. AISI is a member of that organization and employs an ISTAT Certified and Senior Certified Appraiser.
AISI defines a ‘base value’ as that of a transaction between an equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, with supply and demand of the sale item roughly in balance and with no event which would cause a short term change in the market. Base values are typically given for aircraft in ‘new’ condition, ‘average half-life’ condition, or ‘adjusted’ for an aircraft in a specifically described condition at a specific time.
An ‘average’ aircraft is an operable airworthy aircraft in average physical condition and with average accumulated flight hours and cycles, with clear title and standard unrestricted certificate of airworthiness, and registered in an authority which does not represent a penalty to aircraft value or liquidity, with no damage history and with inventory configuration and level of modification which is normal for its intended use and age.
Headquarters: 26072 Merit Circle, Suite 123, Laguna Hills, CA 92653
TEL: 949-582-8888 FAX: 949-582-8887 E-MAIL: mail@AISI.aero

10 June 2009
AISI File No. A9S025BVO
Page - 2 -
Note that a stored aircraft is not an ‘average’ aircraft. AISI assumes average condition unless otherwise specified in this report.
AISI also assumes that airframe, engine and component parts are from the original equipment manufacturer (OEM) and that maintenance, maintenance program and essential records are sufficient to permit normal commercial operation under a strict airworthiness authority.
‘Half-life’ condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one-half of the total interval.
‘Full-life’ condition assumes zero time since overhaul of airframe, gear, apu, engine overhaul and engine LLPs.
An ‘adjusted’ appraisal reflects an adjustment from half life condition for the actual condition, utilization, life remaining or time remaining of an airframe, engine or component.
It should be noted that AISI and ISTAT value definitions apply to a transaction involving a single aircraft, and that transactions involving more than one aircraft are often executed at considerable and highly variable discounts to a single aircraft price, for a variety of reasons relating to an individual buyer or seller.
AISI defines a ‘current market value’, which is synonymous with the older term ‘fair market value’ as that value which reflects the real market conditions including short term events, whether at, above or below the base value conditions. Assumptions of a single unit sale and definitions of aircraft condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft is used, the status of supply and demand for the particular aircraft type, the value of recent transactions and the opinions of informed buyers and sellers. Note that for a current market value to exist, the seller may not be under duress. Current market value assumes that there is no short term time constraint to buy or sell.
AISI defines a ‘distressed market value’ as that value which reflects the real market condition including short term events, when the market for the subject aircraft is so depressed that the seller is under duress. Distressed market value assumes that there is a time constraint to sell within a period of less than 1 year. All other assumptions remain unchanged from that of ‘current market value’.
None of the AISI value definitions take into account remarketing costs, brokerage costs, storage costs, recertification costs or removal costs.

10 June 2009
AISI File No. A9S025BVO
Page - 3 -
AISI encourages the use of base values to consider historical trends, to establish a consistent baseline for long term value comparisons and future value considerations, or to consider how actual market values vary from theoretical base values. Base values are less volatile than current market values and tend to diminish regularly with time. Base values are normally inappropriate to determine near term values. AISI encourages the use of current market values to consider the probable near term value of an aircraft when the seller is not under duress. AISI encourages the use of distressed market values to consider the probable near term value of an aircraft when the seller is under duress.
No physical inspection of the Aircraft or their essential records was made by AISI for the purposes of this report, nor has any attempt been made to verify information provided to us, which is assumed to be correct and applicable to the Aircraft.
If more than one aircraft is contained in this report than it should be noted that the values given are not directly additive, that is, the total of the given values is not the value of the fleet but rather the sum of the values of the individual aircraft if sold individually over time so as not to exceed demand.
2. Valuation
For the twelve used aircraft, adjustments are calculated to account for the maintenance status of the aircraft as indicated to AISI by the client in the above reference (a) data and in accordance with standard AISI methods. Adjustments are calculated only where there is sufficient information to do so, or where reasonable assumptions can be made.
All hours and cycle information provided for airframe, maintenance checks, gear and engines have been projected from the data provided to June 2009 based on a daily utilization factor calculated for each aircraft. All maintenance work, if any, which became due as a result of projecting the hour and cycle information forward was assumed to have been completed and a new cycle started unless more than one cycle would have elapsed, then half life was assumed. All used aircraft are in June 2009 million US dollars.
The seven future delivery aircraft are valued in new condition. New aircraft are valued in then delivery million US dollars assuming a 2.5% inflation rate and .5% escalation rate between June 2009 and the future delivery date.
AISI has been informed that 8C Checks are due in the near term for aircraft serial numbers 28945, 28948, 28803, 28952 and 29281 which are assumed to have been completed for this appraisal.
It is our considered opinion that the sight unseen base values of the Aircraft are as follows in Table I subject to the assumptions, definitions, and disclaimers herein.

10 June 2009
AISI File No. A9S025BVO
Page - 4 -
Table I
June 2009 Million USDollars for “Used Aircraft” Values
Then Delivery Current Million USDollars for “New Aircraft” Values

						Half Life	Adjusted
		Serial				Base Value	Base Value
No.	Aircraft Type	Number	DoM	Engine Type	MTOW	USDollars	USDollars

1	B737-700	28945	Jul-99	CFM56-7B24	154,500	$20.45	$20.13
2	B737-700	28948	Aug-99	CFM56-7B24	154,500	$20.45	$20.27
3	B737-700	28950	Sep-99	CFM56-7B24	154,500	$20.45	$21.77
4	B737-700	28803	Sep-99	CFM56-7B24	154,500	$20.45	$21.83
5	B737-800	28942	Jun-99	CFM56-7B26	174,200	$25.24	$26.97
6	B737-800	28801	Sep-99	CFM56-7B26	174,200	$25.24	$28.20
7	B737-800	28952	Oct-99	CFM56-7B26	174,200	$25.24	$26.75
8	B757-200	28971	Jun-98	RB211-535E4B	255,000	$24.24	$24.37
9	B757-200	29281	Jun-98	RB211-535E4B	255,000	$24.24	$24.76
10	B777-200ER	29476	Dec-98	GE90-94B	656,000	$70.41	$74.28
11	B777-200ER	29479	Apr-99	GE90-94B	656,000	$74.32	$75.21
12	B777-200ER	29861	Sep-99	GE90-94B	656,000	$74.32	$79.05

						‘Hypothetical’
						Half Life	New
						Base Value	Base Value
						USDollars	USDollars

13	B737-900ER	33532	Jul-09	CFM56-7B26/3	187,700	$52.52	$57.87
14	B737-900ER	33533	Jul-09	CFM56-7B26/3	187,700	$52.52	$57.87
15	B737-900ER	33534	Aug-09	CFM56-7B26/3	187,700	$52.67	$58.02
16	B737-900ER	33535	Aug-09	CFM56-7B26/3	187,700	$52.67	$58.02
17	B737-900ER	30131	Aug-09	CFM56-7B26/3	187,700	$52.67	$58.02
18	B737-900ER	33528	Sep-09	CFM56-7B26/3	187,700	$52.82	$58.17
19	B737-900ER	33536	Sep-09	CFM56-7B26/3	187,700	$52.82	$58.17

Notes:	1) 8C Checks due in the near term for aircraft serial numbers 28945, 28948, 28803, 28952 and 29281 are assumed to have been completed.

2) Hypothetical Half Life Values are values for New Aircraft in the hypothetical condition where all components or maintenance service is at a condition which is one-half of the total life interval. New aircraft would not be at this hypothetical condition; this value is used for comparison only

10 June 2009
AISI File No. A9S025BVO
Page - 5 -
Unless otherwise agreed by Aircraft Information Services, Inc. (AISI) in writing, this report shall be for the sole use of the client/addressee. This report is offered as a fair and unbiased assessment of the subject aircraft. AISI has no past, present, or anticipated future interest in any of the subject aircraft. The conclusions and opinions expressed in this report are based on published information, information provided by others, reasonable interpretations and calculations thereof and are given in good faith. AISI certifies that this report has been independently prepared and it reflects AISI’s conclusions and opinions which are judgments that reflect conditions and values current at the time of this report. The values and conditions reported upon are subject to any subsequent change. AISI shall not be liable to any party for damages arising out of reliance or alleged reliance on this report, or for any party’s action or failure to act as a result of reliance or alleged reliance on this report.
Sincerely,
AIRCRAFT INFORMATION SERVICES, INC.
John D. McNicol
President

1295 Northern Boulevard
Manhasset, New York 11030
(516) 365-6272 · Fax (516) 365-6287
June 10, 2009
Continental Airlines, Inc.
11th Floor, HQSFN 1600 Smith Street
Houston, TX 77002
Ladies & Gentlemen:
In response to your request, BK Associates, Inc. is pleased to provide our opinion regarding the Base Values (BV) for 19 Boeing aircraft in the Continental Airlines Fleet. The aircraft include 12 B737, B757 or B777 aircraft already in service and seven B737-900ER aircraft scheduled to be delivered in the Third Quarter of 2009. Our opinion of the values is included in the attached Figure 1 along with the identification of each aircraft by manufacturer’s serial number, date of manufacture, engine model and maximum takeoff weight.
Our values presented in Figure I include both a half-time value as well as a maintenance adjusted value which includes appropriate financial adjustments based on our interpretation of the maintenance summary and fleet utilization data you provided. The adjustments are approximate, based on industry average costs, and normally would include an adjustment for the time remaining to a “C” check, time remaining to a “D” check (in this case the “2C” and the “8C”), time remaining to landing gear overhaul, time since the most recent heavy shop visit on engines and time remaining on engine life limited parts.
For five of the aircraft, “8C” checks are due in the very near future. These are aircraft nos. 1,2,4,7 and 9 in Figure 1. For these, we have assumed the “8C” check is completed.
For one engine, GE90 Serial Number 900306, we understand it has been removed and is now in the shop. The value assumes the shop visit is complete.
For the new aircraft, our opinion of the new value is given since they will not reach half-time for some time.

June 10, 2009

DEFINITIONS
According to the International Society of Transport Aircraft Trading’s (ISTAT) definition of Base Value, to which BK Associates subscribes, the base value is the Appraiser’s opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its “highest and best use”. An aircraft’s base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm’s length, cash transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing. The base value normally refers to a transaction involving a single aircraft. When multiple aircraft are acquired in the same transaction, the trading price of each unit may be discounted.
MARKET DISCUSSION & METHODOLOGY
For a newly delivered aircraft one can argue that, almost by definition, the base value is approximately equal to the actual selling price. Without the existence of “white tails” or finished aircraft for which there is no buyer, the very existence of a buyer and seller at the agreed price suggests the market is in balance and the purchase price is the base value.
We do not know the purchase price of the Continental Aircraft but we do know the list price is in the range between $70 and $80 million depending on the configuration and options. We also know that nobody pays list price and the discount is normally at least 15 percent. Discounts of 25 to 35 percent are often applied for airlines placing large orders. We also have done several other recent appraisals on similar aircraft for which we concluded the new price was $52,700,000. Considering this and the configuration and specifications of the Aircraft and the likely escalation in the price since our previous appraisal, we conclude its likely new price is approximately $53,800,000.
Regarding the other aircraft already in service, as the definition implies, the base value is determined from long-term historical trends. BK Associates has accumulated a database of over 10,000 data points of aircraft sales that occurred since 1970. From analysis of these data we know, for example, what the average aircraft should sell for as a percentage of its new price, as well as, the high and low values that have occurred in strong and weak markets.

June 10, 2009

Based on these data, we have developed relationships between aircraft age and sale price for wide-bodies, narrow-bodies, large turboprops and, more recently, regional jet and freighter aircraft. Within these groups we have developed further refinements for such things as derivative aircraft, aircraft still in production versus no longer in production, and aircraft early in the production run versus later models. Within each group variations are determined by the performance capabilities of each aircraft relative to the others. We now track some 150 different variations of aircraft types and models and determine current and forecast base values. These relationships are verified, and changed or updated if necessary, when actual sales data becomes available.
This relationship between sales price as a function of age and the original price is depicted in the following figure.
All of the Aircraft other than the new Aircraft are 10 to 11 years old. The data suggest that a 10 to 11-year old aircraft should sell for 42 to 46 percent of its original price. So, for the B737-700s for example, the original price was likely about $36.5 million. The

June 10, 2009

data suggest that on average today after allowing for inflation it should sell for about $19.6 million. By a similar analysis the suggested average selling price today for the B737-800s is $25 million, it would be $28 million for the B757s and $70 to $73 million for the B777s. However, recent experience has shown that after a long production run, even popular and successful aircraft tend to approach or fall below the “average” line in the figure, especially when the specific aircraft is in the latter half of its likely useful life. By contrast, new, popular and successful models tend to have values above the line for the first 10 years or so.
There is no doubt that all of these models have been quite successful. The B757 is the exception. It was very successful in its day but is now out of production after a long production run, and further, the B757s are the oldest of the group being appraised. We conclude, the B757s are slightly below the average suggested by the historical data at $23.1 million.
The other aircraft are successful and still young in their production run. We concluded they have base values above the “average” line in the figure.
These values are adjusted further from the average suggested by the historical comparison to reflect differences in engine model and the addition of blended winglets.
As noted earlier in the conclusions, these half-time values are adjusted with an appropriate financial adjustment to reach the maintenance adjusted values. These adjustments are based on our assessment of industry average costs and may not be the same as Continental’s cost. Another buyer of the aircraft may have to have the work done elsewhere at a different cost.
ASSUMPTIONS & DISCLAIMER
It should be understood that BK Associates has neither inspected the Aircraft nor the maintenance records, but has relied upon the information provided by you and in the BK Associates database. The assumptions have been made that all Airworthiness Directives have been complied with; accident damage has not been incurred that would affect market values; and maintenance has been accomplished in accordance with a civil airworthiness authority’s approved maintenance program and accepted industry standards. Further, we have assumed unless otherwise stated, that each Aircraft is in typical configuration for the type and other than the new Aircraft, has accumulated an average number of hours and cycles. Deviations from these assumptions can change significantly our opinion regarding the values.

June 10, 2009

BK Associates, Inc. has no present or contemplated future interest in the Aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal represents the opinion of BK Associates, Inc. and reflects our best judgment based on the information available to us at the time of preparation and the time and budget constraints imposed by the client. It is not given as a recommendation, or as an inducement, for any financial transaction and further, BK Associates, Inc. assumes no responsibility or legal liability for any action taken or not taken by the addressee, or any other party, with regard to the appraised equipment. By accepting this appraisal, the addressee agrees that BK Associates, Inc. shall bear no such responsibility or legal liability. This appraisal is prepared for the use of the addressee and shall not be provided to other parties without the express consent of the addressee.

Sincerely, BK ASSOCIATES, INC.

John F. Keitz
President ISTAT Senior Certified Appraiser And Appraiser Fellow

JFK/kf
Attachment

Figure 1
Continental Airlines
Values $ Millions

	AIRCRAFT		SERIAL	DELIVERY		MTOW	1/2 time	Mt. Adj.
	TYPE	REGIST.	NUMBER	DATE	ENGINE	Lbs.	BV	BV
1	737-700	N24729	28945	Jul-99	CFM56-7B24	154,500	22.45	22.60
2	737-700	N16732	28948	Aug-99	CFM56-7B24	154,500	22.45	22.61
3	737-700	N14735	28950	Sep-99	CFM56-7B24	154,500	22.45	22.18
4	737-700	N24736	28803	Sep-99	CFM56-7B24	154,500	22.45	23.49
5	737-800	N26232	28942	Jun-99	CFM56-7B26	174,200	27.65	27.90
6	737-800	N35236	28801	Sep-99	CFM56-7B26	174,200	28.20	29.16
7	737-800	N14240	28952	Oct-99	CFM56-7B26	174,200	28.75	29.98
8	757-200	N34131	28971	Jun-98	RB211-535E4B	255,000	23.10	25.90
9	757-200	N33132	29281	Jun-98	RB211-535E4B	255,000	23.10	25.79
10	777-200ER	N77006	29476	Dec-98	GE90-94B	656,000	73.30	79.92
11	777-200ER	N78009	29479	Apr-99	GE90-94B	656,000	76.20	82.07
12	777-200ER	N78013	29861	Sep-99	GE90-94B	656,000	77.65	83.96
13	737-900ER	N37437	33532	Jul-09	CFM56-7B26/3	187,700	53.80	53.80
14	737-900ER	N78438	33533	Jul-09	CFM56-7B26/3	187,700	53.80	53.80
15	737-900ER	N57439	33534	Aug-09	CFM56-7B26/3	187,700	53.80	53.80
16	737-900ER	N45440	33535	Aug-09	CFM56-7B26/3	187,700	53.80	53.80
17	737-900ER	N53441	30131	Aug-09	CFM56-7B26/3	187,700	53.80	53.80
18	737-900ER	N37434	33528	Sep-09	CFM56-7B26/3	187,700	53.80	53.80
19	737-900ER	N53442	33536	Sep-09	CFM56-7B26/3	187,700	53.80	53.80

Extended Desktop Appraisal of:
Nineteen (19) Various Aircraft

Client:
Continental Airlines, Inc.

Date:
June 10, 2009

Washington D.C.
2101 Wilson Boulevard
Suite 1001
Arlington, VA 22201
Tel: 1 703 276 3200
Fax: 1 703 276 3201

Frankfurt
Frankfurt Trianon
Mainzer Landstrasse 16
60325 Frankfurt
Germany
Tel: 40 (0) 69 97168 436

Tokyo
3-16-16 Higashiooi
Shinagawa-ku
Tokyo 140-0011
Japan
Tel/Fax: 81 1 3763 6845

I.	Introduction and Executive Summary

Table of Contents:
I.	Introduction

II.	Value Definitions/Terminology

III.	Current Market Conditions

IV.	Valuation

V.	Covenants

Morten Beyer & Agnew (mba) has been retained by Continental Airlines, Inc. (the “Client”), to provide an Extended Desktop Appraisal to determine the Maintenance Adjusted Current Base Values (CBV) of twelve (12) aircraft of various types currently operated by Continental Airlines, Inc. as of June 2009. mba will also provide New Delivery Base Values of seven (7) future new delivery Boeing 737-900ER aircraft. The aircraft are further identified in Section IV of this report.
In performing this appraisal, mba relied on industry knowledge and intelligence, confidentially obtained data points, its market expertise and current analysis of market trends and conditions, along with information extrapolated from its semi-annual publications mba Future Aircraft Values — Jet Transport (FAV).
Based on the information set forth in this report, it is our opinion that the Maintenance Adjusted Current Base Value and the New Delivery Base Value of the aircraft in this portfolio are as follows and as more fully set forth in Section IV.

Maintenance Adjusted
Current Base Value ($US)

Portfolio (12 A/C)	$450,050,000

New Delivery
Base Value ($US)

737-900ER (7 A/C)	$376,090,000

Total Portfolio (19 A/C)	$826,140,000

Section II of this report presents definitions of various terms, such as Current Base Value and Current Market Value as promulgated by the Appraisal Program of the International Society of Transport Aircraft Trading (ISTAT). ISTAT is a non-profit association of management personnel from banks, leasing companies, airlines, manufacturers, brokers, and others who have a vested interest in the commercial aviation industry and who have established a technical and ethical certification program for expert appraisers.

II.	Definitions
Extended Desktop Appraisal
An Extended Desktop Appraisal is one that is characterized by the absence of any on-site inspection of the aircraft or its maintenance records, but it does include consideration of maintenance status information that is provided to the appraiser from the client, aircraft operator, or in the case of a second opinion, possibly from another appraiser’s report. An Extended Desktop Appraisal would normally provide a value that includes adjustments from the mid-time, mid-life baseline to account for the actual maintenance status of the aircraft. (ISTAT Handbook)
Base Value
The ISTAT definition of Base Value (BV) has, essentially, the same elements of Market Value except that the market circumstances are assumed to be in a reasonable state of equilibrium. Thus, BV pertains to an idealized aircraft and market combination, but will not necessarily reflect the actual CMV of the aircraft in question at any point in time. BV is founded in the historical trend of values and value in use, and is generally used to analyze historical values or to project future values.
ISTAT defines Base Value as the Appraiser’s opinion of the underlying economic value of an aircraft, engine, or inventory of aircraft parts/equipment (hereinafter referred to as “the asset”), in an open, unrestricted, stable market environment with a reasonable balance of supply and demand. Full consideration is assumed of its “highest and best use”. An asset’s Base Value is founded in the historical trend of values and in the projection of value trends and presumes an arm’s-length, cash transaction between willing, able, and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing. In most cases, the Base Value of an asset assumes the physical condition is average for an asset of its type and age. It further assumes the maintenance time/life status is at mid-time, mid-life (or benefiting from an above-average maintenance status if it is new or nearly new, as the case may be). Since Base Value pertains to a somewhat idealized asset and market combination it may not necessarily reflect the actual current value of the asset in question, but is a nominal starting value to which adjustments may be applied to determine an actual value. Because it is related to long-term market trends, the Base Value definition is commonly applied to analyses of historical values and projections of residual values.

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Qualifications
mba is a recognized provider of aircraft and aviation-related asset appraisals and inspections. mba and its principals have been providing appraisal services to the aviation industry for 40 years; and its employees adhere to the rules and ethics set forth by the International Society of Transport Aircraft Traders (ISTAT). mba’s clients include most of the world’s major airlines, lessors, financial institutions, and manufacturers and suppliers. mba maintains offices in Washington, Frankfurt, and Tokyo.
mba publishes the semi-annual Future Aircraft Values (FAV), a three-volume compendium of current and projected aircraft values for the next 20 years for over 150 types of jet, turboprop, and cargo aircraft.
mba also provides consulting services to the industry relating to operations, marketing, and management with emphasis on financial/operational analysis, airline safety audits and certification, utilizing hands-on solutions to current situations. mba also provides expert testimony and witness support on cases involving collateral/asset disputes, bankruptcies, financial operations, safety, regulatory and maintenance concerns.

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III.	Current Market Conditions
General Market Observation
The demand for and value of new and used jet transport aircraft is primarily driven by the state of the world economy. In periods of strong prosperity, traffic grows at high single digit rates limiting slack capacity. Over the years, we have observed that traffic growth is closely correlated to growth in regional and world domestic product. However, over the long term, the trend has been toward traffic lagging domestic product growth, with lower peaks, and deeper declines indicating maturity in the airline industry.
In periods of decline (as observed in the early 1990s) a large surplus of aircraft existed on the market with a disastrous effect on short-term prices. Eventually, values returned to normal levels, being driven by the inherent economies and suitability of the individual aircraft types.
Commencing in late 2000, the majority of global economies began a slip into recession with slowing traffic growth, a trend that was accelerated by the terrorist attacks on September 11, 2001. The destruction of economic value and loss of consumer confidence, combined with continued military conflict in the Middle East and the SARS epidemic of 2003, slowed the pace of recovery and stifled the demand for new aircraft.
However, 2005 saw renewed optimism within the industry, with passenger levels finally climbing back to pre-September 11th levels. This helped both Airbus & Boeing to reach record levels for new orders with Airbus claiming 1,1111 new orders in 2005 and Boeing reporting 1,0282, for a total of 2,139 aircraft. The strong demand for new airframes continued with combined orders for Airbus and Boeing totaling 1,834 and 2,754 aircraft in 2006 and 2007 respectively. This continued high order count can be attributed to high fuel prices forcing carriers to retire the less fuel-efficient aircraft in their fleet, as well as the fleet replacement cycle. The continued strength of the 787 with 93 additional orders in 2008 (total program 910 — highest total orders before first flight of any commercial aircraft program) and the re-emergence of the A350 as the A350XWB has also contributed to the strong order cycle with Airbus claiming 483 total orders for the A350XWB program.
The 2008 Orders total 756 and 662 for Airbus and Boeing, respectively. The credit crisis has expanded to encompass the broader economic base of the worlds developed countries and recession is manifesting itself in the EU, US and BRIC counties as well as other emerging markets around the world. Major lessors have begun to suggest to Airbus and Boeing that current production rates should be curtailed in order to stave-off value impairments due to deteriorating traffic and ability to secure financing for new

[1]	Source: www.airbus.com

[2]	Source: www.boeing.com

Continental Airlines, Inc. Job File #09168 Page 4 of 15

deliveries. mba believes up to 30% of the current backlog is at risk due to the combination of the above factors.
The rapid rise in oil prices hurt airlines during the usually prosperous summer months and, paradoxically, while oil has come down 60% since July 2008, economic woes and increasing unemployment is reducing traffic demand across-the-board. Airlines registered a US$5 billion loss in 2008. For 2009 IATA is forecasting a further loss of US$2.5 billion based on a fuel price of US$60 per barrel, a decline of 3 per cent in passenger volumes, a drop of 5 per cent in cargo traffic and yield deterioration of 3 per cent. Industry revenues are expected to contract by US$35 billion (from US$536 billion in 2008 to US$501 billion in 2009). Continental and United have announced significant capacity cuts, mainly focusing on older less efficient aircraft such as the MD-80 family and the 737 Classics. Southwest has deferred new deliveries again and the only ray of optimism we detect is American accelerating new deliveries in order to retire MD-80s.
mba believes lower demand due to increased unemployment and finance availability coupled with liquidity concerns of some carriers will see order deferrals/cancellations increasing and the probability of lease defaults increasing in 2009. Residual values will be affected, especially for less desirable aircraft types.

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Boeing 737NG Family Aircraft
The Boeing 737 Next Generation (NG) family consists of the —600/-700/-800 and —900ER series. Boeing received the go-ahead to replace the “Classic” 737s with the upgraded NG versions in 1993 with the announcement of the 737-700. This was later followed with the introduction of the 737-800 series in 1994, the —600 series in 1995 and finally the —900 series in 1997. After the absorption of Douglas by Boeing, the 737NG became the mainstay of the US short-haul fleet displacing older MD-80 aircraft. The 737NG has also made its way to Europe with great success, and will continue to provide healthy competition for the Airbus A320 family. To date, there are over 2,600 737NG aircraft in operation with over 150 operators.

Fleet Status	737-700	737-800	737-900ER
Ordered	1,997	3,193	245
Cancelled/Transferred	491	170	7
Net Orders	1,506	3,023	238
Backlog	527	1,444	192
Delivered	979	1,579	46
Destroyed/Retired	0	5	0
Not in Service/Parked	19	17	0
Active Aircraft	960	1,557	46
Number of Operators	59	117	3
Average Daily Utilization (Hrs)	7.93	7.92	5.87
Average Fleet Age (Yrs)	5.79	5.07	0.96
Source: AvSoft’s ACAS Database, April 2009
The 737NG continues to be very popular in North America and parts of Europe. Boeing took the 737-300 concept, upgraded its avionics and cockpit and redesigned the wing, launching a similar looking aircraft with enhanced capabilities. The NG aircraft are also starting to compete with their older and larger sibling the Boeing 757, with the entry into service of the 737-900ER to Lion Air in April 2007. Delta, Continental and Southwest are finding it capable of operating trans-continental routes profitably and Delta has, in some cases, replaced their 757’s with 737-800 aircraft on routes to Central America. Efficient aircraft like the 737NG will continue to dominate fleets around the world.
Both the 737NG family and the competing Airbus A320 family had an outstanding year in 2007, receiving 850 and 914 orders respectively. But with the downturn of the economy in 2008 and the difficulties faced by operators and lessors in acquiring financing, orders were down to 488 for the Boeing 737NG family and 472 for the A320 family.

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Because narrowbody aircraft comprise the largest number of aircraft in the world’s fleets, it is reasonable to expect a negative impact on their values in 2009 and beyond, as long as the economic downturn persists. Modern aircraft like the 737NGs and the A320 family will not be exempt, but will suffer less, particularly those aircraft less than 6 years old. Early build examples of their type can expect to suffer a 5%-to-15% ‘hit’ depending on their age. For older aircraft, primarily those that are out of production, such as 737 Classics, and MD-80s, values could decline more than 30%.
According to Back Aviation Solutions, as of May 2009, there are currently 16 Boeing 737-700s, 11 Boeing 737-800s and no Boeing 737-900ERs available for sale or lease.
Source: BACK Aviation Solutions, May 2009

Continental Airlines, Inc. Job File #09168 Page 7 of 15

Boeing 757-200
The twin engine 757-200 was introduced in 1978, and first delivered in 1982 as the successor to the 727-200. The 757-200 is known for its exceptional fuel efficiency, low noise levels, increased passenger comfort and top operating performance. Initially delivered with a MGTOW (Maximum Gross Takeoff Weight) of 220,000 lb, the 757-200 evolved considerably during its 23 years in production. The increased gross weight versions of the aircraft allow for greater capacity and range, making the 757-200 suitable for thin long-haul routes. It was also the first Boeing airliner launched with non-US engines, the Rolls Royce RB211-535 with the Pratt and Whitney PW2037 and PW2040 offered as an option only later. The 757-200 has also been delivered as a PF (Package Freighter). Currently there exist several conversion options including Boeing, Singapore Technologies Aerospace Ltd, Israel Aircraft Industries, Precision Conversions, and Alcoa-SIE. Production of the 757-200 has ceased with delivery of the last aircraft, in April 2005 to Shanghai Airlines.

Fleet Status	757-200
Ordered	1,033
Cancelled/Transferred	125
Net Orders	908
Backlog	0
Delivered	908
Destroyed/Retired	20
Not in Service/Parked	81
Converted to Freighter/Other	77
Active Aircraft	730
Number of Operators	88
Average Daily Utilization (Hrs)	8.85
Average Fleet Age (Yrs)	15.68
Source: AvSoft’s ACAS Database, April 2009
Born out of the oil crisis of the 1970s when airlines were looking for more fuel-efficient and quieter aircraft, the 757-200 became the aircraft of choice for major U.S. carriers operating transcontinental routes. After this successful start, orders diminished during the late 1990’s with the introduction of the Airbus A320 family. The 757-200 found itself in an interesting market niche, stuck between the small 737’s and A320’s and the larger 767 and A330 wide bodies. Airlines began to look at covering the same routes with the greater operating flexibility of the 737’s and A320’s or the additional capacity of the larger 767 and A330 wide bodies. The 2001 terrorist attacks accelerated the end for the 757-200 as the majority of aircraft had been bought and operated by U.S. airlines. With the major U.S airlines fighting for survival in the industries worst ever downturn, none would place orders for 757s after 2001.

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Prices for 757’s have dropped to the point that cargo conversions are now beginning to be viable as a replacement for 727-200 freighters for cargo operators like Fedex. Availability is increasing as operators reduce capacity due to decreased consumer demand. Like most aircraft, especially those that are out of production, mba expects values to soften during the current tough economic climate.
According to Back Aviation Solutions, as of May 2009, there are currently 25 Boeing 757-200s available for sale or lease.
Source: BACK Aviation Solutions, May 2009

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Boeing 777-200ER
The widebody 777-200ER is the extended range version of the 777-200A. With an increased range and gross-weight, this aircraft is the staple of the transatlantic crossing for many operators who used to operate the DC-10 and 747. The new technology and operating economics of the 777 have made it one of the most popular widebody aircraft of all times.

Fleet Status	777-200ER
Ordered	511
Cancelled/Transferred	78
Net Orders	433
Backlog	26
Delivered	407
Destroyed/Retired	1
Not in Service/Parked	2
Active Aircraft	404
Number of Operators	31
Average Daily Utilization (Hrs)	11.42
Average Fleet Age (Yrs)	7.92
Source: AvSoft’s ACAS Database, April 2009
The 777 has become a replacement for the larger, less efficient Boeing 747-200s, along with the older DC-10-30s and in many cases the MD-11. It does still, however, compete head-to-head with the Airbus A330/A340 on range and capacity. The current order backlog for the Boeing 777-200ER stands at 26. The 777-200ER market is still firm and looks to remain so for the near future, even with the recent downturn in the economy. This is because international routes for mainline operators remain lucrative due to passenger demand holding firm. Some operators may choose to go for the longer range 777-200LR or the larger capacity 777-300ER.
The A350XWB and the envisioned 787-10 could seriously impact 777-200ER residual values when they enter service. However, the expected entry into service of the A350XWB is currently 2013-2014 and Boeing is unlikely to launch the 787-10 until there is a competitor. At that stage the oldest 777-200ER will be approaching 16 years of service and nearing replacement.
According to Back Aviation Solutions, as of May 2009 there are currently 5 Boeing 777-200ERs available for sale or lease.

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Source: BACK Aviation Solutions, May 2009

Continental Airlines, Inc. Job File #09168 Page 11 of 15

IV.	Valuation
In developing the Values of the aircraft in this portfolio, mba did not inspect the aircraft or the records and documentation associated with them, but relied on partial information supplied by the Client. This information was not independently verified by mba. Therefore, we used certain assumptions that are generally accepted industry practice to calculate the value of aircraft when more detailed information is not available.
The principal assumptions for the aircraft in this portfolio are as follows:
1.	The aircraft is in good overall condition.

2.	The overhaul status of the airframe, engines, landing gear and other major components are the equivalent of mid-time/mid-life, or new, unless otherwise stated.

3.	The historical maintenance documentation has been maintained to acceptable international standards.

4.	The specifications of the aircraft are those most common for an aircraft of its type and vintage.

5.	The aircraft is in a standard airline configuration.

6.	The aircraft is current as to all Airworthiness Directives and Service Bulletins.

7.	Its modification status is comparable to that most common for an aircraft of its type and vintage.

8.	Its utilization is comparable to industry averages.

9.	There is no history of accident or incident damage.

10.	In the case of the Base Value, no accounting is made for lease revenues, obligations or terms of ownership unless otherwise specified.

11.	For Aircraft serial numbers 28945, 28948, 28803, 28952 and 29281, the airframe 8C Check is assumed to have been completed, as stipulated by the Client.

Continental Airlines, Inc. Job File #09168 Page 12 of 15

Continental Airlines Portfolio Description
	Aircraft	Serial		Manufacture	MTOW
No.	Type	Number	Registration	Date	(lbs)	Engine Type	Operator

1	737-700*	28945	N24729	Jul-99	154,500	CFM56-7B24	Continental
2	737-700*	28948	N16732	Aug-99	154,500	CFM56-7B24	Continental
3	737-700	28950	N14735	Sep-99	154,500	CFM56-7B24	Continental
4	737-700*	28803	N24736	Sep-99	154,500	CFM56-7B24	Continental
5	737-800	28942	N26232	Jun-99	174,200	CFM56-7B26	Continental
6	737-800	28801	N35236	Sep-99	174,200	CFM56-7B26	Continental
7	737-800*	28952	N14240	Oct-99	174,200	CFM56-7B26	Continental
8	757-200	28971	N34131	Jun-98	255,000	RB211-535E4B	Continental
9	757-200*	29281	N33132	Jun-98	255,000	RB211-535E4B	Continental
10	777-200ER	29476	N77006	Dec-98	656,000	GE90-94B	Continental
11	777-200ER	29479	N78009	Apr-99	656,000	GE90-94B	Continental
12	777-200ER	29861	N78013	Sep-99	656,000	GE90-94B	Continental

13	737-900ER	33532	N37437	Jul-09	187,700	CFM56-7B26/3	Continental
14	737-900ER	33533	N78438	Jul-09	187,700	CFM56-7B26/3	Continental
15	737-900ER	33534	N57439	Aug-09	187,700	CFM56-7B26/3	Continental
16	737-900ER	33535	N45440	Aug-09	187,700	CFM56-7B26/3	Continental
17	737-900ER	30131	N53441	Aug-09	187,700	CFM56-7B26/3	Continental
18	737-900ER	33528	N37434	Sep-09	187,700	CFM56-7B26/3	Continental
19	737-900ER	33536	N53442	Sep-09	187,700	CFM56-7B26/3	Continental
* These aircraft are assumed to have undergone an airframe 8C Check.

Continental Airlines, Inc. Job File #09168 Page 13 of 15

Continental Airlines Valuation
($US Million)
		Serial	Half Time		MX. Adj.
No.	Aircraft Type	Number	BV	MX. Adj.	CBV

1	737-700	28945	23.44	0.51	23.95
2	737-700	28948	23.56	(1.46)	22.10
3	737-700	28950	23.68	(1.19)	22.49
4	737-700	28803	23.68	(1.15)	22.53
5	737-800	28942	27.64	(1.27)	26.37
6	737-800	28801	28.04	(0.53)	27.51
7	737-800	28952	28.17	0.03	28.20
8	757-200	28971	23.00	3.05	26.05
9	757-200	29281	23.00	(1.21)	21.79
10	777-200ER	29476	74.15	1.73	75.88
11	777-200ER	29479	75.69	(1.13)	74.56
12	777-200ER	29861	77.51	1.11	78.62
		Sub-total	$451.56	($1.51)	$450.05

			Weight		New
		Serial	Adjusted		Delivery
No.	Aircraft Type	Number	BV	MX. Adj.	BV

13	737-900ER	33532	53.64	0.00	53.64
14	737-900ER	33533	53.64	0.00	53.64
15	737-900ER	33534	53.73	0.00	53.73
16	737-900ER	33535	53.73	0.00	53.73
17	737-900ER	30131	53.73	0.00	53.73
18	737-900ER	33528	53.81	0.00	53.81
19	737-900ER	33536	53.81	0.00	53.81
		Sub-total	$376.09	$0.00	$376.09

		Grand Total	$827.65	($1.51)	$826.14
Legend for Portfolio Valuation —

Weight Adjusted BV	Weight Adjusted Base Value
Half Time BV	Half Time Base Value
MX. Adj.	Maintenance Adjustments
MX. Adj. CBV	Maintenance Adjusted Current Base Value
New Delivery BV	New Delivery Base Value

Continental Airlines, Inc. Job File #09168 Page 14 of 15

V.	Covenants
This report has been prepared for the exclusive use of Continental Airlines, Inc. and shall not be provided to other parties by mba without the express consent of Continental Airlines, Inc. mba certifies that this report has been independently prepared and that it fully and accurately reflects mba’s opinion as to the Maintenance Adjusted Current Base Values and the New Delivery Base Values, as requested. mba further certifies that it does not have, and does not expect to have, any financial or other interest in the subject or similar aircraft and engine.
This report represents the opinion of mba as to the Maintenance Adjusted Current Base Values and the New Delivery Base Values of the subject aircraft as requested and is intended to be advisory only, in nature. Therefore, mba assumes no responsibility or legal liability for any actions taken, or not taken, by Continental Airlines, Inc. or any other party with regard to the subject aircraft and engine. By accepting this report, all parties agree that mba shall bear no such responsibility or legal liability.

Sincerely, Morten Beyer & Agnew, Inc.

June 10, 2009	Stephen P. Rehrmann, ATP/FE Vice President — Appraisal Group Morten Beyer & Agnew, Inc. ISTAT Certified Appraiser

Continental Airlines, Inc. Job File #09168 Page 15 of 15

APPENDIX III — SUMMARY OF APPRAISED VALUES

				Appraiser’s Valuations
				AISI			BK			MBA
Aircraft	Registration	Manufacturer’s	Delivery		Maintenance	Maint. Adj.		Maintenance	Maint. Adj.		Maintenance	Maint. Adj.
Type	Number	Serial Number	Month	Base Value	Adjustment	Base Value	Base Value	Adjustment	Base Value	Base Value	Adjustment	Base Value

Boeing 777-224ER	N77006	29476	December 1998	$70,410,000	$3,870,000	$74,280,000	$73,300,000	$6,620,000	$79,920,000	$74,150,000	$1,730,000	$75,880,000
Boeing 777-224ER	N78009	29479	April 1999	74,320,000	890,000	75,210,000	76,200,000	5,870,000	82,070,000	75,690,000	(1,130,000)	74,560,000
Boeing 777-224ER	N78013	29861	September 1999	74,320,000	4,730,000	79,050,000	77,650,000	6,310,000	83,960,000	77,510,000	1,110,000	78,620,000

Boeing 757-224	N34131	28971	June 1998	24,240,000	130,000	24,370,000	23,100,000	2,800,000	25,900,000	23,000,000	3,050,000	26,050,000
Boeing 757-224	N33132	29281	June 1998	24,240,000	520,000	24,760,000	23,100,000	2,690,000	25,790,000	23,000,000	(1,210,000)	21,790,000

Boeing 737-924ER	N37437	33532	July 2009	57,870,000	—	57,870,000	53,800,000	—	53,800,000	53,640,000	—	53,640,000
Boeing 737-924ER	N78438	33533	July 2009	57,870,000	—	57,870,000	53,800,000	—	53,800,000	53,640,000	—	53,640,000
Boeing 737-924ER	N57439	33534	August 2009	58,020,000	—	58,020,000	53,800,000	—	53,800,000	53,730,000	—	53,730,000
Boeing 737-924ER	N45440	33535	August 2009	58,020,000	—	58,020,000	53,800,000	—	53,800,000	53,730,000	—	53,730,000
Boeing 737-924ER	N53441	30131	August 2009	58,020,000	—	58,020,000	53,800,000	—	53,800,000	53,730,000	—	53,730,000
Boeing 737-924ER	N37434	33528	September 2009	58,170,000	—	58,170,000	53,800,000	—	53,800,000	53,810,000	—	53,810,000
Boeing 737-924ER	N53442	33536	September 2009	58,170,000	—	58,170,000	53,800,000	—	53,800,000	53,810,000	—	53,810,000

Boeing 737-824	N26232	28942	June 1999	25,240,000	1,730,000	26,970,000	27,650,000	250,000	27,900,000	27,640,000	(1,270,000)	26,370,000
Boeing 737-824	N35236	28801	September 1999	25,240,000	2,960,000	28,200,000	28,200,000	960,000	29,160,000	28,040,000	(530,000)	27,510,000
Boeing 737-824	N14240	28952	October 1999	25,240,000	1,510,000	26,750,000	28,750,000	1,230,000	29,980,000	28,170,000	30,000	28,200,000

Boeing 737-724	N24729	28945	July 1999	20,450,000	(320,000)	20,130,000	22,450,000	150,000	22,600,000	23,440,000	510,000	23,950,000
Boeing 737-724	N16732	28948	August 1999	20,450,000	(180,000)	20,270,000	22,450,000	160,000	22,610,000	23,560,000	(1,460,000)	22,100,000
Boeing 737-724	N14735	28950	September 1999	20,450,000	1,320,000	21,770,000	22,450,000	(270,000)	22,180,000	23,680,000	(1,190,000)	22,490,000
Boeing 737-724	N24736	28803	September 1999	20,450,000	1,380,000	21,830,000	22,450,000	1,040,000	23,490,000	23,680,000	(1,150,000)	22,530,000

III-1

APPENDIX IV — LOAN TO VALUE RATIO TABLES

The following tables set forth loan to Aircraft value ratios for the Equipment Notes issued in respect of each of the 17 aircraft that may be financed pursuant to the Offering as of initial issuance and the Regular Distribution Dates thereafter. The LTV was obtained by dividing (i) the outstanding balance (assuming no payment default) of such Equipment Notes determined immediately after giving effect to the payments scheduled to be made on each such Regular Distribution Date by (ii) the appraised value of the Aircraft securing such Equipment Notes (see “Description of the Aircraft and the Appraisals — The Appraisals”), subject to the “Depreciation Assumption”. The Depreciation Assumption contemplates that the value of each Aircraft at issuance of the Equipment Notes included in each table depreciates by approximately 3% of the initial appraised value per year, for the first 15 years after the year of delivery of such Aircraft, and 4% of such appraised value per year, for any subsequent year prior to the final expected Regular Distribution Date. Other rates or methods of depreciation may result in materially different loan to Aircraft value ratios, and no assurance can be given (i) that the depreciation rates and method assumed for the purposes of the tables are the ones most likely to occur or (ii) as to the actual future value of any Aircraft. Thus, the tables should not be considered a forecast or prediction of expected or likely loan to Aircraft value ratios, but simply a mathematical calculation based on one set of assumptions.

A.	Boeing 777-224ER

	N77006
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$75,880,000.00	$41,734,000.00	55.0%
January 8, 2010	74,218,394.16	40,397,992.73	54.4
July 8, 2010	72,556,788.32	39,062,267.99	53.8
January 8, 2011	70,895,182.48	37,726,845.34	53.2
July 8, 2011	69,233,576.64	36,391,746.20	52.6
January 8, 2012	67,571,970.80	35,056,994.03	51.9
July 8, 2012	65,910,364.96	33,722,614.66	51.2
January 8, 2013	64,248,759.12	32,388,636.52	50.4
July 8, 2013	62,587,153.28	31,055,091.01	49.6
January 8, 2014	60,925,547.45	29,718,160.47	48.8
July 8, 2014	58,710,072.99	28,108,845.80	47.9
January 8, 2015	56,494,598.54	26,479,128.59	46.9
July 8, 2015	54,279,124.09	24,848,255.47	45.8
January 8, 2016	52,063,649.64	23,218,708.69	44.6
July 8, 2016	49,848,175.18	0.00	0.0

	N78009
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$75,210,000.00	$41,366,000.00	55.0%
January 8, 2010	73,598,357.14	40,060,498.89	54.4
July 8, 2010	71,986,714.29	38,755,358.26	53.8
January 8, 2011	70,375,071.43	37,450,068.44	53.2
July 8, 2011	68,763,428.57	36,144,618.86	52.6
January 8, 2012	67,151,785.71	34,838,997.93	51.9
July 8, 2012	65,540,142.86	33,533,192.90	51.2
January 8, 2013	63,928,500.00	32,227,189.72	50.4
July 8, 2013	62,316,857.14	30,920,972.89	49.6
January 8, 2014	60,705,214.29	29,610,686.74	48.8
July 8, 2014	59,093,571.43	28,292,454.81	47.9
January 8, 2015	56,944,714.29	26,690,098.72	46.9
July 8, 2015	54,795,857.14	25,084,808.93	45.8
January 8, 2016	52,647,000.00	23,478,864.14	44.6
July 8, 2016	50,498,142.86	0.00	0.0

	N78013
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$79,050,000.00	$43,478,000.00	55.0%
January 8, 2010	77,356,071.43	42,105,869.40	54.4
July 8, 2010	75,662,142.86	40,734,092.15	53.8
January 8, 2011	73,968,214.29	39,362,158.09	53.2
July 8, 2011	72,274,285.71	37,990,056.12	52.6
January 8, 2012	70,580,357.14	36,617,774.05	51.9
July 8, 2012	68,886,428.57	35,245,298.48	51.2
January 8, 2013	67,192,500.00	33,872,614.65	50.4
July 8, 2013	65,498,571.43	32,499,706.25	49.6
January 8, 2014	63,804,642.86	31,122,520.76	48.8
July 8, 2014	62,110,714.29	29,736,983.82	47.9
January 8, 2015	59,852,142.86	28,052,816.17	46.9
July 8, 2015	57,593,571.43	26,365,565.04	45.8
January 8, 2016	55,335,000.00	24,677,625.45	44.6
July 8, 2016	53,076,428.57	0.00	0.0

B.	Boeing 757-224

	N34131
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$25,440,000.00	$13,992,000.00	55.0%
January 8, 2010	24,870,447.76	13,537,293.27	54.4
July 8, 2010	24,300,895.52	13,082,829.54	53.8
January 8, 2011	23,731,343.28	12,628,625.62	53.2
July 8, 2011	23,161,791.04	12,174,699.93	52.6
January 8, 2012	22,592,238.81	11,721,072.68	51.9
July 8, 2012	22,022,686.57	11,267,766.05	51.2
January 8, 2013	21,453,134.33	10,814,804.51	50.4
July 8, 2013	20,883,582.09	10,362,215.06	49.6
January 8, 2014	20,124,179.10	9,816,138.04	48.8
July 8, 2014	19,364,776.12	9,271,347.80	47.9
January 8, 2015	18,605,373.13	8,720,374.70	46.9
July 8, 2015	17,845,970.15	8,169,645.93	45.8
January 8, 2016	17,086,567.16	7,620,057.91	44.6
July 8, 2016	16,327,164.18	0.00	0.0

	N33132
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$24,113,333.33	$13,262,000.00	55.0%
January 8, 2010	23,573,482.59	12,831,339.04	54.4
July 8, 2010	23,033,631.84	12,400,575.06	53.8
January 8, 2011	22,493,781.09	11,970,057.35	53.2
July 8, 2011	21,953,930.35	11,539,803.37	52.6
January 8, 2012	21,414,079.60	11,109,832.25	51.9
July 8, 2012	20,874,228.86	10,680,165.05	51.2
January 8, 2013	20,334,378.11	10,250,824.93	50.4
July 8, 2013	19,794,527.36	9,821,837.49	49.6
January 8, 2014	19,074,726.37	9,304,237.76	48.8
July 8, 2014	18,354,925.37	8,787,857.70	47.9
January 8, 2015	17,635,124.38	8,265,617.21	46.9
July 8, 2015	16,915,323.38	7,743,608.32	45.8
January 8, 2016	16,195,522.39	7,222,680.68	44.6
July 8, 2016	15,475,721.39	0.00	0.0

C.	Boeing 737-924ER

	N37437
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$53,800,000.00	$28,258,000.00	52.5%
January 8, 2010	52,993,000.00	28,258,000.00	53.3
July 8, 2010	52,186,000.00	28,258,000.00	54.1
January 8, 2011	51,379,000.00	28,258,000.00	55.0
July 8, 2011	50,572,000.00	27,704,698.56	54.8
January 8, 2012	49,765,000.00	27,150,947.11	54.6
July 8, 2012	48,958,000.00	26,597,195.67	54.3
January 8, 2013	48,151,000.00	26,043,444.22	54.1
July 8, 2013	47,344,000.00	25,489,692.78	53.8
January 8, 2014	46,537,000.00	24,935,941.33	53.6
July 8, 2014	45,730,000.00	24,382,189.89	53.3
January 8, 2015	44,923,000.00	23,828,438.44	53.0
July 8, 2015	44,116,000.00	23,274,687.00	52.8
January 8, 2016	43,309,000.00	22,720,935.56	52.5
July 8, 2016	42,502,000.00	0.00	0.0

	N78438
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$53,800,000.00	$28,258,000.00	52.5%
January 8, 2010	52,993,000.00	28,258,000.00	53.3
July 8, 2010	52,186,000.00	28,258,000.00	54.1
January 8, 2011	51,379,000.00	28,258,000.00	55.0
July 8, 2011	50,572,000.00	27,704,698.56	54.8
January 8, 2012	49,765,000.00	27,150,947.11	54.6
July 8, 2012	48,958,000.00	26,597,195.67	54.3
January 8, 2013	48,151,000.00	26,043,444.22	54.1
July 8, 2013	47,344,000.00	25,489,692.78	53.8
January 8, 2014	46,537,000.00	24,935,941.33	53.6
July 8, 2014	45,730,000.00	24,382,189.89	53.3
January 8, 2015	44,923,000.00	23,828,438.44	53.0
July 8, 2015	44,116,000.00	23,274,687.00	52.8
January 8, 2016	43,309,000.00	22,720,935.56	52.5
July 8, 2016	42,502,000.00	0.00	0.0

	N57439
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$53,800,000.00	$28,258,000.00	52.5%
January 8, 2010	52,993,000.00	28,258,000.00	53.3
July 8, 2010	52,186,000.00	28,258,000.00	54.1
January 8, 2011	51,379,000.00	28,258,000.00	55.0
July 8, 2011	50,572,000.00	27,704,698.56	54.8
January 8, 2012	49,765,000.00	27,150,947.11	54.6
July 8, 2012	48,958,000.00	26,597,195.67	54.3
January 8, 2013	48,151,000.00	26,043,444.22	54.1
July 8, 2013	47,344,000.00	25,489,692.78	53.8
January 8, 2014	46,537,000.00	24,935,941.33	53.6
July 8, 2014	45,730,000.00	24,382,189.89	53.3
January 8, 2015	44,923,000.00	23,828,438.44	53.0
July 8, 2015	44,116,000.00	23,274,687.00	52.8
January 8, 2016	43,309,000.00	22,720,935.56	52.5
July 8, 2016	42,502,000.00	0.00	0.0

	N45440
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$53,800,000.00	$28,258,000.00	52.5%
January 8, 2010	52,993,000.00	28,258,000.00	53.3
July 8, 2010	52,186,000.00	28,258,000.00	54.1
January 8, 2011	51,379,000.00	28,258,000.00	55.0
July 8, 2011	50,572,000.00	27,704,698.56	54.8
January 8, 2012	49,765,000.00	27,150,947.11	54.6
July 8, 2012	48,958,000.00	26,597,195.67	54.3
January 8, 2013	48,151,000.00	26,043,444.22	54.1
July 8, 2013	47,344,000.00	25,489,692.78	53.8
January 8, 2014	46,537,000.00	24,935,941.33	53.6
July 8, 2014	45,730,000.00	24,382,189.89	53.3
January 8, 2015	44,923,000.00	23,828,438.44	53.0
July 8, 2015	44,116,000.00	23,274,687.00	52.8
January 8, 2016	43,309,000.00	22,720,935.56	52.5
July 8, 2016	42,502,000.00	0.00	0.0

	N53441
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$53,800,000.00	$28,258,000.00	52.5%
January 8, 2010	52,993,000.00	28,258,000.00	53.3
July 8, 2010	52,186,000.00	28,258,000.00	54.1
January 8, 2011	51,379,000.00	28,258,000.00	55.0
July 8, 2011	50,572,000.00	27,704,698.56	54.8
January 8, 2012	49,765,000.00	27,150,947.11	54.6
July 8, 2012	48,958,000.00	26,597,195.67	54.3
January 8, 2013	48,151,000.00	26,043,444.22	54.1
July 8, 2013	47,344,000.00	25,489,692.78	53.8
January 8, 2014	46,537,000.00	24,935,941.33	53.6
July 8, 2014	45,730,000.00	24,382,189.89	53.3
January 8, 2015	44,923,000.00	23,828,438.44	53.0
July 8, 2015	44,116,000.00	23,274,687.00	52.8
January 8, 2016	43,309,000.00	22,720,935.56	52.5
July 8, 2016	42,502,000.00	0.00	0.0

	N37434
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$53,810,000.00	$28,258,000.00	52.5%
January 8, 2010	53,002,850.00	28,258,000.00	53.3
July 8, 2010	52,195,700.00	28,258,000.00	54.1
January 8, 2011	51,388,550.00	28,258,000.00	55.0
July 8, 2011	50,581,400.00	27,704,698.56	54.8
January 8, 2012	49,774,250.00	27,150,947.11	54.5
July 8, 2012	48,967,100.00	26,597,195.67	54.3
January 8, 2013	48,159,950.00	26,043,444.22	54.1
July 8, 2013	47,352,800.00	25,489,692.78	53.8
January 8, 2014	46,545,650.00	24,935,941.33	53.6
July 8, 2014	45,738,500.00	24,382,189.89	53.3
January 8, 2015	44,931,350.00	23,828,438.44	53.0
July 8, 2015	44,124,200.00	23,274,687.00	52.7
January 8, 2016	43,317,050.00	22,720,935.56	52.5
July 8, 2016	42,509,900.00	0.00	0.0

	N53442
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$53,810,000.00	$28,258,000.00	52.5%
January 8, 2010	53,002,850.00	28,258,000.00	53.3
July 8, 2010	52,195,700.00	28,258,000.00	54.1
January 8, 2011	51,388,550.00	28,258,000.00	55.0
July 8, 2011	50,581,400.00	27,704,698.56	54.8
January 8, 2012	49,774,250.00	27,150,947.11	54.5
July 8, 2012	48,967,100.00	26,597,195.67	54.3
January 8, 2013	48,159,950.00	26,043,444.22	54.1
July 8, 2013	47,352,800.00	25,489,692.78	53.8
January 8, 2014	46,545,650.00	24,935,941.33	53.6
July 8, 2014	45,738,500.00	24,382,189.89	53.3
January 8, 2015	44,931,350.00	23,828,438.44	53.0
July 8, 2015	44,124,200.00	23,274,687.00	52.7
January 8, 2016	43,317,050.00	22,720,935.56	52.5
July 8, 2016	42,509,900.00	0.00	0.0

D.	Boeing 737-824

	N26232
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$26,970,000.00	$14,834,000.00	55.0%
January 8, 2010	26,392,071.43	14,365,531.91	54.4
July 8, 2010	25,814,142.86	13,897,513.79	53.8
January 8, 2011	25,236,214.29	13,429,442.17	53.2
July 8, 2011	24,658,285.71	12,961,313.26	52.6
January 8, 2012	24,080,357.14	12,493,122.91	51.9
July 8, 2012	23,502,428.57	12,024,866.54	51.2
January 8, 2013	22,924,500.00	11,556,539.11	50.4
July 8, 2013	22,346,571.43	11,088,135.08	49.6
January 8, 2014	21,768,642.86	10,618,271.79	48.8
July 8, 2014	21,190,714.29	10,145,559.19	47.9
January 8, 2015	20,420,142.86	9,570,960.81	46.9
July 8, 2015	19,649,571.43	8,995,310.42	45.8
January 8, 2016	18,879,000.00	8,419,425.15	44.6
July 8, 2016	18,108,428.57	0.00	0.0

	N35236
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$28,200,000.00	$15,510,000.00	55.0%
January 8, 2010	27,595,714.29	15,020,689.65	54.4
July 8, 2010	26,991,428.57	14,531,326.99	53.8
January 8, 2011	26,387,142.86	14,041,908.39	53.2
July 8, 2011	25,782,857.14	13,552,429.89	52.6
January 8, 2012	25,178,571.43	13,062,887.14	51.9
July 8, 2012	24,574,285.71	12,573,275.36	51.2
January 8, 2013	23,970,000.00	12,083,589.29	50.4
July 8, 2013	23,365,714.29	11,593,823.11	49.6
January 8, 2014	22,761,428.57	11,102,531.13	48.8
July 8, 2014	22,157,142.86	10,608,259.88	47.9
January 8, 2015	21,351,428.57	10,007,456.24	46.9
July 8, 2015	20,545,714.29	9,405,552.61	45.8
January 8, 2016	19,740,000.00	8,803,403.39	44.6
July 8, 2016	18,934,285.71	0.00	0.0

	N14240
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$28,200,000.00	$15,510,000.00	55.0%
January 8, 2010	27,608,391.61	15,027,590.08	54.4
July 8, 2010	27,016,783.22	14,544,977.13	53.8
January 8, 2011	26,425,174.83	14,062,147.09	53.2
July 8, 2011	25,833,566.43	13,579,084.58	52.6
January 8, 2012	25,241,958.04	13,095,772.73	51.9
July 8, 2012	24,650,349.65	12,612,192.98	51.2
January 8, 2013	24,058,741.26	12,128,324.91	50.4
July 8, 2013	23,467,132.87	11,644,145.94	49.6
January 8, 2014	22,875,524.48	11,158,184.64	48.8
July 8, 2014	22,283,916.08	10,668,955.58	47.9
January 8, 2015	21,692,307.69	10,167,226.95	46.9
July 8, 2015	20,903,496.50	9,569,340.51	45.8
January 8, 2016	20,114,685.31	8,970,500.95	44.6
July 8, 2016	19,325,874.13	0.00	0.0

E.	Boeing 737-724

	N24729
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$22,226,666.67	$12,225,000.00	55.0%
January 8, 2010	21,750,380.95	11,839,002.20	54.4
July 8, 2010	21,274,095.24	11,453,296.50	53.8
January 8, 2011	20,797,809.52	11,067,546.70	53.2
July 8, 2011	20,321,523.81	10,681,749.70	52.6
January 8, 2012	19,845,238.10	10,295,902.06	51.9
July 8, 2012	19,368,952.38	9,910,000.01	51.2
January 8, 2013	18,892,666.67	9,524,039.41	50.4
July 8, 2013	18,416,380.95	9,138,015.66	49.6
January 8, 2014	17,940,095.24	8,750,789.31	48.8
July 8, 2014	17,463,809.52	8,361,214.76	47.9
January 8, 2015	16,828,761.90	7,887,673.55	46.9
July 8, 2015	16,193,714.29	7,413,265.35	45.8
January 8, 2016	15,558,666.67	6,938,663.57	44.6
July 8, 2016	14,923,619.05	0.00	0.0

	N16732
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$21,660,000.00	$11,913,000.00	55.0%
January 8, 2010	21,195,857.14	11,537,168.01	54.4
July 8, 2010	20,731,714.29	11,161,295.84	53.8
January 8, 2011	20,267,571.43	10,785,380.70	53.2
July 8, 2011	19,803,428.57	10,409,419.55	52.6
January 8, 2012	19,339,285.71	10,033,409.05	51.9
July 8, 2012	18,875,142.86	9,657,345.54	51.2
January 8, 2013	18,411,000.00	9,281,224.96	50.4
July 8, 2013	17,946,857.14	8,905,042.85	49.6
January 8, 2014	17,482,714.29	8,527,688.80	48.8
July 8, 2014	17,018,571.43	8,148,046.42	47.9
January 8, 2015	16,399,714.29	7,686,578.09	46.9
July 8, 2015	15,780,857.14	7,224,264.88	45.8
January 8, 2016	15,162,000.00	6,761,763.03	44.6
July 8, 2016	14,543,142.86	0.00	0.0

	N14735
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$22,146,666.67	$12,181,000.00	55.0%
January 8, 2010	21,672,095.24	11,796,390.31	54.4
July 8, 2010	21,197,523.81	11,412,072.87	53.8
January 8, 2011	20,722,952.38	11,027,711.51	53.2
July 8, 2011	20,248,380.95	10,643,303.09	52.6
January 8, 2012	19,773,809.52	10,258,844.22	51.9
July 8, 2012	19,299,238.10	9,874,331.15	51.2
January 8, 2013	18,824,666.67	9,489,759.72	50.4
July 8, 2013	18,350,095.24	9,105,125.38	49.6
January 8, 2014	17,875,523.81	8,719,292.77	48.8
July 8, 2014	17,400,952.38	8,331,120.41	47.9
January 8, 2015	16,768,190.48	7,859,283.60	46.9
July 8, 2015	16,135,428.57	7,386,582.93	45.8
January 8, 2016	15,502,666.67	6,913,689.38	44.6
July 8, 2016	14,869,904.76	0.00	0.0

	N24736
	Assumed	Outstanding
Date	Aircraft Value	Balance	Loan to Value Ratio

At Issuance	$22,530,000.00	$12,392,000.00	55.0%
January 8, 2010	22,047,214.29	12,000,572.27	54.4
July 8, 2010	21,564,428.57	11,609,602.73	53.8
January 8, 2011	21,081,642.86	11,218,588.51	53.2
July 8, 2011	20,598,857.14	10,827,526.43	52.6
January 8, 2012	20,116,071.43	10,436,413.02	51.9
July 8, 2012	19,633,285.71	10,045,244.46	51.2
January 8, 2013	19,150,500.00	9,654,016.55	50.4
July 8, 2013	18,667,714.29	9,262,724.63	49.6
January 8, 2014	18,184,928.57	8,870,213.70	48.8
July 8, 2014	17,702,142.86	8,475,322.52	47.9
January 8, 2015	17,058,428.57	7,995,318.76	46.9
July 8, 2015	16,414,714.29	7,514,436.18	45.8
January 8, 2016	15,771,000.00	7,033,357.39	44.6
July 8, 2016	15,127,285.71	0.00	0.0

PROSPECTUS

CONTINENTAL AIRLINES, INC.
Pass Through Certificates

This prospectus relates to pass through certificates to be issued by one or more trusts that we will form, as creator of each pass through trust, with a national or state bank or trust company, as trustee. The trustee will hold all property owned by a trust for the benefit of holders of pass through certificates issued by that trust. Each pass through certificate issued by a trust will represent a beneficial interest in all property held by that trust.

We will describe the specific terms of any offering of pass through certificates in a prospectus supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

This prospectus may not be used to consummate sales of pass through certificates unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2009.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include any statements that predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will result,” or words or phrases of similar meaning.

Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may vary materially from anticipated results for a number of reasons, including those stated in our SEC reports incorporated in this prospectus by reference or as stated in a prospectus supplement to this prospectus under the caption “Risk Factors”.

All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3, which registers the securities that we may offer under this prospectus. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and the securities offered.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus or any prospectus supplement.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC and that are not delivered with this prospectus. They contain important information about our company and its financial condition.

Filing	Date Filed
Current Report on Form 8-K	January 6, 2009
Current Report on Form 8-K	February 3, 2009
Annual Report on Form 10-K for the year ended December 31, 2008	February 19, 2009

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Filing	Date Filed
Current Report on Form 8-K	March 3, 2009
Current Report on Form 8-K	April 2, 2009
Quarterly Report on Form 10-Q for the quarter ended March 31, 2009	April 24, 2009
Current Report on Form 8-K	April 24, 2009

Our SEC file number is 1-10323.

We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K) between the date of this prospectus and the termination of the offering of securities under this prospectus. These documents include our periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as our proxy statements.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

Continental Airlines, Inc.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002
Attention: Secretary
(713) 324-5000.

CONTINENTAL AIRLINES, INC.

We are the world’s fifth largest airline as measured by the number of scheduled miles flown by revenue passengers in 2008. Including our wholly-owned subsidiary, Continental Micronesia, Inc. (“CMI”), and regional flights operated on our behalf under capacity purchase agreements with other carriers, we operate more than 2,300 daily departures. As of March 31, 2009, we served 121 domestic and 121 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. We directly served ten Canadian cities, 25 European cities, seven South American cities and six Asian cities from the U.S. mainland as of March 31, 2009. In addition, we provide service to more destinations in Mexico and Central America than any other U.S. airline, serving 39 cities. Through our Guam hub, CMI provides extensive service in the western Pacific, including service to more Japanese cities than any other U.S. carrier.

We are a Delaware corporation, with executive offices located at 1600 Smith Street, Houston, Texas 77002. Our telephone number is (713) 324-5000.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the proceeds from the sale of the securities for general corporate purposes, which may include repayment of indebtedness and the funding of a portion of our pension liabilities, and our working capital requirements.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated.

						Three
						Months
						Ended
	Year Ended December 31,					March 31,
	2004	2005	2006	2007	2008	2009

Ratio of earnings to fixed charges	(a)	(a)	1.25	1.42	(a)	(a)

(a)	For the years ended December 31, 2004, 2005, and 2008, and the three months ended March 31, 2009, “earnings” were insufficient to cover “fixed charges” by $496 million, $109 million, $702 million, and $135 million, respectively.

The ratio of earnings to fixed charges is based on continuing operations. For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income (loss) adjusted for undistributed income of companies in which we have a minority equity interest; and

•	our fixed charges, net of interest capitalized.

“Fixed charges” represent:

•	the interest expense we record on borrowed funds;

•	the amount we amortize for debt discount, premium and issuance expense and interest previously capitalized; and

•	that portion of rentals considered to be representative of the interest expense.

LEGAL OPINIONS

Unless otherwise indicated in the applicable prospectus supplement, our counsel, Hughes Hubbard & Reed LLP, New York, New York, will render an opinion with respect to the validity of the certificates being offered by such prospectus supplement.

EXPERTS

Our consolidated financial statements appearing in our Current Report on Form 8-K filed on April 24, 2009 and the effectiveness of our internal control over financial reporting included in our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which are incorporated by reference herein. Our financial statements are incorporated by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

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